EXHIBIT 4.2

EXECUTION VERSION

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

CONTRIBUTION AGREEMENT

AMONG

MLU B.V.

YANDEX N.V.

STICHTING YANDEX EQUITY INCENTIVE AND

UBER INTERNATIONAL C.V

DATED AS OF

JULY 13, 2017

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

ARTICLE 1 THE PRE-COMPLETION RESTRUCTURING		2
1.1	Pre-Completion Contribution of Assets.	2
1.2	Assumption of Assigned Contracts and Liabilities of the United Business	3
1.3	Maple Leaf Pre-Completion Restructuring	4
1.4	Intercompany Accounts	4
1.5	JV Newco Operation	4
1.6	JV Newco Organizational Documents	5
ARTICLE 2 THE CONTRIBUTIONS		5
2.1	United Contributions.	5
2.2	Maple Leaf Contributions.	5
2.3	Further Assurances	6
2.4	Nonassignability of Assets	6
2.5	United GMV and United EBITDA Adjustments.	7
2.6	Determination of Maple Leaf GMV and Maple Leaf EBITDA Adjustments.	9
2.7	Determination of Final Ownership Percentages	10
2.8	United Working Capital Adjustment.	10
2.9	Maple Leaf Working Capital Adjustment.	13
ARTICLE 3 COMPLETION		15
3.1	Completion	15
3.2	Appointment of Nominee Directors	15
3.3	Completion deliveries of JV Newco to Maple Leaf	15
3.4	Completion deliveries of JV Newco and the MLU Foundation to United	16
3.5	Completion deliveries of United to Maple Leaf	17
3.6	Completion deliveries of Maple Leaf to United	17
3.7	Completion deliveries of the Parties to the Notary	18
3.8	Miscellaneous.	19

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Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

ARTICLE 4 WARRANTIES OF UNITED CONCERNING THE UNITED GROUP COMPANIES AND THE ACQUIRED TERRITORY ASSETS		20
4.1	Organization and Authority.	20
4.2	Capital Structure.	22
4.3	Corporate Structure	23
4.4	Taxes.	23
4.5	Compliance with Laws	26
4.6	Financial Statements; Liabilities.	28
4.7	Solvency.	29
4.8	Material Contracts.	31
4.9	Absence of Certain Changes	32
4.10	Real Property.	32
4.11	Tangible Assets	33
4.12	Related Party Transactions	33
4.13	Insurance Matters	33
4.14	Labor and Employee Matters.	34
4.15	Litigation	36
4.16	Intellectual Property.	37
4.17	No Brokers	38
4.18	No Additional Warranties.	39
4.19	Waiver.	39
4.20	Separate and Independent Warranties	39
ARTICLE 5 WARRANTIES OF MAPLE LEAF CONCERNING JV NEWCO		39
5.1	Organization	40
5.2	Power, Authorization and Validity.	40
5.3	No Prior Operations	40
5.4	No Dissolution or Liquidation	40
5.5	Authorized Share Capital; Valid Issuance.	40
5.6	No Prohibited Persons	41

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Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

ARTICLE 6 WARRANTIES OF MAPLE LEAF		41
6.1	Organization and Authority.	41
6.2	Capital Structure.	44
6.3	Corporate Structure	45
6.4	Taxes.	45
6.5	Compliance with Laws	48
6.6	Financial Statements; Liabilities.	50
6.7	Solvency.	51
6.8	Material Contracts.	53
6.9	Absence of Certain Changes	54
6.10	Real Property.	54
6.11	Assets; Sufficiency	55
6.12	Related Party Transactions	55
6.13	Insurance Matters	56
6.14	Labor and Employee Matters.	56
6.15	Litigation	59
6.16	Intellectual Property.	59
6.17	No Brokers	62
6.18	No Additional Warranties	63
6.19	Waiver	63
6.20	Separate and Independent Warranties	63
ARTICLE 7 CERTAIN COVENANTS OF THE PARTIES		64
7.1	Pre-Completion Restructuring	64
7.2	Access	64
7.3	Conduct of the Maple Leaf Business Pending the Completion Date.	65
7.4	Conduct of the United Business Pending the Completion Date.	68
7.5	Notices and Supplemental Disclosure Letters.	71
7.6	No Solicitation.	72
7.7	Public Announcement	73
7.8	Confidentiality	74

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Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

7.9	Regulatory Approvals and Related Matters.	74
7.10	Other Conditions	76
7.11	AV Technology	76
7.12	[RESERVED	76
7.13	2018 Budget	76
7.14	Post-Completion Restructuring	76
7.15	Termination of Related Party Transactions.	76
7.16	Continuing Employee Matters.	77
7.17	Foundation; Incentive Plan Matters.	82
7.18	Kazakhstan.	83
7.19	Belarus.	84
7.20	Mutual Covenant Not to Sue.	85
7.21	EATS Assets.	85
7.22	Other Maple Leaf Undertakings	85
7.23	Maple Leaf Maps and LBS Integration	86
7.24	Maple Leaf Group Companies Agreement	86
ARTICLE 8 TAX MATTERS		86
8.1	Taxes.	86
8.2	Withholding Rights	87
8.3	Tax Consequences	87
ARTICLE 9		88
9.1	Conditions to Each Party’s Obligation to Effect the Transaction	88
9.2	Additional Conditions to Obligations of United	89
9.3	Additional Conditions to Obligations of Maple Leaf	90
ARTICLE 10 TERMINATION		91
10.1	Termination	91
10.2	Effect of Termination	92
10.3	Expenses	93
10.4	Termination Fee.	93

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Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

ARTICLE 11 INDEMNIFICATION		95
11.1	United Indemnification	95
11.2	Maple Leaf Indemnification	96
11.3	Unlawful Conduct	96
11.4	No Liability Without Completion	96
ARTICLE 12 MISCELLANEOUS		97
12.1	Certain Definitions	97
12.2	Governing Law	124
12.3	Assignment; Binding Upon Successors and Assigns	124
12.4	Severability	124
12.5	Counterparts	124
12.6	Other Remedies	124
12.7	Amendments and Waivers	124
12.8	Specific Performance	125
12.9	Notices	125
12.10	Interpretation; Rules of Construction	127
12.11	Third Party Beneficiary Rights	127
12.12	Dispute Resolution	130
12.13	Process Agent.	130
12.14	Disclosure Letters	131
12.15	Survival of Warranties.	131
12.16	Entire Agreement	131
12.17	No set off, deduction or counterclaim	132
12.18	Effect of Completion	132
12.19	No fetter.	132
12.20	No partnership	132
12.21	Tax	132
12.22	Language	132
12.23	Legal advice	132
12.24	Notary	132

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Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

LIST OF EXHIBITS

Exhibit 1.1(c) Acquired Territory Assets

Exhibit 1.1(d) Excluded Assets

Exhibit 1.2 United Assigned Territory Contracts

Exhibit 1.6 JV Newco Articles

Exhibit 3.3(a) Shareholders Agreement

Exhibit 3.3(b) Transitional Services Agreement

Exhibit 3.3(c) Global Roaming Agreement

Exhibit 3.3(e) Software License Amendment Agreement

Exhibit 3.3(f) Trademark License Amendment Agreement

Exhibit 3.3(g) Share Exchange Agreement

Exhibit 3.3(h) D&O Indemnification Agreement

Exhibit 3.3(i) Deed of Covenant

Exhibit 3.5(a) United Trademark Licensing Agreement

Exhibit 3.6(h) Completion JV Newco Articles

Exhibit 4.1(d)(i) Required Regulatory Approvals

Exhibit 9.1(a) Completion Regulatory Approvals

Exhibit 11.1 United Limitations on Liability

Exhibit 11.1(e) United Specified Indemnities

Exhibit 11.2 Maple Leaf Limitations on Liability

Exhibit 12.1(a)(i) Notarial Deed

Exhibit 12.1(a)(ii) Notarial Deed of Transfer

Exhibit 12.1(a)(iii) Notary Letter

Exhibit 12.1(a)(iii) United Territory Companies

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Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of July 13, 2017 (the “Agreement Date”) by and among MLU B.V. a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) formed under the laws of the Netherlands, having its corporate seat at Amsterdam, its registered office at Schiphol Boulevard 165, 1118 BG Schiphol, the Netherlands and registered with the trade register of the Chamber of Commerce under number 69160899 (“JV Newco”); Yandex N.V., a public limited liability company (naamloze vennootschap) formed under the laws of the Netherlands, having its corporate seat at Amsterdam, its registered office at Schiphol Boulevard 165, 1118 BG Schiphol, the Netherlands and registered with the trade register of the Chamber of Commerce under number 27265167 (“Maple Leaf”); Stichting Yandex Equity Incentive, a foundation (stichting) formed under the laws of the Netherlands, having its corporate seat at Amsterdam, its registered office at Schiphol Boulevard 165, 1118 BG Schiphol, the Netherlands and registered with the trade register of the Chamber of Commerce under number 57035504 (or any successor thereto, the “Foundation”, and together with Maple Leaf, the “Maple Leaf Shareholders”); and Uber International C.V., a Dutch law-governed limited partnership (commanditaire vennootschap) with registered address at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda, registered with the Chamber of Commerce in the Netherlands under number 58046143 (“United”).  JV Newco, Maple Leaf, the Foundation and United are collectively referred to herein as the “Parties.”  Any capitalized term not otherwise defined herein shall have the meaning ascribed to such term in Section 12.1 hereof.

RECITALS

WHEREAS, prior to Completion, United will form a new private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) formed under the laws of the Netherlands (“United Holdco”) and, as of immediately prior to Completion, United will own all of the issued and outstanding share capital of United Holdco;

WHEREAS, following the United Pre-Completion Restructuring and immediately prior to Completion, United Holdco will own, directly or indirectly, all of the issued and outstanding share capital of each United Territory Company;

WHEREAS, following the United Pre-Completion Restructuring and immediately prior to Completion, United Holdco will own, either directly or indirectly through its ownership of the United Territory Companies, the Acquired Territory Assets  (excluding the EATS Assets);

WHEREAS, United desires to contribute the issued and outstanding share capital of United Holdco and the United Cash Contribution to JV Newco in exchange for the United Contribution Shares upon the terms and conditions set forth in this Agreement;

WHEREAS, the Maple Leaf Shareholders own as of the Agreement Date, and will own, immediately prior to Completion, all of the issued and outstanding share capital of Yandex.Taxi Holding B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) formed under the laws of the Netherlands, having its registered seat in Amsterdam (the Netherlands) and its business office at Schiphol Boulevard 165, 1118 BG

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Schiphol (the Netherlands), registered with the trade register of the Chamber of Commerce under number 67977464 (“Maple Leaf.Taxi Holdco”);

WHEREAS, the Maple Leaf Shareholders desire to contribute the issued and outstanding share capital of Maple Leaf.Taxi Holdco, and Maple Leaf desires to contribute the Maple Leaf Cash Contribution, in each case, to JV Newco in exchange for the Maple Leaf Contribution Shares and the Foundation Contribution Shares upon the terms and conditions set forth in this Agreement;

WHEREAS, the Board of Uber Technologies, Inc., a Delaware corporation (“United Parent”) and ultimate parent of United, has determined that the transactions contemplated by this Agreement (collectively, the “Transaction”) are in the best interests of United and its shareholders, and has approved the Transaction Agreements to which United is or will be a party and the Transaction;

WHEREAS, the Board of each of Maple Leaf and the Foundation has determined that the Transaction is in the best interests of such Party, and has approved the Transaction Agreements to which it is or will be a party and the Transaction;  and

WHEREAS, the Board of JV Newco has unanimously determined that the Transaction is in its best interests, and has approved the Transaction Agreements to which it is or will be a party and the Transaction.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the Parties hereby agree as follows:

ARTICLE 1

THE PRE-COMPLETION RESTRUCTURING

1.1       Pre-Completion Contribution of Assets.

(a)        Prior to Completion, United shall:

(i)        form (or procure the formation of) United Holdco; and

(ii)       procure that, to the maximum extent permitted under Applicable Law, United Holdco is operated as a shell entity with no operations, liabilities or obligations other than as expressly contemplated by the Transaction Agreements.

(b)        Prior to Completion, (i) United shall transfer and deliver (or cause to be transferred and delivered) to United Holdco or any of its Subsidiaries all right, title and interest in and to the issued and outstanding share capital of each of the United Territory Companies, and (ii) United shall transfer and deliver (or cause to be transferred and delivered) to United Holdco or to one or more of the United Territory Companies, as applicable, all right, title and interest of United and its Affiliates (other than the United Group Companies) in and to the Acquired Territory Assets  (excluding the EATS Assets),

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

in each case of clauses (i) and (ii), free and clear of all Encumbrances other than Permitted Encumbrances (collectively, the “United Pre-Completion Restructuring”).

(c)        The “Acquired Territory Assets” shall consist of United’s and its Subsidiaries’ (other than the United Group Companies) right, title and interest in and to all of the tangible assets and contractual rights Related to the Business (excluding any Intellectual Property but including the United Data), including such assets and contractual rights listed on Exhibit 1.1(c); provided, that for the avoidance of doubt:

(i)        if the Kazakhstan Regulatory Approval is not obtained on or before the Kazakhstan Approval Date, the Acquired Territory Assets shall not include any such assets or contractual rights that are used exclusively in connection with the United Business in Kazakhstan until such time as the Kazakhstan Regulatory Approval has been obtained and the Kazakhstan Transfer is completed in accordance with Section 7.18 of this Agreement; and

(ii)       if the Belarus Regulatory Approval is not obtained on or before the Belarus Approval Date, the Acquired Territory Assets shall not include any such assets or contractual rights that are used exclusively in connection with the United Business in Belarus until such time as the Belarus Regulatory Approval has been obtained and the Belarus Transfer is completed in accordance with Section 7.19 of this Agreement.

(d)        Notwithstanding any other provision of this Agreement, any right, title and interest in and to any of the (i) tangible assets and contractual rights of any nature that are listed on Exhibit 1.1(d), and (ii) all Intellectual Property and intangible rights (other than, for the avoidance of doubt, United Rider Data and United Driver Data), shall, in each case, not be considered an Acquired Territory Asset under the terms of this Agreement and shall remain with United and its Affiliates (other than the United Group Companies) following Completion.

1.2       Assumption of Assigned Contracts and Liabilities of the United Business.  Prior to, or contemporaneously with, Completion, one or more members of the United Group Companies shall (a) assume and agree to pay, discharge and perform, when due and payable and otherwise in accordance with the relevant terms, the Contracts Related to the Business to which United or any of its Affiliates is a party or to which any of their respective properties or assets is bound as of immediately prior to Completion, including those listed on Exhibit 1.2 (collectively, the “United Assigned Territory Contracts”, and all Liabilities under such United Assigned Territory Contracts, the “United Assumed Contract Liabilities”), and (b) assume and agree to pay, discharge and perform, when due and payable all other Liabilities of United and/or its Affiliates (other than the United Group Companies) Related to the United Business (other than Pre-Completion Taxes of United and/or Affiliates (other than the United Group Companies)); provided, to the extent that all obligations under any United Assigned Territory Contact cannot be fully transferred to a member of the United Group Companies except with the consent of, or pursuant to a novation agreement with, the counterparty to such United Assigned Territory Contact, (i) United shall use commercially reasonable efforts to obtain such consent or procure

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

such novation prior to Completion (provided that none of United or any of its Affiliates shall be required to pay any consideration to obtain any such consent or obtain any such novation agreement), (ii) during the Pre-Completion Period, Maple Leaf and United shall discuss in good faith and mutually determine whether any of such United Assigned Territory Contracts should be terminated or re-entered into by the relevant United Group Company directly (and, for the avoidance of doubt, to the extent that Maple Leaf and United agree that any United Assigned Territory Contract should be terminated or re-entered by the relevant United Group Company directly, United shall be deemed to have discharged its obligations pursuant to this Section 1.2 in respect of such United Assigned Territory Contract), and (iii) following Completion, with respect to any of such United Assigned Territory Contracts that Maple Leaf and United agree should not be terminated prior to Completion, JV Newco shall (A) procure that all obligations under such United Assigned Territory Contact are duly and properly performed, assumed, paid and discharged in accordance with their terms and (B) indemnify United and its Affiliates (other than the United Group Companies) against all Actions and Costs incurred or suffered by United or any of its Affiliates (other than the United Group Companies) as result of any failure on the part of JV Newco or its Affiliates to fully perform, satisfy and discharge such obligations on or after the Completion Date.

1.3       Maple Leaf Pre-Completion Restructuring.  Prior to Completion, Maple Leaf shall transfer and deliver (or cause to be transferred and delivered) to Maple Leaf Taxi.Holdco or any of its Subsidiaries any and all right, title and interest in and to any issued and outstanding share capital not already held by Maple Leaf Taxi.Holdco or any of its Subsidiaries of each of Maple Leaf.Taxi Technology LLC and Maple Leaf.Taxi Kazakhstan LLP (the “Maple Leaf Pre-Completion Restructuring”).

1.4       Intercompany Accounts.  Prior to Completion, (a) Maple Leaf shall cause all intercompany payables and receivables between Maple Leaf and/or its Affiliates (other than the Maple Leaf Group Companies), on the one hand, and any member of the Maple Leaf Group Companies, on the other, to be cancelled or otherwise terminated effective as of Completion or earlier and (b) United shall cause all intercompany payables and receivables between United and/or its Affiliates (other than the United Group Companies), on the one hand, and any member of the United Group Companies, on the other, to be cancelled or otherwise terminated effective as of Completion or earlier.

1.5       JV Newco Operation.  Prior to Completion, Maple Leaf shall procure that, to the maximum extent permitted under Applicable Law, JV Newco is operated as a shell entity with no material operations, liabilities or obligations other than as expressly contemplated by the Transaction Agreements. Maple Leaf shall (a) provide, upon the reasonable request of United, all information in relation to the pre-Completion operations, liabilities or obligations of JV Newco to United, and (b) inform United if material operations, liabilities or obligations other than as expressly contemplated by the Transaction Agreements are undertaken or entered into by JV Newco.  At and from Completion, except as may otherwise be approved by United pursuant to the Shareholders Agreement, JV Newco shall be classified as a corporation for U.S. federal (and applicable state) income tax purposes.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

1.6       JV Newco Organizational Documents.  Prior to Completion, Maple Leaf shall not make any amendments to the articles of association of JV Newco as appended as Exhibit 1.6to this Agreement.

ARTICLE 2

THE CONTRIBUTIONS

2.1       United Contributions.

(a)        At Completion, upon the terms and subject to the conditions contained herein, United (or its relevant direct or indirect wholly owned Subsidiary) will convey, transfer, assign, deliver and contribute to JV Newco, and JV Newco will acquire from United (or its relevant direct or indirect wholly owned Subsidiary), (i) all of the issued and outstanding share capital of United Holdco, and (ii) the United Cash Contribution (collectively, the “United Contributions”), in exchange for the United Contribution Shares.

(b)        At Completion, upon the terms and subject to the conditions contained herein, in consideration for the United Contributions, JV Newco will issue to United (or its direct or indirect wholly owned Subsidiary, as relevant), the United Contribution Shares, free and clear of Encumbrances.

2.2       Maple Leaf Contributions.

(a)        At Completion, upon the terms and subject to the conditions contained herein, (i) the Maple Leaf Shareholders will convey, transfer, assign, deliver and contribute to JV Newco, and JV Newco will acquire from the Maple Leaf Shareholders, all of the issued and outstanding share capital of Maple Leaf.Taxi Holdco and (ii) Maple Leaf will convey, transfer, assign, deliver and contribute to JV Newco, and JV Newco will acquire from Maple Leaf, the Maple Leaf Cash Contribution  (collectively, as applicable, the “Maple Leaf Contributions”), in each case in exchange for the Maple Leaf Contribution Shares and the Foundation Contribution Shares as set forth in Section 2.2(b) below.

(b)        At Completion, upon the terms and subject to the conditions contained herein, in consideration for the Maple Leaf Contributions, JV Newco will issue (i) the Maple Leaf Contribution Shares to Maple Leaf and (ii) the Foundation Contribution Shares to the Foundation, the number, methodology, calculation and allocation of the Foundation Contribution Shares to be set out in Schedule 2.2(b), which shall be delivered by Maple Leaf to United in accordance with Section 7.17(d).

2.3       Further Assurances.  In case at any time after the Completion Date, any further action by a Party is reasonably necessary to carry out the purposes of the Transaction Agreements, such Party shall, at its own expense, execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry into effect the intents and purposes of the Transaction Agreements (including vesting, perfecting, confirming or

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

continuing full right, title and interest in all of the rights, title, and interest in any tangible properties or assets (or, solely with respect to Maple Leaf and its Affiliates, any intangible assets) then held by such Party, the conveyance, transfer or assignment of which was or is required by the covenants or other agreements of such Party contained in the Transaction Agreements).  From and after the Completion Date, each of Maple Leaf, on the one hand, and United, on the other, shall cause its respective Affiliates to convey, transfer, and assign to JV Newco, or, if JV Newco so directs, to its Subsidiary, free and clear of all Encumbrances, other than Permitted Encumbrances, all rights, title and interest in any tangible rights, properties or assets then held by such Party or any such Affiliates, the conveyance, transfer or assignment of which would have been necessary for the warranties of such Party to be true and correct as of the Completion Date, or the conveyance, transfer or assignment of which was or is required by the covenants or other agreements of such Party contained in the Transaction Agreements.

2.4       Nonassignability of Assets.  Notwithstanding anything to the contrary contained in the Transaction Agreements, to the extent that the sale, assignment, sublease, transfer, conveyance or delivery or attempted sale, sublease, assignment, transfer, conveyance or delivery to the United Group Companies or JV Newco, of any asset that would be included as part of the United Contributions or as part of the transfers described in Section 7.21, or any claim or right or any benefit arising thereunder or resulting therefrom, is prohibited by any Applicable Law or would require any Governmental Authorizations or third party authorizations, approvals, consents or waivers, and such authorizations, approvals, consents or waivers shall not have been obtained prior to Completion, the Completion shall proceed without the sale, assignment, sublease, transfer, conveyance or delivery of such asset unless such failure causes a failure of any of the conditions to Completion set forth in Article 9, in which event the Completion shall proceed only if the failed condition is waived by the Party or Parties entitled to the benefit thereof.  In the event that the Completion proceeds without the transfer, sublease or assignment of any such asset, then during the period not to ** following Completion, United shall use reasonable endeavors, with the cooperation of JV Newco, to promptly obtain such authorizations, approvals, consents or waivers; provided, however, that none of United or any of its Affiliates shall be required to pay any consideration to obtain any contractual consent or waiver, other than any such fees, expenses or other consideration required to be paid pursuant to the express provisions of the Contract requiring such consent, which consideration, fees or expenses shall be paid by United, nor shall United or any of its Affiliates be required to pay any amounts in respect of any Governmental Authorization.  Pending such authorization, approval, consent or waiver, each of United and JV Newco shall use reasonable endeavors to cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to JV Newco the benefits of use of such asset.  Once authorization, approval, consent or waiver for the sale, assignment, sublease, transfer, conveyance or delivery of any such asset not sold, assigned, subleased, transferred, conveyed or delivered at Completion is obtained, United shall or shall cause its relevant Affiliates to assign, transfer, convey and deliver such asset to JV Newco at no additional cost.  To the extent that any such asset cannot be transferred or the full benefits of use of any such asset cannot be provided to JV Newco following Completion, then United (or any Affiliate thereof holding such asset) and JV Newco (or Subsidiary thereof to which such asset is to be transferred) shall enter into such lawful arrangements (including subleasing, sublicensing or subcontracting) as will provide to JV Newco or, if JV Newco so

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

directs, to its Subsidiary, the economic and operational equivalent, to the extent permitted and reasonably practicable, of obtaining such authorization, approval, consent or waiver and the performance by JV Newco or its Subsidiary of the obligations thereunder. United and its Affiliates shall hold in trust for and pay to JV Newco promptly upon receipt thereof, all income, proceeds and other monies received by United or any of its Affiliates (net of any Taxes and any other costs imposed upon United or any of its Affiliates) that would have been received by JV Newco or its Subsidiary in the absence of the arrangements under this Section 2.4.

2.5       United GMV and United EBITDA Adjustments.

(a)        As soon as practicable, but in any event within ** following the Agreement Date, United shall provide Maple Leaf and its Representatives pro forma quarterly income statements (which shall include a reconciliation of EBITDA to net income) and balance sheets of the United Business in the Territories for each quarter (and as of each quarter end) in the period from April 1, 2016 through and including March 31, 2017 (the “United Pro Forma Statements”); provided, that United may, in its sole discretion, update the United Pro Forma Statements prior to the completion of the GMV/EBITDA Review Period if United elects to revise any line item(s) on the United Pro Forma Statements to be consistent with the accounting methods, practices, principles and methodologies applied by Maple Leaf in the preparation of its financial statements for the periods covered by the United Pro Forma Statements; provided, further, that at all times the line items used to calculate the United Pro Forma Statements shall be prepared, to the extent applicable, in accordance with U.S. GAAP.

(b)        As soon as practicable, but in any event within ** from the Agreement Date (the “GMV/EBITDA Review Period”), Maple Leaf shall have the right, but not the obligation, to prepare and deliver to United a written schedule (the “United GMV/EBITDA Statement”) setting forth in reasonable detail its calculation of (i) **, (ii) **, (iii) ** and/or (iv) **.  The line items used to calculate the United GMV/EBITDA Statement shall be prepared (A) to the extent applicable, in accordance with U.S. GAAP and (B) shall be consistent with the accounting methods, practices, principles and methodologies applied by United in the preparation of its financial statements for the periods covered by the United Pro Forma Statements, unless Maple Leaf (or its Representatives) can demonstrate, with reasonable detail, that any line items used to calculate the United Pro Forma Statements have been calculated by United using an unreasonable allocation methodology; provided that such United GMV/EBITDA Statement shall:

(i)        **; and

(ii)       not take into account anything contained in the United Disclosure Letter.

(c)        Prior to Completion, United and its Representatives shall cooperate in good faith with and provide to Maple Leaf and its Representatives access (on reasonable notice) to the work papers and books and records relating to the calculation of

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

(A) **, (B) **, (C) ** and (D) **, in each case, in the GMV/EBITDA Spreadsheet, for the purpose of assisting Maple Leaf and its Representatives in their preparation of the United GMV/EBITDA Statement.  Following the delivery of the United GMV/EBITDA Statement, if any, Maple Leaf shall provide United and its Representatives reasonable access to the work papers and books and records relating to the preparation of the United GMV/EBITDA Statement for the purpose of assisting United and its Representatives in their review of the United GMV/EBITDA Statement and the calculations contained therein.

(d)        If Maple Leaf does not timely dispute or provide any of the (i) **, (ii) **, (iii) ** or (iv) ** in the United GMV/EBITDA Statement in accordance with Section 2.5(b), then such amounts in the GMV/EBITDA Spreadsheet shall be final and binding.

(e)        If United disagrees with any of the calculations in the United GMV/EBITDA Statement, United shall notify Maple Leaf of such disagreement in writing (the “United Dispute Notice”) within ** after delivery of the United GMV/EBITDA Statement.  The United Dispute Notice will set forth in reasonable detail (i) any item on the United GMV/EBITDA Statement which United disputes and (ii) United’s alternative calculation of such disputed item.  Any item or amount that United does not dispute in the United Dispute Notice within such ** period shall be final, binding and conclusive for all purposes hereunder.  In the event any such United Dispute Notice is timely provided, United and Maple Leaf shall use commercially reasonable efforts for a period of ** (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations included in the United GMV/EBITDA Statement that were disputed in the United Dispute Notice. If, at the end of such period, United and Maple Leaf remain unable to resolve the dispute in its entirety, then the unresolved items and amounts thereof in dispute shall be submitted to an internationally recognized independent accounting firm or expert arbitrator that is reasonably acceptable to United and Maple Leaf, which shall not be the independent accountants of United or Maple Leaf (the “Dispute Auditor”).  The Dispute Auditor shall determine, based solely on the provisions of this Section 2.5 and the written submissions by United and Maple Leaf, and not by independent review, only those items and amounts that remain then in dispute as set forth in the United Dispute Notice.  United and Maple Leaf shall, and shall cause their respective Affiliates and Representatives to, cooperate in good faith with the Dispute Auditor, and shall give the Dispute Auditor access to all data and other information it reasonably requests for purposes of such resolution.  The Dispute Auditor’s determination of the (A) **, (B) **, (C) ** and (D) **, as applicable, shall be made within ** after the dispute is submitted for its determination and shall be set forth in a written statement delivered to United and Maple Leaf.  The Dispute Auditor shall have exclusive jurisdiction over, and resorting to the Dispute Auditor as provided in this Section 2.5(e) shall be the only recourse and remedy of the Parties against one another with respect to, those items and amounts that remain in dispute under this Section 2.5(e), and neither United nor Maple Leaf shall be entitled to seek indemnification or recovery of any attorneys’ fees or other professional fees incurred by such party or its Affiliates in connection with any dispute governed by this Section 2.5. The Dispute Auditor shall not

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

be permitted to propose its own calculations to resolve any disputed item, instead, the Dispute Auditor must select between the calculation of such item as proposed by Maple Leaf and United (i.e., baseball arbitration) and shall allocate its fees and expenses between United and Maple Leaf in the same proportion to which it selects the positions of the respective Parties. For example, if United challenges the calculation of the (i) **, (ii) **, (iii) ** or (iv) **, and the Dispute Auditor selects United’s calculation for one of the four disputed items and selects Maple Leaf’s calculation for three of the four disputed items, United will bear ** of the fees and expenses of the Dispute Auditor and Maple Leaf will bear the other ** of such fees and expenses.  Any determinations made by the Dispute Auditor pursuant to this Section 2.5(e) shall be final, non-appealable and binding on the parties hereto, absent manifest error or fraud.

2.6       Determination of Maple Leaf GMV and Maple Leaf EBITDA Adjustments.

(a)        As soon as practicable, but in any event within the GMV/EBITDA Review Period, United shall have the right, but not the obligation, to prepare and deliver to Maple Leaf a written schedule (the “Maple Leaf GMV/EBITDA Statement”) setting forth in reasonable detail (i) its calculation of (i) **, (ii) **, (iii) **and/or (iv) **. The line items used to calculate the Maple Leaf GMV/EBITDA Statement shall be prepared (A) to the extent applicable, U.S. GAAP and (B) shall be consistent with the accounting methods, practices, principles and methodologies applied by Maple Leaf in the preparation of the Maple Leaf Group Financial Statements, unless United (or its Representatives) can demonstrate, with reasonable detail, that any line items used to calculate the Maple Leaf Group Financial Statements have been calculated by Maple Leaf using an unreasonable allocation methodology; provided, that such Maple Leaf GMV/EBITDA Statement shall not take into account anything contained in the Maple Leaf Disclosure Letter.

(b)        Maple Leaf may, in its sole discretion, update the Maple Leaf Group Financial Statements prior to the completion of the GMV/EBITDA Review Period if Maple Leaf elects to revise any line item(s) on the Maple Leaf Group Financial Statements to be consistent with the accounting methods, practices, principles and methodologies applied by United in the preparation of its financial statements for the periods covered by the Maple Leaf Group Financial Statements; provided, that at all times the line items used to calculated the Maple Leaf Group Financial Statements shall be prepared, to the extent applicable, in accordance with GAAP.

(c)        Prior to Completion, Maple Leaf and its Representatives shall cooperate in good faith with and provide to United and its Representatives access (on reasonable notice) to the work papers and books and records relating to the calculation of (i) **, (ii) **, (iii) ** and/or (iv) **, in each case, in the GMV/EBITDA Spreadsheet, for the purpose of assisting United and its Representatives in their preparation of the Maple Leaf GMV/EBITDA Statement.  Following the delivery of the Maple Leaf GMV/EBITDA Statement, if any, United shall provide Maple Leaf and its Representatives reasonable access to the work papers and books and records relating to the preparation of the Maple Leaf GMV/EBITDA Statement for the purpose of assisting

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Maple Leaf and its Representatives in their review of the Maple Leaf GMV/EBITDA Statement and the calculations contained therein.

(d)        If United does not timely dispute or provide any of the (i) **, (ii) **, (iii) ** or (iv) ** in the Maple Leaf GMV/EBITDA Statement in accordance with Section 2.6(b), then such amounts in the GMV/EBITDA Spreadsheet shall be final and binding.

(e)        If Maple Leaf disagrees with any of the calculations in the Maple Leaf GMV/EBITDA Statement, Maple Leaf shall notify United of such disagreement in writing (the “Maple Leaf Dispute Notice”) within ** after delivery of the Maple Leaf GMV/EBITDA Statement.  The Maple Leaf Dispute Notice will set forth in reasonable detail (i) any item on the Maple Leaf GMV/EBITDA Statement which Maple Leaf disputes and (ii) Maple Leaf’s alternative calculation of such disputed item, and the provisions of Section 2.5(e) shall apply, mutatis mutandis, to resolving such dispute.

2.7       Determination of Final Ownership Percentages

(a)        Following the procedures set forth in Sections 2.5 and 2.6:

(i)        the final amount of the ** and the **, as determined pursuant to Section 2.5, shall be inputted into CELLS E5 and E4, respectively, in the “Final”  Tab of the GMV/EBITDA Spreadsheet; and the final amount of the ** and the **, as determined pursuant to Section 2.6, shall be inputted into CELLS D5 and D4, respectively, in the “Final” Tab of the GMV/EBITDA Spreadsheet, and

(ii)       the final amount of the ** and the **, as determined pursuant to Section 2.5, and shall be inputted into CELLS E10 and E9, respectively, in the “Final” Tab of the GMV/EBITDA Spreadsheet; and the final amount of the ** and the **, as determined pursuant to Section 2.6, shall be inputted into CELLS D10 and D9, respectively, in  the “Final” Tab of the GMV/EBITDA Spreadsheet; provided that no adjustment shall be made if the absolute value of the difference between (A) the Original EBITDA Delta and (B) the Revised EBITDA Delta is less than or equal to **.

(b)        No other inputs shall be made to the GMV/EBITDA Spreadsheet other than asset of forth in subparagraph (a) above.

(c)        The final United Ownership Percentage and the final Maple Leaf Ownership Percentage shall be the resulting numbers in CELLS E14 and E15, respectively, in the “Final” Tab of the GMV/EBITDA Spreadsheet.

2.8       United Working Capital Adjustment.

(a)        Within ** after the Completion Date, each of United and Maple Leaf shall cause JV Newco to prepare and deliver to the Parties an unaudited

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

consolidated balance sheet of the United Business as of the end of the Completion Date (the “United Completion Date Balance Sheet”) and a statement showing the calculation of the United Working Capital Adjustment, if any, (ii) the United Completion Date Indebtedness, if any, and (iii) the United Completion Date Transaction Expenses, if any (together with the United Completion Date Balance Sheet, the “United Completion Date Statement”).  The United Completion Date Statement shall be prepared in accordance with the methodologies applied in the preparation of the United Financial Statements, and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments arising from or resulting as a consequence of the Transactions. Following the delivery of the United Completion Date Statement, JV Newco shall provide United and its Representatives reasonable access to the work papers and books and records relating to the preparation of the United Completion Date Statement for the purpose of assisting United and its Representatives in their review of the United Completion Date Statement and the calculations of the United Working Capital Adjustment (if any), the United Completion Date Indebtedness (if any) and/or the United Completion Date Transaction Expenses (if any) contained therein.  If United does not dispute any of the calculations of the United Working Capital Adjustment (if any), the United Completion Date Indebtedness (if any) and/or the United Completion Date Transaction Expenses (if any) contained in the United Completion Date Statement, such amounts shall be final and binding.

(b)        If United disagrees with the calculation of any of the United Working Capital Adjustment (if any), the United Completion Date Indebtedness (if any) and/or the United Completion Date Transaction Expenses (if any) contained in the United Completion Date Statement, United shall notify JV Newco of such disagreement in writing within ** after delivery of the United Completion Date Statement, which notice will set forth in reasonable detail (i) any item(s) on the United Completion Date Statement which United disputes and (ii) United’s alternative calculation of such disputed item(s), and the provisions of Section 2.5(e) shall apply, mutatis mutandis, to resolving such dispute.

(c)        “United Post-Completion Adjustment Amount” means an amount, which may positive or negative, equal to the United Working Capital Adjustment (if any),  minus the United Completion Date Indebtedness (if any) and minus the United Completion Date Transaction Expenses (if any), in each case, as finally determined in accordance with this Section 2.8.

(d)        If, and only if, upon final determination in accordance with the terms of this Section 2.8:

(i)        the United Post-Completion Adjustment Amount is a negative number, then, within ** of such final determination, United shall pay or cause to be paid to JV Newco or one of its designees, by wire transfer of immediately available funds, an amount in cash equal to the United Post-Completion Adjustment Amount;  or

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

(ii)       the United Post-Completion Adjustment Amount is a positive number, then within ** of such final determination, JV Newco shall pay to United (or its direct or indirect wholly owned Subsidiary, as relevant), by wire transfer of immediately available funds, an amount in cash equal to the United Post-Completion Adjustment Amount.

(e)        United A/R Adjustment

(i)        On or before the date that is **following the Completion Date, JV Newco shall deliver a written statement (the “United A/R Statement”) to Maple Leaf and United setting forth the aggregate amount of the United Completion Date A/R actually collected by JV Newco or any of its Subsidiaries as of the end of business on the date that is ** following the Completion Date (the “United Collected A/R”), including a calculation of the amount, if any, by which United Completion Date A/R exceeds United Collected A/R (such amount, if any, the “United A/R Shortfall”). Following the delivery of the United A/R Statement, JV Newco shall provide United and its Representatives reasonable access to the work papers and books and records relating to the preparation of the United A/R Statement for the purpose of assisting United and its Representatives in their review of the United A/R Statement and the calculation of the United A/R Shortfall (if any) contained therein.  If United does not timely dispute the calculation of the United A/R Shortfall contained in the United A/R Statement, such amount shall be final and binding.

(ii)       If United disagrees with the calculation of the United A/R Shortfall (if any) contained in the United A/R Statement, United shall notify JV Newco of such disagreement in writing within ** after receipt by United of the United A/R Statement, which notice will set forth in reasonable detail United’s alternative calculation of the United Shortfall Amount and the provisions of Section 2.5(e) shall apply, mutatis mutandis, to resolving such dispute.

(iii)      Within ** of the final determination of the United A/R Shortfall (if any) in accordance with this Section 2.8(e),  United shall pay to JV Newco or one of its designees, by wire transfer of immediately available funds, an amount in cash equal to the United A/R Shortfall; provided, that within ** after the end of each calendar quarter following the ** of the Agreement Date, for so long as any of the United Completion Date A/R remains outstanding, JV Newco shall pay to United, by wire transfer of immediately available funds, the aggregate amount of United Completion Date A/R actually collected by JV Newco or any of its Subsidiaries during such prior calendar quarter.

(f)        Subject to Section 12.8 and notwithstanding any other provision of this Agreement to the contrary, Maple Leaf acknowledges and agrees on behalf of itself and its Affiliates that JV Newco’s receipt of any United Post-Completion Adjustment Amount pursuant to this Section 2.8 shall, except in the case of fraud, willful misconduct

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

or willful concealment, constitute the sole and exclusive remedy under this Agreement with respect to the matters contemplated by this Section 2.8.

2.9       Maple Leaf Working Capital Adjustment.

(a)        Within ** after the Completion Date, each of United and Maple Leaf shall cause JV Newco to prepare and deliver to the Parties an unaudited consolidated balance sheet of the Maple Leaf Business as of the end of the Completion Date (the “Maple Leaf Completion Date Balance Sheet”) and a statement showing the calculation of the Maple Leaf Working Capital Adjustment, if any, (ii) the Maple Leaf Completion Date Indebtedness, if any, and (iii) the Maple Leaf Completion Date Transaction Expenses, if any (together with the Maple Leaf Completion Date Balance Sheet, the “Maple Leaf Completion Date Statement”).  The Maple Leaf Completion Date Statement shall be prepared in accordance with the methodologies applied in the preparation of the Maple Leaf Group Financial Statements, and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments arising from or resulting as a consequence of the Transactions. Following the delivery of the Maple Leaf Completion Date Statement, JV Newco shall provide Maple Leaf and its Representatives reasonable access to the work papers and books and records relating to the preparation of the Maple Leaf Completion Date Statement for the purpose of assisting Maple Leaf and its Representatives in their review of the Maple Leaf Completion Date Statement and the calculations of the Maple Leaf Working Capital Adjustment (if any), the Maple Leaf Completion Date Transaction Expenses (if any) and/or the Maple Leaf Completion Date Transaction Expenses (if any) contained therein.  If Maple Leaf does not dispute any of the calculations of the Maple Leaf Working Capital Adjustment (if any), the Maple Leaf Completion Date Transaction Expenses (if any) and/or the Maple Leaf Completion Date Transaction Expenses (if any) contained in the Maple Leaf Completion Date Statement, such amounts shall be final and binding.

(b)        If Maple Leaf disagrees with the calculation of any of the Maple Leaf Working Capital Adjustment (if any), the Maple Leaf Completion Date Indebtedness (if any) and/or the Maple Leaf Completion Date Transaction Expenses (if any) contained in the Maple Leaf Completion Date Statement, Maple Leaf shall notify JV Newco of such disagreement in writing within ** after delivery of the Maple Leaf Completion Date Statement, which notice will set forth in reasonable detail (i) any item(s) on the Maple Leaf Completion Date Statement which Maple Leaf disputes and (ii) Maple Leaf’s alternative calculation of such disputed item(s), and the provisions of Section 2.5(e) shall apply, mutatis mutandis, to resolving such dispute.

(c)        “Maple Leaf Post-Completion Adjustment Amount” means an amount, which may positive or negative, equal to the Maple Leaf Working Capital Adjustment (if any), minus the Maple Leaf Completion Date Indebtedness (if any) and minus the Maple Leaf Completion Date Transaction Expenses (if any), in each case, as finally determined in accordance with this Section 2.9.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

(d)        If, and only if, upon final determination in accordance with the terms of this Section 2.9:

(i)        the Maple Leaf Post-Completion Adjustment Amount is a negative number, then, within ** of such final determination, Maple Leaf shall pay to JV Newco or one of its designees, by wire transfer of immediately available funds, an amount in cash equal to the Maple Leaf Post-Completion Adjustment Amount;  or

(ii)       the Maple Leaf Post-Completion Adjustment Amount is a positive number, then within ** of such final determination, JV Newco shall pay to Maple Leaf, by wire transfer of immediately available funds, an amount in cash equal to the Maple Leaf Post-Completion Adjustment Amount.

(e)        Maple Leaf A/R Adjustment

(i)        On or before the date that is ** following the Completion Date, JV Newco shall deliver a written statement (the “Maple Leaf A/R Statement”) to United and Maple Leaf setting forth the aggregate amount of the Maple Leaf Completion Date A/R actually collected by JV Newco or any of its Subsidiaries as of the end of business on the date that is ** following the Completion Date (the “Maple Leaf Collected A/R”), including a calculation of the amount, if any, by which Maple Leaf Completion Date A/R exceeds Maple Leaf Collected A/R (such amount, if any, the “Maple Leaf A/R Shortfall”). Following the delivery of the Maple Leaf A/R Statement, JV Newco shall provide Maple Leaf and its Representatives reasonable access to the work papers and books and records relating to the preparation of the Maple Leaf A/R Statement for the purpose of assisting Maple Leaf and its Representatives in their review of the Maple Leaf A/R Statement and the calculation of the Maple Leaf A/R Shortfall (if any) contained therein.  If Maple Leaf does not timely dispute the calculation of the Maple Leaf A/R Shortfall contained in the Maple Leaf A/R Statement, such amount shall be final and binding.

(ii)       If Maple Leaf disagrees with the calculation of the Maple Leaf A/R Shortfall (if any) contained in the Maple Leaf A/R Statement, Maple Leaf shall notify JV Newco of such disagreement in writing within ** after receipt by United of the Maple Leaf A/R Statement, which notice will set forth in reasonable detail Maple Leaf’s alternative calculation of the Maple Leaf Shortfall Amount and the provisions of Section 2.5(e) shall apply, mutatis mutandis, to resolving such dispute.

(iii)      Within ** of the final determination of the Maple Leaf A/R Shortfall (if any) in accordance with this Section 2.9(e), Maple Leaf shall pay to JV Newco or one of its designees, by wire transfer of immediately available funds, an amount in cash equal to the Maple Leaf A/R Shortfall; provided, that within ** after the end of each calendar quarter following the ** of the

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Agreement Date, for so long as any of the Maple Leaf Completion Date A/R remains outstanding, JV Newco shall pay to Maple Leaf, by wire transfer of immediately available funds, the aggregate amount of Maple Leaf Completion Date A/R actually collected by JV Newco or any of its Subsidiaries during such prior calendar quarter.

(f)        Subject to Section 12.8 and notwithstanding any other provision of this Agreement to the contrary, United acknowledges and agrees on behalf of itself and its Affiliates that JV Newco’s receipt of any Maple Leaf Post-Completion Adjustment Amount pursuant to this Section 2.9 shall, except in the case of fraud, willful misconduct or willful concealment, constitute the sole and exclusive remedy under this Agreement with respect to the matters contemplated by this Section 2.9.

ARTICLE 3

COMPLETION

3.1       Completion.  Subject to the terms and conditions of this Agreement, the consummation of the Transaction (the “Completion”) shall take place in the offices of the Notary at Postbus 7113, 1007 JC Amsterdam, Beethovenstraat 400, 1082 PR Amsterdam at 12:00pm, Amsterdam time, on the date that is ** following the satisfaction of all the conditions to each Party’s obligations hereunder or such other date, time and place as the Parties may mutually agree; provided, that if both the Kazakhstan Regulatory Approval and the Belarus Regulatory Approval shall not have been received as of the date of satisfaction of all the conditions to each Party’s obligations hereunder, the Completion shall take place on the earlier of (a) the date that is ** following receipt of the Kazakhstan Regulatory Approval and the Belarus Regulatory Approval (provided that all the conditions to each Party’s obligations hereunder are satisfied as of such date) and (b) the date that is 30 days following the date of satisfaction of all the conditions to each Party’s obligations hereunder, or, if such date is not a Business Day, on the next Business Day following such date. The date on which Completion takes place shall be referred to herein as the “Completion Date.”

3.2       Appointment of Nominee Directors.  At Completion, (a) Maple Leaf will arrange for any managing director of JV Newco that is not remaining on the Board of JV Newco to resign in accordance with the Shareholders Agreement and (b) Nominee Supervisory Director(s) of each of Maple Leaf and United shall be nominated and appointed in accordance with the Shareholders Agreement.

3.3       Completion deliveries of JV Newco to Maple Leaf.  At or prior to Completion, JV Newco shall deliver or cause to be delivered to Maple Leaf the following:

(a)        a counterpart signature page duly executed by JV Newco to the Shareholders’ Agreement in the form attached hereto as Exhibit 3.3(a) (the “Shareholders Agreement”);

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

(b)        a counterpart signature page duly executed by JV Newco (or its applicable Affiliates) to the Transition Services Agreement in the form attached hereto as Exhibit 3.3(b) (the “Transition Services Agreement”);

(c)        a counterpart signature page duly executed by JV Newco (or its applicable Affiliates) to the Global Roaming Agreement in the form attached hereto as Exhibit 3.3(c) (the “Global Roaming Agreement”);

(d)        [RESERVED];

(e)        a counterpart signature page duly executed by Maple Leaf.Taxi LLC to the amendment agreement to the License Agreement No 10088076 of 21 December 2015 in substantially the form attached hereto as Exhibit 3.3(e) (the "Software License Amendment Agreement");

(f)        a counterpart signature page duly executed by Maple Leaf.Taxi LLC to the amendment agreement to the Agreement No. 10088506 of 21 December 2015 in substantially the form attached hereto as Exhibit 3.3(f) (the “Trademark License Amendment Agreement”);

(g)        a counterpart signature page duly executed by JV Newco to the Share Exchange Agreement in the form attached hereto as Exhibit 3.3(g) (the “Share Exchange Agreement”);

(h)        a counterpart signature page duly executed by JV Newco to the D&O Indemnification Agreement in the form attached hereto as Exhibit 3.3(h) (the “D&O Indemnification Agreement”) with each Maple Leaf Director appointed by Maple Leaf to serve on the Board of JV Newco immediately following Completion; and

(i)         a counterpart signature page duly executed by JV Newco to the Deed of Covenant in the form attached hereto as Exhibit 3.3(i) (the “Deed of Covenant”).

3.4       Completion deliveries of JV Newco and the MLU Foundation to United.  At or prior to Completion, JV Newco and/or the MLU Foundation, as applicable, shall deliver or cause to be delivered to United the following:

(a)        a counterpart signature page duly executed by the MLU Foundation to the Shareholders Agreement;

(b)        a counterpart signature page duly executed by JV Newco to each of (i) the Shareholders Agreement; (ii) the Transition Services Agreement, (iii) the Global Roaming Agreement; (iv) the Share Exchange Agreement; and (v) the Deed of Covenant;

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

(c)        a counterpart signature page duly executed by JV Newco to the D&O Indemnification Agreement with each United Director appointed by United to serve on the Board of JV Newco immediately following Completion;

(d)        evidence, in form and substance reasonably satisfactory to United, that (i) ownership and registration of domain name rostaxi.org and copyrights in the website content of taximeter.yandex.ru have been transferred from Maple Leaf LLC to Maple Leaf.Taxi LLC, (ii) an application with Rospatent has been filed to register Maple Leaf.Taxi LLC as the owner of the Rostaxi software program with Rospatent, and (iii) an application with Rospatent to register the assignment of utility model patent (application No. 2016140899) from Maple Leaf LLC to Maple Leaf.Taxi LLC has been filed with Rospatent (“Residual Assets”);

(e)        evidence of adoption of the Incentive Plan by the Board of JV Newco; and

(f)        an executed resignation letter from any managing director of JV Newco that is required to resign from such position in accordance with the terms of Section 3.2(a).

3.5       Completion deliveries of United to Maple Leaf. At or prior to Completion, United shall deliver or cause to be delivered to Maple Leaf the following:

(a)        a counterpart signature page duly executed by United (or its applicable Affiliates) to each of (i) the Shareholders Agreement; (ii) the Transition Services Agreement, (iii) the Global Roaming Agreement, and (iv) the United Trademark Licensing Agreement in the form attached hereto as Exhibit 3.5(a) (the “United Trademark Licensing Agreement”);

(b)        a counterpart signature page duly executed by each United Director appointed by United to the applicable D&O Indemnification Agreements;

(c)        a counterpart signature page duly executed by United Parent to the Deed of Covenant;

(d)        a signature page duly executed by United Holdco to the United Trademark Licensing Agreement;

(e)        a counterpart signature page duly executed by United and United Parent to the Share Exchange Agreement; and

(f)        a duly executed certificate of an authorized officer of United certifying as to the satisfaction of the conditions specified in Sections 9.3(a),  9.3(b) and 9.3(c).

3.6       Completion deliveries of Maple Leaf to United.  At Completion, Maple Leaf shall deliver or cause to be delivered to United the following:

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

(a)        a counterpart signature page duly executed by Maple Leaf (or its applicable Affiliates) to (i) the Shareholders Agreement,(ii) the Trademark License Amendment Agreement and (iii) the Software License Amendment Agreement;

(b)        a counterpart signature page duly executed by Maple Leaf.Taxi LLC to (i) the Trademark License Amendment Agreement and (ii) the Software License Amendment Agreement;

(c)        a counterpart signature page duly executed by each Maple Leaf Director appointed by Maple Leaf to the applicable D&O Indemnification Agreements;

(d)        a counterpart signature page duly executed by Maple Leaf to the Deed of Covenant;

(e)        a payoff letter, duly executed by J.P. Morgan Limited, in a form reasonably satisfactory to United, stating that all payment obligations and any related fees or charges under that certain engagement letter, dated as of March 16, 2017, by and among J.P. Morgan Limited, Maple Leaf and Maple Leaf.Taxi Holdco have been fully and finally satisfied by Maple Leaf.Taxi Holdco and that no Maple Leaf Group Company has any continuing Liabilities under such agreement;

(f)        a counterpart signature page duly executed by Maple Leaf to the Share Exchange Agreement (and Maple Leaf shall cause the number of JV Newco Class B Shares to be transferred to United under the terms of such Share Exchange Agreement);

(g)        a duly executed certificate of an authorized officer of Maple Leaf certifying (i) as to the satisfaction of the conditions specified in Sections 9.2(a),  9.2(b), and 9.2(c) and (ii) the Maple Leaf Contribution Shares and the Foundation Contribution Shares to be allocated at Completion to Maple Leaf and the Foundation respectively, in each case as determined in accordance with this Agreement, the Organizational Documents of Maple Leaf and the Foundation and Applicable Law;  and

(h)        a duly executed shareholders’ resolution of JV Newco signed by Maple Leaf pursuant to which Maple Leaf has resolved (i) to amend the articles of association of JV Newco and (ii) to issue the United Contribution Shares, the Maple Leaf Contribution Shares and the Foundation Contribution Shares of JV Newco in accordance with Exhibit 3.6(h) (which articles of association shall be in full force and effect as of Completion).

3.7       Completion deliveries of the Parties to the Notary.  At Completion, each Party to the Notarial Deed shall deliver or cause to be delivered to the Notary the following (as applicable):

(a)        a fully executed version of this Agreement;

(b)        a fully executed version of the Shareholders’ Agreement;

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

(c)        the Notary Letter duly executed by each such Party;

(d)        a powers of attorney in favor of the Notary and employees of NautaDutilh N.V., to execute the Notarial Deed and the Notarial Deed of Transfer and perform any acts required in relation thereto (signing requirements such as legalisations/apostilles and confirmation statements may apply), duly executed by each such Party;

(e)        the shareholders resolution of JV Newco to amend the articles of association of JV Newco and to issue Foundation Contribution Shares, Maple Leaf Contribution Shares and United Contribution Shares;

(f)        the original shareholders’ register of each of:

(i)        JV Newco, which shall be delivered to the Notary by JV Newco;

(ii)       United Holdco, which shall be delivered to the Notary by United; and

(iii)      Maple Leaf.Taxi Holdco, which shall be delivered to the Notary by Maple Leaf.

(g)        any other document the Notary may require from such Party in order to complete the Transaction.

3.8       Miscellaneous.

(a)        All of the documents and monies delivered on the Completion Date pursuant to this Article 3 shall be held by the recipient to the order of the Person delivering them until such time as Completion shall take place. Following the delivery of all documents and monies required to be delivered or paid on the Completion Date or waiver of the delivery of any such document or payment by the Person entitled to receive the relevant document or payment for the purposes of enabling Completion to proceed, the documents and monies delivered pursuant to this Article 3 shall automatically cease to be held to the order of the Person delivering them and Completion shall be deemed to have automatically taken place (with no further action required on the party of any Party).

(b)        United (or its direct or indirect wholly owned Subsidiary, as relevant)  shall not be obliged to complete the subscription for the United Contribution Shares under this Agreement unless United (or its direct or indirect wholly owned Subsidiary, as relevant)acquires all of the United Subscription Shares simultaneously, but completion of subscription for some of the United Contribution Shares will not affect the rights of United (or its direct or indirect wholly owned Subsidiary, as relevant) with respect to subscription for the others.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

(c)        The Maple Leaf Shareholders shall not be obliged to complete the subscription for the Maple Leaf Contribution Shares and/or the Foundation Contribution Shares (as applicable) under this Agreement unless the Maple Leaf Shareholders collectively acquire all of the Maple Leaf Contribution Shares and the Foundation Contribution Shares simultaneously, but completion of subscription for some of the Maple Leaf Contribution Shares and the Foundation Contribution Shares will not affect the rights of the Maple Leaf Shareholders with respect to subscription for the others.

ARTICLE 4

WARRANTIES OF UNITED CONCERNING THE UNITED GROUP COMPANIES AND THE ACQUIRED TERRITORY ASSETS

Always subject to the limitations in Exhibit 11.1, (i) United warrants to Maple Leaf and JV Newco in the terms of the warranties set out in this Article 4 on the Agreement Date, and (ii) United shall warrant to Maple Leaf and JV Newco in the terms of the warranties set out in this Article 4 at Completion by reference to the facts and circumstances then subsisting and, for this purpose, each of the warranties set out in this Article 4 shall be deemed to be repeated at Completion as if any express or implied reference in it to the Agreement Date was replaced by a reference to the Completion Date:

4.1       Organization and Authority.

(a)        Organization; Good Standing.  Each of United and each of the United Group Companies is an Entity duly organized, validly existing and in good standing in jurisdictions that recognize the concept, under the laws of its jurisdiction of formation, except where the failure to be in good standing, individually or in the aggregate with any such other failures, would not reasonably be expected to have a material Liability on the United Business taken as a whole.  Each of United and the United Group Companies has, directly or indirectly, the requisite corporate power and authority to own, operate and lease its respective properties and to carry on its respective business as currently conducted.  Each of the United Group Companies is duly qualified or licensed to operate and conduct the United Business as currently conducted in the Territories, and is in good standing, in jurisdictions that recognize the concept, as a foreign Entity in each jurisdiction where the character of the respective properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would not reasonably be expected to have a material and adverse effect on the United Business taken as a whole.  United has heretofore made available to Maple Leaf complete and correct copies of the Organizational Documents for each of the United Group Companies as in effect through (and including) the date hereof. For each United Group Company, such Organizational Documents fully set out all of the rights, restrictions and obligations attaching to each class of Equity Securities of such United Group Company.  Each United Group Company has been in compliance in all material respects with its Organizational Documents, and none of the United Group Companies has violated or breached in any material respect any of their respective Organizational Documents.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

(b)        Power and Authority.  United and each of the United Group Companies has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under each of the Transaction Agreements to which it is or will be a party and to consummate the Transaction.  The Transaction and the execution, delivery and performance by United and each of the United Group Companies of the Transaction Agreements to which it is or will be party and all other agreements, transactions and actions contemplated thereby, have been duly and validly approved and authorized by all necessary corporate action (including any Board, partner or shareholder approval, as applicable) on the part of United and each of the United Group Companies, and no other corporate action (including any Board or shareholder approval, as applicable) on the part of United or any such United Group Company is required in connection therewith.

(c)        Enforceability.  Each of the Transaction Agreements to which United and/or any of the United Group Companies is or will be a party is, or when executed by the parties thereto, will be, valid and binding obligations of United or such applicable United Group Company, enforceable against it in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(d)        No Consents; Conflicts.  No consent, approval, order, authorization, release or waiver of, or registration, declaration or filing with, any Governmental Authority, is necessary or required to be made or obtained by United or any United Group Company to enable any of them to lawfully execute and deliver, enter into, and perform under each of the Transaction Agreements to which United or any United Group Company is party or to consummate the Transaction, except (i) such filings, notifications, notices, submissions, applications, or Consents as may be required in connection with the Transaction under applicable Antitrust Laws in the jurisdictions identified in Exhibit 4.1(d)(i) (the “Required Regulatory Approvals”), and, if applicable, the Strategic Law,  (ii) as otherwise set forth on Section 4.1(d)(ii) of the United Disclosure Letter or the relevant section of the United Supplemental Disclosure Letter (if any) or (iii) those consents, approvals, orders, authorizations, releases, waivers, registrations, declarations or filings the failure of which to obtain or make would not, individually or in the aggregate, (A) reasonably be expected to be material to the ability of United or the United Group Companies to consummate the Transaction or to perform their respective obligations under the Transaction Agreements to which they are or will be a party or (B) have a material and adverse effect on the United Business taken as a whole.  Neither the execution and delivery by United or any of the United Group Companies of any of the Transaction Agreements to which it is or will be a party, as applicable, nor the consummation of the Transaction, conflicts with or violates or results in any violation of or default under (with or without notice or lapse of time, or both) or gives rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under: (1) any provision of the Organizational Documents of United or any of the United Group Companies, each as currently in effect;

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

(2) assuming the receipt of all consents, approvals, orders, authorizations, releases and waivers and the making of all registrations, declarations and filings set forth on Section 4.1(d)(ii) of the United Disclosure Letter, any Applicable Law; (3) any United Material Contract; or (4) any United Material Assigned Territory Contract, in each case except as set forth on Section 4.1(d)(iii) of the United Disclosure Letter and in the case of clauses (2) or (3), other than such conflicts, violations, defaults, terminations, cancellations, modifications, accelerations or losses that, individually or in the aggregate, would not (x) reasonably be expected to be material to, or to delay, the ability of United or any of the United Group Companies to consummate the Transaction or to perform their respective obligations under any Transaction Agreements to which it is or will be a party, (y) have a material and adverse effect on the United Business taken as a whole or (z) reasonably be expected to have a material and adverse effect on the Business of JV Newco, taken as a whole, following Completion. No United Group Company is a Strategic Entity.

4.2       Capital Structure.

(a)        The issued and allotted share capital, charter capital or registered capital of (i) each United Group Company, other than United Holdco, together with the legal and beneficial owner(s) of such capital, is set forth on Section 4.2(a)(i) of the United Disclosure Letter and (ii) United Holdco, as of immediately prior to Completion, together with the legal and beneficial owner(s) of such capital, is set forth on Section 4.2(a)(ii) of the United Disclosure Letter.

(b)        Except as set forth in Section 4.2(a) or Section 4.2(b) of the United Disclosure Letter, (i) there are no, and at Completion there will be no, other issued or allotted Equity Securities of any United Group Company; (ii) there is no Encumbrance on, over or affecting the issued share capital, charter capital or registered capital of any United Group Company, other than such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and there is no agreement or commitment to give or create any such Encumbrance and no person has made any claim to be entitled to any right over or affecting the issued share capital, charter capital or registered capital of such United Group Company; (iii) no Equity Securities of any United Group Company are subject to any preemptive rights, rights of first refusal (except to the extent provided by Applicable Law) or other rights to purchase such Equity Securities or any other rights with respect to such Equity Securities; (iv) no United Group Company is obligated to issue, sell or transfer any Equity Securities of any United Group Company; (v) no United Group Company is a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any Equity Security of such United Group Company; (vi) no United Group Company has granted any registration rights to any other Person, nor is any United Group Company obliged to list, any of the Equity Securities of any United Group Company on any securities exchange; (vii) there are no voting or similar agreements which relate to the share capital or registered capital of any United Group Company; and (viii) no United Group Company has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

having the right to vote) with the shareholders of any United Group Company on any matter, or any agreements to issue such bonds, debentures, notes or other obligations.

(c)        All presently outstanding Equity Securities of each United Group Company were duly and validly issued (or subscribed for) and allotted in compliance with all Applicable Laws and are fully paid or credited as fully paid.  All dividends (if any) or distributions (if any) declared, made or paid by each United Group Company, and all repurchases and redemptions of Equity Securities of each United Group Company (if any), have been declared, made, paid, repurchased or redeemed, as applicable, in accordance with its Organizational Documents and all Applicable Laws.

4.3       Corporate Structure.  Section 4.3 of the United Disclosure Letter sets forth,  as of the Agreement Date,  a complete and correct structure chart showing each of the United Group Companies and the other entities in which any United Group Company owns any non-controlling equity interest, together with the percentage of the outstanding issued share capital or registered capital, as the case may be, of each such United Group Company and entity directly owned by such United Group Company and indicating the Control relationships among all United Group Companies, the nature of the legal entity in which any United Group Company owns any non-controlling equity interest, and the jurisdiction in which each United Group Company or such other entity was organized.  Except as set forth in Section 4.3 of the United Disclosure Letter, no United Group Company owns or Controls any Equity Security, interest or share in any other Person or is or was a participant in any joint venture, partnership or similar arrangement.  No United Group Company is obligated under any Contract to make any investment in or capital contribution in or on behalf of any other Person.

4.4       Taxes.

(a)        The United Group Companies (and any consolidated, unitary, combined, aggregate or similar group for Tax purposes of which any United Group Company is or has been a member or any Affiliate of United with respect to which any United Group Company could have any liability for Tax) have timely filed all material income and other material Tax Returns that they were required to file and have timely paid all Taxes due and owing whether or not shown on any Tax Return.  All such Tax Returns were complete and accurate in all material respects and were prepared in substantial compliance with Applicable Law.  United has made available to Maple Leaf complete copies of all material Tax Returns filed for any period ending on or after December 31, 2015, and examination reports of, and any statements of deficiencies assessed against or agreed to by, any of the United Group Companies.

(b)        Each of the United Group Companies (i) has complied in all material respects with all Applicable Laws relating to the payment and withholding of Taxes; and (ii) has, within the time and in the manner prescribed by Applicable Law, withheld from employee wages or consulting fees and paid over to the proper Tax Authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all Applicable Law (including income and employment Tax withholding laws); and (iii) has timely filed all material withholding Tax Returns.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

(c)        There is (i) no claim for Taxes being asserted against any United Group Company that has resulted in a lien against the property of any United Group Company other than liens for Taxes not yet due and payable or that are being contested in good faith and for which adequate reserves have been established under U.S. GAAP, (ii) to the Knowledge of United, no audit or pending audit of, or Tax dispute associated with, any Tax Return of any United Group Company being conducted by any Tax Authority, (iii) no extension or waiver of any statute of limitations on the assessment of any Taxes granted by any United Group Company currently in effect, and (iv) no agreement to any extension of time for filing any Tax Return of a United Group Company which has not been filed.  To the Knowledge of United, no claim has been made by a Tax Authority in a jurisdiction where a United Group Company does not file Tax Returns that such United Group Company is or may be subject to an obligation to file Tax Returns and pay Tax in that jurisdiction.

(d)        None of the United Group Companies is or has been a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement (other than this Agreement, the Shareholders Agreement and an Ordinary Commercial Agreement) and none of the United Group Companies has or will have any liability or potential liability to another party under any such agreement.  None of the United Group Companies has any liability for the Taxes of any Person (other than the United Group Companies) under Applicable Law or agreement (other than an Ordinary Commercial Agreement), as a transferee or successor or otherwise.

(e)        Except as might result from an audit of, or Tax dispute associated with, any Tax Return of any United Group Company, none of the United Group Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Completion Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Completion Date; (ii) specific agreement with any Tax Authority; or (iii) Applicable Law requiring that the taxable net income (after expenses) recognised by the relevant United Group Company in a taxable period ending after the Completion Date is in excess of the accounting net income recognised for the same period.

(f)        United has provided to Maple Leaf documentation or summaries describing in reasonable detail any Tax holidays or incentives to which any of the United Group Companies benefits. Each of the United Group Companies is in compliance with the requirements for any applicable Tax holidays or incentives.

(g)        Each United Group Company has complied in all material respects with all of its duties under all legislation relating to Tax and has kept all records, made all Tax Returns and supplied all information and given all notices and made all disclosures to any Tax Authority as reasonably requested or required by law within any requisite period. All such Tax Returns and information and notices and any statements or disclosures made to any Tax Authority were and remain correct and accurate in all respects. Each United Group Company has in its possession or under its control sufficient

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

records, primary supporting documents and information which may be reasonably required (i) to determine its liabilities to Tax, including liabilities which may arise on the future disposal or deemed disposal of any of its assets, and (ii) to utilize any accumulated Tax losses.  Each United Group Company has maintained, in all material respects, complete, accurate and up-to-date records to the extent required by Applicable Laws so as to enable it or any third party liable for that to deliver correct and complete Tax Returns.

(h)        Each United Group Company has duly submitted all claims, disclaimers, elections, surrenders and applications, which have been assumed to have been made for the purposes of the United Financial Statements.

(i)         To the extent applicable, all documents the enforcement of which each United Group Company is or may be interested have been duly stamped and all Transfer Taxes  that any such documents may have been subject to have been duly paid. All reliefs from Transfer Tax or similar duty or tax where available have been claimed, and there are no circumstances (including the Completion) under which any such relief could be withdrawn.

(j)         Each United Group Company is and has at all times been resident for Tax purposes in the jurisdiction in which it was incorporated or formed and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement).  No United Group Company is or has ever been subject to Tax in any jurisdiction other than its place of incorporation or formation by virtue of having a permanent establishment or other place of business in that jurisdiction.  No United Group Company constitutes a permanent establishment of any other person, business or enterprise for any Tax purpose.

(k)        All transactions entered into by any United Group Company have been entered into on arm’s length terms and no notice or enquiry by any Tax Authority has been made in connection with any such transaction. Each United Group Company has complied with all Applicable Laws, rules and regulations relating to transfer pricing.

(l)         No United Group Company has entered into or been a party to any scheme or arrangement which has no business purpose or of which the main purpose, or one of the main purposes, was the avoidance of or the reduction in or the deferral of a liability for Tax.

(m)       To the extent required by Applicable Laws, each United Group Company is duly registered for the purposes of any applicable value added tax (“VAT”) and has duly paid or provided for all amounts of VAT and/or similar Taxes for which the relevant United Group Company is liable. Each United Group Company has made, given, obtained and kept full, complete, correct and up-to-date returns, records, invoices and other documents appropriate or required by Applicable Laws for those purposes.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

(n)        Neither execution nor completion of this Agreement will result in any change in the Tax status, basis or treatment of any United Group Company as a whole, or any of their assets, nor in the withdrawal of any Tax relief granted on or before Completion which would be likely to have a material adverse effect on any United Group Company.

(o)        No interest paid by any United Group Company pursuant to any financial obligation or other arrangement has been recharacterised and taxed as a dividend for Tax purposes under the thin capitalisation rules, and there are no circumstances which are likely to result in any interest being so recharacterised and taxed.

4.5       Compliance with Laws.  Except as disclosed in Section 4.5 of the United Disclosure Letter:

(a)        Taken as a whole: (i) the United Business is conducted, and has at all times been conducted, in compliance in all material respects with all Applicable Law, and (ii) no event has occurred and no circumstance exists that (with or without notice or lapse of time) (A) would reasonably be expected to constitute or result in a material violation by any of the United Group Companies of, or a failure on the part of such Entity to comply in all material respects with, any Applicable Law, or (B) would reasonably be expected to give rise to any material obligation on the part of any of the United Group Companies to undertake, or to bear all or any portion of the cost of, any remedial action initiated or brought by any Governmental Authority. None of United or any of its Affiliates has received any written notice from any Governmental Authority regarding any of the foregoing.  None of the United Group Companies is, to the Knowledge of United, under investigation with respect to a material violation of any Applicable Law.

(b)        The United Group Companies have or hold all material Governmental Authorizations from or with the relevant Governmental Authority required to operate the United Business, as currently conducted, in accordance with Applicable Law (collectively, the “United Required Governmental Authorizations”) and all such material United Required Governmental Authorization are valid and in full force and effect.

(c)        Other than as set forth on Section 4.5(c) of the United Disclosure Letter, (i) no United Required Governmental Authorization contains any burdensome restrictions or conditions, (ii) each United Required Governmental Authorization is in full force and effect and will remain in full force and effect upon the consummation of the Transaction, (iii) none of the United Group Companies is in default under any United Required Governmental Authorization, and (iv) to the Knowledge of United, there is no United Required Governmental Authorization which is subject to periodic renewal that will not be granted or renewed.  None of the United Group Companies has received any letter or other written communication from any Governmental Authority threatening or providing notice of revocation of any United Required Governmental Authorization

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

issued to any of the United Group Companies or the need for compliance or remedial actions in respect of any material activities carried out by the United Group Companies.

(d)        The United Group Companies, their respective directors or officers, and, to the Knowledge of United, any employees, agents or other persons acting for or on behalf of any United Group Company or the United Business have complied, and are in compliance with, all applicable Anti-Bribery Laws.  None of the United Group Companies or any of their respective directors or officers or, to the Knowledge of United, any employee, agent or any other person acting for or on behalf of any United Group Company or the United Business has, (i) made or provided any bribe, influence payment, kickback, payoff, improper payment, speed payment, facilitating payment, improper liaisoning fee, or any other type of payment that would be unlawful under any Anti-Bribery Laws that apply to any of the United Group Companies, including laws that prohibit the corrupt payment, offer, provision, promise or authorization of the payment or transfer of anything of value (including gifts, entertainment, travel, or other benefits), directly or indirectly through third parties, to any Government Official, commercial Entity, or other Person to obtain a business advantage; (ii) in violation of any Anti-Bribery Law, offered, paid, provided, promised to pay, or authorized any payment or transfer of money, political or charitable contributions, financial advantages, or anything of value, directly or indirectly through third parties, to any Person for the purpose of (A) influencing any act or decision of any officer, employee or any other person acting in an official capacity for any Governmental Authority (including any political party or official thereof), or to any candidate for political office (individually and collectively, a “Government Official”) in his official capacity, (B) inducing a Government Official to do or omit to do any act in relation to his lawful duty, (C) securing any improper advantage, (D) inducing a Government Official to influence or affect any act or decision of any Governmental Authority, or (E) assisting any United Group Company, or any agent or any other Person acting for or on behalf of any such United Group Company, in obtaining or retaining business for or with, or in directing business to, any Person; or (iii) accepted, solicited, or received any contributions, payments, gifts, benefits, or expenditures that would be unlawful under any Anti-Bribery Law.

(e)        No Government Official (i) holds an ownership or other economic interest, direct or, to the Knoweldge of United, indirect, in any of the United Group Companies or the United Business, or (ii) serves as an officer, director or, to the Knowledge of United, as an employee of the United Group Companies or provides any services to the United Business. To the Knowledge of United, no Immediate Family Member of an owner, officer, director, or employee of a United Group Company is a Government Official.

(f)        None of the United Group Companies or, their respective directors, general directors or, to the Knowledge of United, officers, employees, agents or other Persons acting for or on behalf of any United Group Company or the United Business has (i) established or maintained any unlawful fund or account; (ii) inserted, concealed, or misrepresented corrupt, illegal, or improper payments, expenses, or other entries in the books and records of the United Group Companies or United; (iii) concealed or disguised

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

the existence, illegal origins, and/or illegal application of criminally derived income/assets or otherwise caused such income or assets to appear to have legitimate origins or constitute legitimate assets; or (iv) used any funds to finance terrorist, drug-related, or other illegal activities.

(g)        None of the United Group Companies or, any of their respective directors, general directors or, to the Knowledge of United, officers, employees, agents or any other Persons acting for or on behalf of any of the United Group Companies has ever (i) been, to the Knowledge of United, accused of or investigated for violating any Anti-Bribery Laws, or (ii) been found by a Governmental Authority to have violated any Anti-Bribery Laws or any securities law or is subject to any indictment or any government investigation for bribery.

(h)        United has instituted and maintained policies and procedures applicable to the United Group Companies which are designed to promote and achieve compliance with Anti-Bribery Laws, trade sanctions and economic embargoes, and anti-money laundering laws.  United maintains a system of internal accounting controls sufficient to provide reasonable assurances that each United Group Company’s transactions are properly authorized by management, executed, and recorded.

(i)         None of the United Group Companies is 50% or more owned or controlled by a Prohibited Person individually or by Prohibited Persons in the aggregate.  Neither the United Group Companies nor any of their respective directors, general directors or, to the Knowledge of United, officers, employees, agents or any other Persons acting for or on behalf of any United Group Company, is a Prohibited Person, and, to the Knowledge of United, no Prohibited Person has been given an offer to become an employee, officer, consultant or director of any of the United Group Companies.  Except as authorized under Applicable Law, none of the United Group Companies has knowingly exported, reexported, or transferred any products, technology, or services to, or conducted or agreed to conduct any business or dealings, or knowingly entered into or agreed to enter into any transaction with, a Prohibited Person.

4.6       Financial Statements; Liabilities.

(a)        United has delivered to Maple Leaf an unaudited consolidated pro-forma balance sheet and profit and loss statement for the Territories (i) as of and for the year ended on December 31, 2016 and (ii) as of and for the three months ended March 31, 2017 (the “United Statement Date”) (collectively, the “United Financial Statements”). Except as set forth in Section 4.6(a) of the United Disclosure Letter, the United Financial Statements (A) have been prepared in accordance with the United Books and Records, (B) fairly present in all material respects on an unaudited pro-forma basis the financial condition and position of the United Business on a consolidated basis as of the dates indicated therein and on an unaudited pro-forma basis the results of operations of the United Business on a consolidated basis for the periods indicated therein, and (C) all underlying records from which the United Financial Statements were

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

prepared and are maintained in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved.

(b)        None of the United Group Companies have any Liabilities, and there are no Liabilities Related to the United Business, of a type required to be disclosed on a balance sheet prepared accordance with U.S. GAAP except for (i) Liabilities set forth in the United Financial Statements, (ii) current Liabilities incurred since the United Statement Date in the Ordinary Course, (iii) Liabilities that are not material to the United Business and (iv) Liabilities or executory obligations under United Material Contracts or United Assigned Territory Contracts.

(c)        No United Group Company has any Indebtedness that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which any of the United Group Companies has otherwise become directly or indirectly liable, except for any (i) Indebtedness that will be fully discharged at no cost or expense to the United Group Companies in connection with the consummation of the Transaction, and (ii) Indebtedness of any United Group Company to any other United Group Company.

4.7       Solvency.

(a)        No United Group Company is insolvent under the laws of its jurisdiction of incorporation or has insufficient capital (or access to capital) to pay its debts as they fall due or has stopped or suspended paying its debts as they fall due or has by reason of actual or anticipated financial difficulties commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)        No United Group Company has taken any action in any applicable jurisdiction to initiate any process by or under which (i) the ability of the creditors of such United Group Company to take any action to enforce their debts is suspended, restricted or prevented under Applicable Law; (ii) some or all of the creditors of such United Group Company accept, or it is proposed that some or all such creditors will accept, by agreement or in pursuance of an Order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of such United Group Company; or (iii) a Person is appointed (nor has any such Person been appointed) to manage the affairs, business and/or assets of such United Group Company (or any part thereof) on behalf of its creditors, whether in the role of liquidator, receiver, manager, trustee, supervisor, administrative receiver or otherwise howsoever, nor has any power to appoint any such person become exercisable under any Encumbrance in respect of all or any assets of such United Group Company.

(c)        No process has been initiated (including the application for or the making of any order, or the passing of any resolution (or the convening of any meeting for such purpose)) by any Governmental Authority which has resulted, or which would reasonably result, in any United Group Company being wound up or dissolved and/or its assets being distributed among the relevant United Group Company's creditors, shareholders or other contributors.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

(d)        No creditor of any United Group Company has taken steps to enforce any debt or other sum owed by any United Group Company by (i) instituting any legal proceedings against any United Group Company, (ii) the serving of a statutory demand against any United Group Company, or (iii) the exercise of a lien, power of distraint or sequestration against any United Group Company (in each case where such debt or sum remains unpaid).

(e)        None of the following (and no event analogous to any of the foregoing) has occurred in the Russian Federation in relation to any Russian United Group Company:

(i)        implementation of bankruptcy prevention measures, including out-of-court sanction (dosudebnaya sanatsya);

(ii)       the appointment of a liquidation commission (likvidatsionnaya komissiya) or similar officer;

(iii)      its seeking, consenting to or acquiescing in the introduction of the proceedings for its liquidation or bankruptcy or the appointment of a liquidation commission (likvidatsionnaya komissiya) or similar officer;

(iv)      the presentation or filing of a petition in any court, arbitrazh court or before any agency alleging or for the bankruptcy, insolvency, dissolution, liquidation (or any analogous proceeding) of such United Group Company;

(v)       the institution of the supervision (nabludeniye), financial recovery (finansovoe ozdorovleniye) external management (vneshneye upravleniye), liquidation procedure (konkursnoye proizvodstvo) and/or the appointment of a temporary manager (vremenniy upravlyayuschiy), administrative manager (administrativniy upravlyayuschiy), external manager (vneshniy upravlyayuschiy), bankruptcy manager (konkursniy upravlayushiy) or similar officer;

(vi)      the convening or announcement of an intention to convene a meeting of creditors for the purposes of considering a voluntary arrangement (mirovoye soglasheniye);

(vii)     any extra-judicial winding-up, liquidation or analogous act by any Government Authority in or of the Russian Federation; or

(viii)    the occurrence of any event which, under the Applicable Laws of the Russian Federation (as changed or amended), has an analogous effect to any of the events specified in paragraphs (i) to (vii) (inclusive) of this Section 4.7(e).

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

(f)        No United Group Company has received any written notice from any relevant Governmental Authority stating that such United Group Company has an insufficient level of charter capital or net assets under Applicable Law.

4.8       Material Contracts.

(a)        Section 4.8(a) of the United Disclosure Letter contains a complete and accurate list of (i) all United Material Contracts as of the date hereof and (ii) all United Assigned Territory Contracts of the type described in the definition of “United Material Contracts” (such Contracts, the “United Material Assigned Territory Contracts”), and none of the United Group Companies is a party to or bound by any United Material Contract that is not listed in Section 4.8(a) of the United Disclosure Letter. United has made available to Maple Leaf true and complete copies of all United Material Contracts and United Material Assigned Territory Contracts, including any amendments thereto, as of the date hereof.

(b)        Each United Material Contract and United Material Assigned Territory Contract is a valid and binding agreement of the United Group Company or the Affiliate of United that is a party thereto, as applicable; the performance by the United Group Company or the Affiliate of United of each such agreement, as applicable, does not and will not violate any Applicable Law or Order in any material respect; and each such agreement is in full force and effect and enforceable against the parties thereto, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(c)        (i) No United Material Contract or United Material Assigned Territory Contract has been terminated or cancelled by the other party thereto; (ii) (A) each United Group Company has duly performed in all material respects all of its obligations under each United Material Contract to which it is a party and (B) each Affiliate of United has duly performed in all material respects all of its obligations under each United Material Assigned Territory Contract to which it is a party, in each case, to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or alleged default, or event which would (with the passage of time, notice or both) constitute a material breach or default thereunder by such Person or, to the Knowledge of United, any other party or obligor with respect thereto, has occurred, or as a result of the execution, delivery, and performance of the Transaction Agreements, or the consummation of the Transaction, will occur; (iii) no United Group Company party to a United Material Contract or United or any Affiliate of United party to a United Material Assigned Territory Contract, as applicable, has, since the United Statement Date, given written notice that it intends to terminate a United Material Contract or a United Material Assigned Territory Contract (other than with respect to any United Related Party Transactions to be terminated in accordance with Section 7.15(a)), as applicable, or that any other party thereto has breached, violated or defaulted under any United Material Contract or United Material Assigned Territory Contract, as applicable; and (iv) no

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

United Group Company party to a United Material Contract or any Affiliate of United party to a United Material Assigned Territory Contract has, since the United Statement Date, received any written notice that it has breached, violated or defaulted under any such United Material Contract or United Material Assigned Territory Contract, as applicable, or that any other party thereto intends to terminate such United Material Contract (other than with respect to any United Related Party Transactions to be terminated in accordance with Section 7.15(a)) or United Material Assigned Territory Contract, as applicable.

4.9       Absence of Certain Changes.  During the period beginning on the United Statement Date and ending on the Agreement Date, (a) each United Group Company (i) has operated its business in the Ordinary Course in all material respects and (ii) collected receivables and paid payables and similar obligations in the Ordinary Course, and (b) United has operated the United Business in the Ordinary Course in all material respects.  During the period beginning on the United Statement Date and ending on the Agreement Date, (A) there has not been any Material Adverse Effect on the United Business, and (B) no event or action has occurred that would require the consent of Maple Leaf pursuant to Section 7.4(b) if such event or action occurred during the Pre-Completion Period.

4.10     Real Property.

(a)        Other than pursuant to the United Leases, no United Group Company owns, or has legal or equitable title or other right or interest in, any real property that is material to the operation of the United Business.

(b)        Section 4.10(b) of the United Disclosure Letter sets forth each leasehold interest pursuant to which any United Group Company holds any real property that is material to the operation of the United Business (each a “United Lease”), indicating the parties to such United Lease and the address of the property demised under the United Lease and the term of the United Lease.  The particulars of the United Leases as set forth in Section 4.10(b) of the United Disclosure Letter are true and complete.  Each United Lease is in compliance in all material respects with Applicable Law, including with respect to the operation of property and conduct of business as now conducted by the applicable United Group Company which is a party to such United Lease. No United Group Company has sublet, assigned or hypothecated its leasehold interest under any United Lease. The leasehold interests under the United Leases held by the United Group Companies are adequate for the conduct of the United Business as currently conducted. Except as would not have a material and adverse effect on the United Business, taken as a whole, and with respect to each United Lease: (i) such United Lease is legal, valid, binding, enforceable against the parties thereto, and in full force and effect in accordance with its terms, (ii)  to the Knowledge of United, there are no disputes with respect to such United Lease, (iii) neither the applicable United Group Company nor, to the Knowledge of United, any other party to the United Lease is in breach or default under such United Lease, and, to the Knowledge of United, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

acceleration of rent under such United Lease, and (iv) no security deposit or material portion thereof deposited with respect to such United Lease has been applied in respect of a breach or default under such United Lease which has not been redeposited in full.

4.11     Tangible Assets.  Each United Group Company has good and valid title to all of the material tangible assets owned by it (including those reflected in the United Financial Statements, but excluding those that have been disposed of since the United Statement Date and Intellectual Property assets which are covered by Section 4.16), in each case free and clear of all Encumbrances, other than Permitted Encumbrances.  Immediately after Completion, the tangible assets referenced in the prior sentence (excluding Intellectual Property assets which are covered by Section 4.16), together with the Acquired Territory Assets, represent all the tangible assets (excluding Intellectual Property assets which are covered by Section 4.16) primarily held for use in the conduct of the United Business as conducted as of and immediately prior to Completion.

4.12     Related Party Transactions.  Except those arrangements set forth in Section 4.12 of the United Disclosure Letter, (a) no United Related Party has any material Contract, understanding, or transaction with, or is indebted to, any of the United Group Companies or has any material interest in any of the United Group Companies (other than Equity Securities of such United Group Company as set forth on Section 4.2(a) of the United Disclosure Letter) or the United Business, nor is any United Group Company indebted (or committed to make loans or extend or guarantee credit) to any United Related Party (other than for accrued salaries, for the current pay period, reimbursable expenses or other standard employee benefits); (b) no United Related Party has any material interest in any Person with which a United Group Company or the United Business has a material business relationship (including any Person which purchases from or sells, licenses or furnishes to a United Group Company or the United Business any goods, Intellectual Property or other property rights or services), or in any material Contract that is necessary for the operation of the United Business or to which any of the United Group Companies is a party or, to the Knowledge of United, by which it may be bound or affected, and no United Related Party directly or indirectly competes with, or, to the Knowledge of United, has any material interest in any Person that directly or indirectly competes with, any United Group Company or the United Business (other than ownership of less than one percent (1%) of the share capital of publicly traded companies); (c) as of the Agreement Date, no United Related Party has received any payment or other benefit from any of the United Group Companies (except for payments and benefits received in connection with such Person’s employment in the Ordinary Course on an arm’s length basis); and (d) to the Knowledge of United no United Related Party has filed or intends to file a cause of action or other claim or Action against any United Group Company or the United Business; provided that, for the purposes of clause (b) above, the definition of “United Related Party” shall be deemed to exclude the respective employees and equityholders of United except to the extent that United has Knowledge that such person has a material interest.  The arrangements required to be set forth in Section 4.12 of the United Disclosure Letter shall be collectively referred to herein as the “United Related Party Transactions” and each as a “United Related Party Transaction”.

4.13     Insurance Matters.  Except as would not have a material and adverse effect on the United Business, taken as a whole, all insurance policies and all self-insurance programs and arrangements relating to the United Business of each United Group Company are in full force

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

and effect, no notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder.  As of the Agreement Date, there is no material claim pending by or on behalf of the United Business under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies. None of the United Group Companies has received any written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of its respective insurance policies.

4.14     Labor and Employee Matters.

(a)        United has made available to Maple Leaf a correct and complete list as of the Agreement Date of all current United Business Employees on an anonymized basis,  which sets forth for each such individual the following: (i) date of hire; (ii) job title; (ii) principal place of employment and United employer entity; (iv)  base salary; (v) target incentive compensation for 2017; (vi) any material fringe benefit that is not provided generally to all employees; (vii) leave status, excluding annual leave (including type of leave, the date the leave began, if applicable, and expected return date, if known); and (viii)  immigration and visa status for employees working outside of such individual’s country of citizenship.

(b)        Except as disclosed in Section 4.14(b) of the United Disclosure Letter (i) each of the United Group Companies has complied in all material respects with all Applicable Laws related to labor or employment, including provisions thereof relating to wages, hours, overtime, working conditions, benefits, retirement, social welfare, equal opportunity, collective bargaining immigration and employee/contractor classification; (ii) since the formation of each of the United Group Companies, none of the United Group Companies have received notice of any Action relating to the violation or alleged violation of any Applicable Laws by any of the United Group Companies related to labor or employment, including any charge or complaint filed by a United Business Employee with any Governmental Authority, and to the Knowledge of United, no such Actions have been threatened, other than such Actions that, individually or in the aggregate, would not reasonably be expected to be material to, or to delay, the ability of United or any United Group Company to consummate the Transaction or to perform its respective obligations under any Transaction Agreement to which it is or will be a Party; and (iii) none of the United Group Companies are delinquent in payments to any United Business Employee for wages, salaries, commissions, bonuses, or other compensations (other than for accrued amounts for the current pay period).

(c)        Section 4.14(c) of the United Disclosure Letter contains a true and complete list of each material Employee Benefit Plan (whether written or otherwise) that is sponsored by, maintained, or contributed to by a United Group Company for the benefit of any current or former employee, officer, consultant, director or other service provider of a United Group Company (or such Person’s dependents and beneficiaries) or with respect to which a United Group Company has or could reasonably be expected to have any material obligation (collectively, the “United Benefit Plans”).  For each United

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Benefit Plan (to the extent applicable) accurate, current and complete copies of the following have been made available to Maple Leaf: (i) all documents setting forth the material terms of such United Benefit Plan, including all amendments; (ii) where the United Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) all material Contracts relating to the maintenance or administration of the United Benefit Plan, including any trust agreements or other funding arrangements; and (iv) all material correspondence, if any, to or from any Governmental Authority or any participant.  The United Group Companies do not have any express or implied commitment (A) to create, incur Liability with respect to or cause to exist any new United Benefit Plan, (B) to enter into any Contract to provide compensation or benefits to any individual or (C) to modify, change or terminate any United Benefit Plan, other than with respect to a modification, change or termination required by Applicable Laws.

(d)        (i) Each of the United Benefit Plans is and has at all times been operated in compliance with its terms, and in compliance with all Applicable Laws in all material respects; (ii) all contributions to, and payments for each such United Benefit Plan have been timely made, and no event, transaction or condition has occurred or exists that would result in any such Liability to any United Group Companies under such United Benefit Plan as of Completion for which amounts have not been fully funded or fully offset by insurance; (iii) there are no pending or, to the Knowledge of United, threatened Actions involving any United Benefit Plan (except for routine claims for benefits payable in the normal operation of any United Benefit Plan); (iv) each United Group Company maintains, and has fully funded, each United Benefit Plan and any other labor-related plans that it is required by Applicable Law or by Contract to maintain and fund; (v) each United Benefit Plan required under Applicable Law to be registered with a Governmental Authority has been registered and has been maintained in good standing and, if intended to qualify for special Tax treatment, meets all requirements for such treatment; and (vi) each United Group Company is in compliance with all Applicable Laws and Contracts relating to its provision of any form of social insurance, and has paid, or made provision for the payment of, all social insurance contributions required under Applicable Laws and Contracts in the United States.

(e)        Except as disclosed in Section 4.14(e) of the United Disclosure Letter, none of the United Benefit Plans is subject to ERISA, and neither United nor any of its Subsidiaries has any director, officer, contractor or employee who is employed or providing services to the United Group Companies in the United States.

(f)        Except as disclosed in Section 4.14(f) of the United Disclosure Letter: (i) each United Benefit Plan can be amended, terminated or otherwise discontinued after Completion in accordance with its terms, without material Liability to JV Newco or the United Group Companies (other than ordinary notice and administration requirements and expenses); (ii) no United Benefit Plan provides for notice periods or for payment of separation, severance, redundancy, termination or similar-type benefits to any Person other than or in excess of those required by Applicable Law; and (iii) no United Benefit Plan provides for or promises retiree medical benefits or defined retirement benefits (by reference to earnings or otherwise) to any current or former employee,

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

officer, consultant, director or other service provider of the United Group Companies or any dependent or beneficiary thereof.

(g)        Except as set forth in the Transaction Agreements, neither the execution of any of the Transaction Agreements to which United is a party nor the consummation of the transactions contemplated thereby will constitute an event under any United Benefit Plan that will or may (i) result in any payment becoming due to any current or former director, officer or employee of any United Group Company under any of the United Benefit Plans; (ii) increase any benefits otherwise payable under any of the United Benefit Plans; or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

(h)        There has not been, and there is not now pending or, to the Knowledge of United, threatened, any strike, union organization activity, lockout, slowdown, picketing, or work stoppage or any unfair labor practice charge against any United Group Company.  No United Group Company is bound by or subject to (and none of their respective assets or properties is bound by or subject to) any written or oral Contract or commitment or arrangement with any labor union or any collective bargaining agreements.

(i)         Each United Business Employee is currently devoting substantially all of his or her business time to the conduct of the United Business.  To the Knowledge of United, no United Business Employee (i) is subject to any covenant restricting him/her from working for any United Group Company or currently working for any other Person that competes with any United Group Company; or (ii) is obligated under, or in violation of any term of, any Contract or any Order relating to the right of any such individual to be employed by, or to contract with, such United Group Company. No United Group Company has received any written notice alleging that any such violation has occurred. No United Business Employee has given to any United Group Company any notice of an intent to terminate his or her employment with any United Group Company, nor does any United Group Company have a present intention to terminate the employment of any such individual.

4.15     Litigation.  Except as disclosed in Section 4.15 of the United Disclosure Letter, there is not currently, nor has there ever been, (a) any Action pending or, to the Knowledge of United, threatened in writing against or affecting any United Group Company, the United Business or against any of the United Business Employees, (b) any judgment or award unsatisfied against any United Group Company or the United Business, or any Order in effect and binding on any of the United Group Companies, or their respective assets or properties, or the United Business, (c) any Action pending by (i) any of the United Group Companies against any third party (nor does any of the United Group Companies intend to commence any such Action) or (ii) United or any of its Affiliates against any third party relating to the United Business (nor does United or any of its Affiliates intend to commence any such Action), and (d) to the Knowledge of United, any writing from any Governmental Authority that has challenged or questioned the legal right of (i) any of the United Group Companies to conduct its business, or

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

(ii) United or any of its Affiliates to conduct the United Business, in each case, as presently being conducted

4.16     Intellectual Property.

(a)        IP Ownership.  No Intellectual Property is owned by, or exclusively licensed to, the United Group Companies.  All the United Data is owned by United B.V. Neither United B.V. nor any United Group Company has directly licensed the United Data to a third party that is a direct competitor of the United Business or the Maple Leaf Business and, to the Knowledge of United, no such third party has had access to the United Data.

(b)        Infringement, Misappropriation and Claims.  Neither any United Group Company nor the conduct of the United Business has: (i) violated, infringed or misappropriated any non-Patent Intellectual Property, or to the Knowledge of United, any Patent Intellectual Property of any Person or (ii) contributed to or induced any violation, infringement or misappropriation of any non-Patent Intellectual Property, or to the Knowledge of United, any Patent Intellectual Property of any Person, nor has any United Group Company received any written (or, to the Knowledge of United, unwritten) notice alleging any of the foregoing or otherwise inviting any of the United Group Companies to take a license under any Intellectual Property or consider the applicability of any Intellectual Property to the conduct of the United Business.

(c)        IP Contracts.  Section 4.16(c) of the United Disclosure Letter sets forth a complete and accurate list of, and United has made available to Maple Leaf true, complete and accurate copies of all Contracts to which United, its Affiliates, or any United Group Company is a party, and (i) pursuant to which any United Group Company is authorized to use, exercise, or receive any benefit from any Intellectual Property of another Person (including of United) that is material to the operation of the United Business, or (ii) that are exclusively used in the United Business.

(d)        Data Privacy and Data Security.  All United Data is collected by United B.V.  United B.V. is the controller of all United Data.  United B.V. and the United Group Companies (including authorized service providers) process the United Data.   Each of United Group Companies has established, with respect to and for the United Business, privacy policies that are in conformance in all material respects with reputable industry practice and all Applicable Law, including Personal Data Laws.  At all times when conducting the United Business, United B.V. has provided, with respect to and for the United Business, accurate notice of its privacy practices on all of its websites (and through mobile applications and other client-side and web interface products); these notices have not contained any material omissions and have not been misleading, deceptive or in violation of Applicable Law, including Personal Data Laws.  Each of United Group Companies has complied in all material respects with and is in material compliance with (i) Applicable Law, including Personal Data Laws, (ii) all requirements of self-regulatory organizations, (iii) its internal and external privacy policies, and (iv) any contractual obligations and consumer-facing statements made by or on behalf of any

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

United Group Company (including any such statements on its Web site, through mobile applications and other client-side and web interface products, and in any marketing or promotional materials) relating to its use, collection, retention, storage, disclosure, transfer, disposal, and other processing of any PII; and the execution, delivery and performance of this Agreement will not result in a material breach or violation of any of the foregoing.  None of United nor any of its Affiliates or any of the United Group Companies has received, and to the knowledge of United, there has been no, complaint to any Governmental Authority, or any Action against, United, any of its Affiliates or any of the United Group Companies by any private party or any Governmental Authority, regarding the collection, use, retention, storage, security, transfer, disposal, disclosure or other processing of PII by or for the United Business.  United, each of its Affiliates and each of United Group Companies have implemented and maintained reasonable and appropriate disaster recovery and security plans, procedures and facilities and have taken other reasonable steps consistent with industry practices of companies offering similar services to safeguard the Confidential Information, PII, and information technology systems utilized in the operation of the United Business (“United IT Systems”), from unauthorized or illegal access and use.  There has been no material breach of security or unauthorized access by third parties to (A) the United IT Systems, (B) the confidential information, or (C) any PII collected, held, or otherwise managed by or on behalf of United with respect to the United Business.  “PII” means any information or data that alone or in combination with other information can be used to specifically identify an individual, along with any other information or data associated directly with such identifying information.

(e)        United Data Ownership. United BV has good and valid title to, and is the sole and exclusive owner of, all of the United Data.    No United Data is subject to any Encumbrance. No United Data is subject to any  proceeding or outstanding Order or settlement agreement or stipulation that (i) restricts in any manner the use, transfer or licensing thereof, or the making, using, sale, or offering for sale of the United Group Companies’ products or services, by any of the United Group Companies, or (ii) affects the use of such United Data, in each case, in the Territory.  None of the United Group Companies has transferred, assigned or exclusively licensed any United Data to any Person.

(f)        United IP. As used herein, "United IP" means the Intellectual Property that will be licensed or otherwise provided to JV Newco or its Subsidiaries under the Transition Services Agreement or Global Roaming Agreement.  No United IP is subject to any proceeding or outstanding Order or settlement agreement or stipulation that restricts in any manner the use thereof as contemplated by the Transition Services Agreement or Global Roaming Agreement.

4.17     No Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the execution of any Transaction Agreement or the consummation of the Transaction based upon arrangements made by or on behalf of United or any of its Affiliates.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

4.18     No Additional Warranties.  Except for the warranties and undertakings made by United as expressly set forth in this Article 4 or as expressly made by United or any of its Affiliates in any other Transaction Agreement, neither United nor any of its Representatives or Affiliates, or any other Person acting on their behalf, makes any other express or implied, statutory or otherwise, representation, warranty or undertaking of any kind or nature in connection with the Transaction. Neither United nor any of its Representatives or Affiliates, or any other Person acting on their behalf, makes any express or implied, statutory or otherwise, representation, warranty or undertaking with respect to any projections, estimates or budgets provided to Maple Leaf or its Representatives or Affiliates (howsoever and whensoever provided) of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of United and any of its Affiliates (including the United Group Companies) or the future business and operations of United and its Affiliates (including the United Group Companies).  None of Maple Leaf or its Representatives or Affiliates has relied on and is not relying on any representations or warranties regarding United, its Affiliates (including the United Group Companies) or their respective businesses (including the United Business), including such representations or warranties made by or on behalf of United before the signature of this Agreement, including during the course of negotiating this Agreement, other than those warranties expressly set forth in this Article 4 or as expressly made by United or any of its Affiliates in any Transaction Agreement; and Maple Leaf, for itself and its Representatives and Affiliates irrevocably and unconditionally waives any right it or they may have to claim damages for any misrepresentation in relation to the subject matter of this Agreement or any other Transaction Agreements unless such misrepresentation was made fraudulently. Notwithstanding this Section 4.18, this Section 4.18 shall not apply to any claim for fraud, willful misconduct or willful concealment.

4.19     Waiver.  United (i) waives any right or claim it may have following Completion against any United Group Company, or their respective officers, employees, agents or professional advisers in respect of any misrepresentation, error or omission in connection with any information supplied or statement made by them in connection with this Agreement (other than in the case of fraud, willful misconduct or willful concealment); (ii) irrevocably and unconditionally releases any such Entity or Person from any liability arising from any such misrepresentation, error or omission; and (iii) acknowledges and agrees that any such right or claim shall not constitute a defense to any claim by Maple Leaf or JV Newco under or in relation to this Agreement.

4.20     Separate and Independent Warranties.  Each of the warranties in this Article 4 shall be construed as a separate and independent warranty and except where this Agreement expressly provides otherwise, is not limited by the other provisions of this Agreement, including the other warranties.

ARTICLE 5

WARRANTIES OF MAPLE LEAF CONCERNING JV NEWCO

Maple Leaf (i) warrants to United in the terms of the warranties set out in this Article 5 on the Agreement Date and (ii) shall warrant to United in the terms of the warranties set out in this Article 5 at Completion by reference to the facts and circumstances then subsisting

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

and, for this purpose, each of the warranties set out in this Article 5 shall be deemed to be repeated at Completion as if any express or implied reference in it to the Agreement Date was replaced by a reference to the Completion Date:

5.1       Organization.  JV Newco is a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) duly formed and validly existing under the laws of The Netherlands.  JV Newco meets all registration requirements under the laws of the Netherlands and all information as reflected in the excerpts of the Dutch trade register as of the Agreement Date are correct and include all essential particulars as of the date thereof.

5.2       Power, Authorization and Validity.

(a)        Power and Authority.  JV Newco has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under each of the Transaction Agreements to which it is or will be a party and to consummate the Transaction.  The Transaction and the execution, delivery and performance by JV Newco of the Transaction Agreements to which it is or will be party and all other agreements, transactions and actions contemplated thereby, have been duly and validly approved and authorized by all necessary corporate action on the part of JV Newco, and no other corporate action on the part of JV Newco is required in connection therewith.

(b)        Enforceability.  Each of the Transaction Agreements to which JV Newco is a party to is, or when executed by the parties thereto, will be, valid and binding obligations of JV Newco, enforceable against it in accordance with its respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

5.3       No Prior Operations.  JV Newco was formed solely for the purpose of effecting the Transaction and since the date of its formation has not carried on any business or conducted any operations other than the execution of the Transaction Agreements to which it is or will be a party.  Other than as specifically contemplated by the Transaction Agreements to which it is or will be a party, JV Newco has no assets or Liabilities.  JV Newco does not have, nor has it ever had, any employees, independent contractors or other service providers.

5.4       No Dissolution or Liquidation.  No proposal has been made or resolution adopted for the dissolution or liquidation of JV Newco, no circumstances exist which may result in the dissolution or liquidation of JV Newco, and no proposal has been made or resolution adopted for a statutory merger or division, or a similar arrangement of JV Newco.

5.5       Authorized Share Capital; Valid Issuance.

(a)        During the period beginning on the Agreement Date and ending on the Completion Date, Maple Leaf has the full right and title to the outstanding shares of JV Newco.  All of the outstanding shares of JV Newco (i) are held by Maple Leaf (and

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Maple Leaf has the full right and title to such shares) and (ii) have been properly and validly issued and are each fully paid-up and free and clear of any Encumbrances.

(b)        Other than as set forth in Section 5.5(a) above, there are no outstanding shares of share capital, or other equity interest in, JV Newco and, other than as specifically provided for in the Transaction Agreements, there are no: (i) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of the share capital, restricted stock unit, stock-based performance unit or any other right that is or may become convertible into or exchangeable for any shares of the share capital or other securities of JV Newco; (ii) share appreciation, phantom shares, profit participation or similar rights with respect to JV Newco; or (iii) Contracts under which JV Newco is or may become obligated to sell or otherwise issue any shares of its share capital or any other securities.

(c)        The JV Newco Class B Shares to be issued by JV Newco to United and the Foundation in connection with this Agreement, when issued, will be (i) duly authorized and validly issued (including in accordance with Applicable Law and the articles of association of JV Newco, fully paid and nonassessable and (ii) free and clear of any Encumbrances (other than as set forth in the Shareholders Agreement and restrictions created under applicable securities Laws).

5.6       No Prohibited Persons.  JV Newco is not a Prohibited Person and is not 50% or more owned or controlled by a Prohibited Person individually or by Prohibited Persons in the aggregate.

ARTICLE 6

WARRANTIES OF MAPLE LEAF

Always subject to the limitations in Exhibit 11.2 (i) Maple Leaf warrants to United and JV Newco in the terms of the warranties set out in this Article 6 on the Agreement Date, and (ii) Maple Leaf shall warrant to United and JV Newco in the terms of the warranties set out in this Article 6 at Completion by reference to the facts and circumstances then subsisting and, for this purpose, each of the warranties set out in this Article 6 shall be deemed to be repeated at Completion as if any express or implied reference in it to the Agreement Date was replaced by a reference to the Completion Date:

6.1       Organization and Authority.

(a)        Organization; Good Standing.

(i)        Each of Maple Leaf and each of the Maple Leaf Group Companies is an Entity duly organized, validly existing and in good standing in jurisdictions that recognize the concept, under the laws of its jurisdiction of formation, except where the failure to be in good standing, individually or in the aggregate with any such other failures, would not reasonably be expected to have a material Liability on the Maple Leaf Business taken as a whole.  Each of the

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Maple Leaf Group Companies has the requisite corporate power and authority to own, operate and lease its respective properties and to carry on its respective business as currently conducted.  Each of the Maple Leaf Group Companies is duly qualified or licensed operate and conduct the Maple Leaf Business as currently conducted in the Territories, and is in good standing, in jurisdictions that recognize the concept, as a foreign Entity in each jurisdiction where the character of the respective properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would not reasonably be expected to have a material and adverse effect on the Maple Leaf Business taken as a whole.  Maple Leaf has heretofore made available to United complete and correct copies of the Organizational Documents for each of the Maple Leaf Group Companies as in effect through (and including) the date hereof. For each Maple Leaf Group Company, such Organizational Documents fully set out all of the rights, restrictions and obligations attaching to each class of Equity Securities of such Maple Leaf Group Company. Each Maple Leaf Group Company has been in compliance in all material respects with its Organizational Documents, and none of the Maple Leaf Group Companies has violated or breached in any material respect any of their respective Organizational Documents.

(ii)       The Foundation is a foundation (stichting) duly organized and validly existing under the laws of the Netherlands.

(b)        Power and Authority.

(i)        Each of Maple Leaf and each of the Maple Leaf Group Companies has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under each of the Transaction Agreements to which it is or will be a party and to consummate the Transaction.  The Transaction and the execution, delivery and performance by Maple Leaf and each of the Maple Leaf Group Companies of the Transaction Agreements to which it is or will be party and all other agreements, transactions and actions contemplated thereby, have been duly and validly approved and authorized by all necessary corporate action (including any Board or shareholder approval, as applicable) on the part of Maple Leaf and each of the Maple Leaf Group Companies, and no other corporate action (including any Board or shareholder approval, as applicable) on the part of Maple Leaf or any such Maple Leaf Group Company is required in connection therewith.

(ii)       The Foundation has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under each of the Transaction Agreements to which it is or will be a party and to consummate the Transaction.  The Transaction and the execution, delivery and performance by the Foundation of the Transaction Agreements to which it is or will be party and all other agreements, transactions and actions contemplated thereby, have been

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

duly and validly approved and authorized by all necessary corporate action on the part of the Foundation, and no other corporate action on the part of the Foundation is required in connection therewith.

(c)        Enforceability.

(i)        Each of the Transaction Agreements to which Maple Leaf and/or any of the Maple Leaf Group Companies is or will be a party is, or when executed by the parties thereto, will be, valid and binding obligations of Maple Leaf or such applicable Maple Leaf Group Company, enforceable against it in accordance with its respective terms, subject to the effect of (A) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (B) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(ii)       Each of the Transaction Agreements to which the Foundation is or will be a party is, or when executed by the parties thereto, will be, valid and binding obligations of the Foundation, enforceable against it in accordance with their respective terms, subject to the effect of (A) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (B) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(d)        No Consents; Conflicts.  No consent, approval, order, authorization, release or waiver of, or registration, declaration or filing with, any Governmental Authority, is necessary or required to be made or obtained by Maple Leaf or any of the Maple Leaf Group Companies to enable any of them to lawfully execute and deliver, enter into, and perform under each of the Transaction Agreements to which Maple Leaf or any Maple Leaf Group Company is or will be party or to consummate the Transaction, except (i) the Required Regulatory Approvals, (ii) as otherwise set forth on Section 6.1(d)(ii) the Maple Leaf Disclosure Letter or the relevant section of the Maple Leaf Supplemental Disclosure Letter (if any) or (iii) those consents, approvals, orders, authorizations, releases, waivers, registrations, declarations or filings the failure of which to obtain or make would not, individually or in the aggregate, (A) reasonably be expected to be material to the ability of Maple Leaf or the Maple Leaf Group Companies to consummate the Transaction or to perform their respective obligations under the Transaction Agreements to which they are or will be a party or (B) have a material and adverse effect on the Maple Leaf Business taken as a whole.  Neither the execution and delivery by Maple Leaf or the Maple Leaf Group Companies of any of the Transaction Agreements to which it is or will be a party, as applicable, nor the consummation of the Transaction, conflicts with or violates or results in any violation of or default under (with or without notice or lapse of time, or both) or gives rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under: (1) any provision of the Organizational Documents of Maple Leaf or any of the Maple

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Leaf Group Companies as currently in effect; (2) assuming the receipt of all consents, approvals, orders, authorizations, releases and waivers and the making of all registrations, declarations and filings set forth on Section 6.1(d)(ii) of the Maple Leaf Disclosure Letter, any Applicable Law; or (3) any Maple Leaf Material Contract, in each case except as set forth on Section 6.1(d)(iii) the Maple Leaf Disclosure Letter and in the case of clauses (2) or (3), other than such conflicts, violations, defaults, terminations, cancellations, modifications, accelerations or losses that, individually or in the aggregate, would not (x) reasonably be expected to be material to, or to delay, the ability of Maple Leaf or any of the Maple Leaf Group Companies to consummate the Transaction or to perform their respective obligations under  any Transaction Agreements to which it is or will be a party, (y) have a material and adverse effect on the Maple Leaf Business taken as a whole, or (z) reasonably be expected to have a material and adverse effect on the Business of JV Newco, taken as a whole, following Completion. No Maple Leaf Group Company is a Strategic Entity

6.2       Capital Structure.

(a)        The issued and allotted share capital, charter capital or registered capital of each Maple Leaf Group Company, together with the legal and beneficial owner(s) of such capital, is set forth on Section 6.2(a)(i) of the Maple Leaf Disclosure Letter.

(b)        Except as set forth in Section 6.2(a) or Section 6.2(b) of the Maple Leaf Disclosure Letter, (i) there are no, and at Completion there will be no, other issued or allotted Equity Securities of any Maple Leaf Group Company; (ii) there is no Encumbrance on, over or affecting the issued share capital, charter capital or registered capital of any Maple Leaf Group Company, other than such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and there is no agreement or commitment to give or create any such Encumbrance and no person has made any claim to be entitled to any right over or affecting the issued share capital, charter capital or registered capital of such Maple Leaf Group Company; (iii) no Equity Securities of any Maple Leaf Group Company are subject to any preemptive rights, rights of first refusal (except to the extent provided by Applicable Law) or other rights to purchase such Equity Securities or any other rights with respect to such Equity Securities; (iv) no Maple Leaf Group Company is obligated to issue, sell or transfer any Equity Securities of any Maple Leaf Group Company; (v) no Maple Leaf Group Company is a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any Equity Security of such Maple Leaf Group Company; (vi) no Maple Leaf Group Company has granted any registration rights to any other Person, nor is any Maple Leaf Group Company obliged to list, any of the Equity Securities of any Maple Leaf Group Company on any securities exchange; (vii) there are no voting or similar agreements which relate to the share capital or registered capital of any Maple Leaf Group Company; and (viii) no Maple Leaf Group Company has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote)

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

with the shareholders of any Maple Leaf Group Company on any matter, or any agreements to issue such bonds, debentures, notes or other obligations.

(c)        All presently outstanding Equity Securities of each Maple Leaf Group Company were duly and validly issued (or subscribed for) and allotted in compliance with all Applicable Laws and are fully paid or credited as fully paid.  All dividends (if any) or distributions (if any) declared, made or paid by each Maple Leaf Group Company, and all repurchases and redemptions of Equity Securities of each Maple Leaf Group Company (if any), have been declared, made, paid, repurchased or redeemed, as applicable, in accordance with its Organizational Documents and all Applicable Laws.

6.3       Corporate Structure.  Section 6.3 of the Maple Leaf Disclosure Letter sets forth,  as of the Agreement Date,  a complete and correct structure chart showing each of the Maple Leaf Group Companies and the other entities in which any Maple Leaf Group Company owns any non-controlling equity interest, together with the percentage of the outstanding issued share capital or registered capital, as the case may be, of each such Maple Leaf Group Company and entity directly owned by such Maple Leaf Group Company and indicating the Control relationships among all Maple Leaf Group Companies, the nature of the legal entity which any Maple Leaf Group Company owns any non-controlling equity interest, and the jurisdiction in which each Maple Leaf Group Company or such other entity was organized.  Except as set forth in Section 6.3 of the Maple Leaf Disclosure Letter, no Maple Leaf Group Company owns or Controls any Equity Security, interest or share in any other Person or is or was a participant in any joint venture, partnership or similar arrangement.  No Maple Leaf Group Company is obligated under any Contract to make any investment in or capital contribution in or on behalf of any other Person.

6.4       Taxes.

(a)        The Maple Leaf Group Companies (and any consolidated, unitary, combined, aggregate or similar group for Tax purposes of which any Maple Leaf Group Company is or has been a member or any Affiliate of Maple Leaf with respect to which any Maple Leaf Company could have any liability for Tax) have timely filed all material income and other material Tax Returns that they were required to file and have timely paid all Taxes due and owing whether or not shown on any Tax Return.  All such Tax Returns were complete and accurate in all material respects and were prepared in substantial compliance with Applicable Law.  Maple Leaf has made available to United complete copies of all material Tax Returns filed for any period ending on or after December 31, 2015, and examination reports of, and any statements of deficiencies assessed against or agreed to by, any of the Maple Leaf Group Companies.

(b)        Each of the Maple Leaf Group Companies (i) has complied in all material respects with all Applicable Laws relating to the payment and withholding of Taxes; (ii) has, within the time and in the manner prescribed by Applicable Law, withheld from employee wages or consulting fees and paid over to the proper Tax Authorities (or is properly holding for such timely payment) all amounts required to be so

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

withheld and paid over under all Applicable Laws (including income and employment Tax withholding laws), and (iii) has timely filed all material withholding Tax Returns.

(c)        There is (i) no claim for Taxes being asserted against any Maple Leaf Group Company that has resulted in a lien against the property of any Maple Leaf Group Company other than liens for Taxes not yet due and payable or that are being contested in good faith and for which adequate reserves have been established under U.S. GAAP, (ii) to the Knowledge of Maple Leaf, no audit or pending audit of, or Tax dispute associated with, any Tax Return of any Maple Leaf Group Company being conducted by any Tax Authority, (iii) no extension or waiver of any statute of limitations on the assessment of any Taxes granted by any Maple Leaf Group Company currently in effect, and (iv) no agreement to any extension of time for filing any Tax Return of a Maple Leaf Group Company which has not been filed.  To the Knowledge of Maple Leaf, no claim has been made by a Tax Authority in a jurisdiction where a Maple Leaf Group Company does not file Tax Returns that such Maple Leaf Group Company is or may be subject to an obligation to file Tax Returns and pay Tax in that jurisdiction.

(d)        None of the Maple Leaf Group Companies is or has been a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement (other than this Agreement, the Shareholders Agreement and an Ordinary Commercial Agreement) and none of the Maple Leaf Group Companies has or will have any liability or potential liability to another party under any such agreement.  None of the Maple Leaf Group Companies has any liability for the Taxes of any Person (other than the Maple Leaf Group Companies) under Applicable Law or agreement (other than an Ordinary Commercial Agreement), as a transferee or successor or otherwise.

(e)        Except as might result from an audit of, or Tax dispute associated with, any Tax Return of any Maple Leaf Group Company, none of the Maple Leaf Group Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Completion Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Completion Date; (ii) specific agreement with any Tax Authority; or (iii) Applicable Law requiring that the taxable net income (after expenses) recognised by the relevant Maple Leaf Group Company in a taxable period ending after the Completion Date is in excess of the accounting net income recognised for the same period.

(f)        Maple Leaf has provided to United documentation or summaries describing in reasonable detail any Tax holidays or incentives to which any of the Maple Leaf Group Companies benefits.  Each of the Maple Leaf Group Companies is in compliance with the requirements for any applicable Tax holidays or incentives.

(g)        Each Maple Leaf Group Company has complied in all material respects with all of its duties under all legislation relating to Tax and has kept all records, made all Tax Returns and supplied all information and given all notices and made all disclosures to any Tax Authority as reasonably requested or required by law within any

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

requisite period. All such Tax Returns and information and notices and any statements or disclosures made to any Tax Authority were and remain correct and accurate in all respects.  Each Maple Leaf Group Company has in its possession or under its control sufficient records, primary supporting documents and information which may be reasonably required (i) to determine its liabilities to Tax, including liabilities which may arise on the future disposal or deemed disposal of any of its assets, and (ii) to utilize any accumulated Tax losses.  Each Maple Leaf Group Company has maintained, in all material respects, complete, accurate and up-to-date records to the extent required by Applicable Laws so as to enable it or any third party liable for that to deliver correct and complete Tax Returns.

(h)        Each Maple Leaf Group Company has duly submitted all claims, disclaimers, elections, surrenders and applications, which have been assumed to have been made for the purposes of the Maple Leaf Group Financial Statements.

(i)         To the extent applicable, all documents the enforcement of which each Maple Leaf Group Company is or may be interested have been duly stamped and all transfer Taxes that any such documents may have been subject to have been duly paid. All reliefs from Transfer Tax or similar duty or tax where available have been claimed, and there are no circumstances (including the Completion) under which any such relief could be withdrawn.

(j)         Each Maple Leaf Group Company is and has at all times been resident for Tax purposes in the jurisdiction in which it was incorporated or formed and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement).  No Maple Leaf Group Company is or has ever been subject to Tax in any jurisdiction other than its place of incorporation or formation by virtue of having a permanent establishment or other place of business in that jurisdiction.  No Maple Leaf Group Company constitutes a permanent establishment of any other person, business or enterprise for any Tax purpose.

(k)        All transactions entered into by any Maple Leaf Group Company have been entered into on arm’s length terms and no notice or enquiry by any Tax Authority has been made in connection with any such transaction. Each Maple Leaf Group Company has complied with all Applicable Laws, rules and regulations relating to transfer pricing.

(l)         No Maple Leaf Group Company has entered into or been a party to any scheme or arrangement which has no business purpose or of which the main purpose, or one of the main purposes, was the avoidance of or the reduction in or the deferral of a liability for Tax.

(m)       To the extent required by Applicable Laws, each Maple Leaf Group Company is duly registered for the purposes of any applicable value added tax VAT and has duly paid or provided for all amounts of VAT and/or similar Taxes for which the relevant Maple Leaf Group Company is liable. Each Maple Leaf Group

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Company has made, given, obtained and kept full, complete, correct and up-to-date returns, records, invoices and other documents appropriate or required by Applicable Laws for those purposes.

(n)        Neither execution nor completion of this Agreement will result in any change in the Tax status, basis or treatment of any Maple Leaf Group Company as a whole, or any of their assets, nor in the withdrawal of any Tax relief granted on or before Completion which would be likely to have a material adverse effect on any Maple Leaf Group Company.

(o)        No interest paid by any Maple Leaf Group Company pursuant to any financial obligation or other arrangement has been recharacterised and taxed as a dividend for Tax purposes under the thin capitalisation rules, and there are no circumstances which are likely to result in any interest being so recharacterised and taxed.

6.5       Compliance with Laws.  Except as disclosed in Section 6.5 of the Maple Leaf Disclosure Letter:

(a)        Taken as a whole: (i) the Maple Leaf Business is conducted, and has at all times been conducted, in compliance in all material respects with all Applicable Laws, and (ii) no event has occurred and no circumstance exists that (with or without notice or lapse of time) (A) would reasonably be expected to constitute or result in a material violation by any of the Maple Leaf Group Companies of, or a failure on the part of such Entity to comply in all material respects with, any Applicable Law, or (B) would reasonably be expected to give rise to any material obligation on the part of any of the Maple Leaf Group Companies to undertake, or to bear all or any portion of the cost of, any remedial action initiated or brought by any Governmental Authority. None of Maple Leaf or any of its Affiliates has received any written notice from any Governmental Authority regarding any of the foregoing.  None of the Maple Leaf Group Companies is, to the Knowledge of Maple Leaf, under investigation with respect to a material violation of any Applicable Law.

(b)        The Maple Leaf Group Companies have or hold all material Governmental Authorizations from or with the relevant Governmental Authority required to operate the Maple Leaf Business, as currently conducted, in accordance with Applicable Law (collectively, the “Maple Leaf Required Governmental Authorizations”), and all such material Maple Leaf Required Governmental Authorizations are valid and in full force and effect.

(c)        Other than as set forth on Section 6.5(c) of the Maple Leaf Disclosure Letter, (i) no Maple Leaf Required Governmental Authorization contains any burdensome restrictions or conditions, (ii) each Maple Leaf Required Governmental Authorization is in full force and effect and will remain in full force and effect upon the

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

consummation of the Transaction, (iii) none of the Maple Leaf Group Companies is in default under any Maple Leaf Required Governmental Authorization, and (iv) to the Knowledge of Maple Leaf, there is no Maple Leaf Required Governmental Authorization which is subject to periodic renewal that will not be granted or renewed.  None of the Maple Leaf Group Companies has received any letter or other written communication from any Governmental Authority threatening or providing notice of revocation of any Maple Leaf Required Governmental Authorization issued to any of the Maple Leaf Group Companies or the need for compliance or remedial actions in respect of any material activities carried out by the Maple Leaf Group Companies.

(d)        The Maple Leaf Group Companies, their respective directors or officers, and, to the Knowledge of Maple Leaf, any employees, agents or other persons acting for or on behalf of any Maple Leaf Group Company or the Maple Leaf Business have complied, and are in compliance with, all applicable Anti-Bribery Laws.  None of the Maple Leaf Group Companies or any of their respective directors or officers or, to the Knowledge of Maple Leaf, any employee, agent or any other person acting for or on behalf of any Maple Leaf Group Company or the Maple Leaf Business has, (i) made or provided any bribe, influence payment, kickback, payoff, improper payment, speed payment, facilitating payment, improper liaisoning fee, or any other type of payment that would be unlawful under any Anti-Bribery Laws that apply to any of the Maple Leaf Group Companies, including  laws that prohibit the corrupt payment, offer, provision, promise or authorization of the payment or transfer of anything of value (including gifts, entertainment, travel, or other benefits), directly or indirectly through third parties, to any Government Official, commercial Entity, or other Person to obtain a business advantage; (ii) in violation of any Anti-Bribery Law, offered, paid, provided, promised to pay, or authorized any payment or transfer of money, political or charitable contributions, financial advantages, or anything of value, directly or indirectly through third parties, to any Person for the purpose of (A) influencing any act or decision of Government Official in his official capacity, (B) inducing a Government Official to do or omit to do any act in relation to his lawful duty, (C) securing any improper advantage, (D) inducing a Government Official to influence or affect any act or decision of any Governmental Authority, or (E) assisting any Maple Leaf Group Company, or any agent or any other Person acting for or on behalf of any such Maple Leaf Group Company, in obtaining or retaining business for or with, or in directing business to, any Person; or (iii) accepted, solicited, or received any contributions, payments, gifts, benefits, or expenditures that would be unlawful under any Anti-Bribery Law.

(e)        No Government Official (i) holds an ownership or other economic interest, direct or, to the Knowledge of Maple Leaf, indirect, in any of the Maple Leaf Group Companies or the Maple Leaf Business, or (ii) serves as an officer, director or, to the Knowledge of Maple Leaf, serves as an employee of any of the Maple Leaf Group Companies or provides any services to the Maple Leaf Business.  To the Knowledge of Maple Leaf, no Immediate Family Member of an owner, officer, director, or employee of a Maple Leaf Group Company is a Government Official.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

(f)        None of the Maple Leaf Group Companies or their respective directors, general directors or, to the Knowledge of Maple Leaf, officers, employees, agents or other Persons acting for or on behalf of any Maple Leaf Group Company or the Maple Leaf Business has (i) established or maintained any unlawful fund or account; (ii) inserted, concealed, or misrepresented corrupt, illegal, or improper payments, expenses, or other entries in the books and records of the Maple Leaf Group Companies or Maple Leaf; (iii) concealed or disguised the existence, illegal origins, and/or illegal application of criminally derived income/assets or otherwise caused such income or assets to appear to have legitimate origins or constitute legitimate assets; or (iv) used any funds to finance terrorist, drug-related, or other illegal activities.

(g)        None of the Maple Leaf Group Companies or any of their respective directors, general directors or to the Knowledge of Maple Leaf, officers, employees, agents or any other Persons acting for or on behalf of any of the Maple Leaf Group Companies has ever (i) been, to the Knowledge of Maple Leaf,  accused of or investigated for violating any Anti-Bribery Laws, or (ii) been found by a Governmental Authority to have violated any Anti-Bribery Laws or any securities law or is subject to any indictment or any government investigation for bribery.

(h)        Maple Leaf has instituted and maintained policies and procedures applicable to the Maple Leaf Group Companies which are designed to promote and achieve compliance with Anti-Bribery Laws, trade sanctions and economic embargoes, and anti-money laundering laws.  Maple Leaf maintains a system of internal accounting controls sufficient to provide reasonable assurances that each Maple Leaf Group Company’s transactions are properly authorized by management, executed, and recorded.

(i)         None of the Maple Leaf Group Companies is 50% or more owned or controlled by a Prohibited Person individually or by Prohibited Persons in the aggregate.  Neither the Maple Leaf Group Companies nor, any of their respective directors, general directors or, to the Knowledge of Maple Leaf, officers, employees, agents or any other Persons acting for or on behalf of any Maple Leaf Group Company, is a Prohibited Person, and, to the Knowledge of Maple Leaf, no Prohibited Person has been given an offer to become an employee, officer, consultant or director of any of the Maple Leaf Group Companies.  Except as authorized under Applicable Law, none of the Maple Leaf Group Companies has knowingly exported, reexported, or transferred any products, technology, or services to, or conducted or agreed to conduct any business or dealings, or knowingly entered into or agreed to enter into any transaction with, a Prohibited Person.  Neither Maple Leaf nor any of its Affiliates engages in, operates, or invests in, directly or indirectly, any business in China that provides or facilitates ride-sharing, taxi or designated driver services through any online or mobile application platform which connects drivers of vehicles and vehicle passengers (the “Restricted China Business”).

6.6       Financial Statements; Liabilities.

(a)        Maple Leaf has delivered to United Maple Leaf Group’s (i) audited consolidated financial statements as of and for the year ended on December 31, 2016

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

(“2016 Maple Leaf Group Financial Statements”) and (ii) unaudited condensed consolidated statement of income and unaudited condensed consolidated cash flow statement as of and for the three (3) months ended March 31, 2017 (“Maple Leaf Group Statement Date”) (“1Q2017 Maple Leaf Group Financial Statements” and together with the 2016 Maple Leaf Group Financial Statements, the “Maple Leaf Group Financial Statements”). Except as set out in Section 6.6(a) of the Maple Leaf Disclosure Letter, the Maple Leaf Group Financial Statements (A) have been prepared in accordance with the Maple Leaf Books and Records and (B) fairly present in all material respects the financial condition and position of the Maple Leaf Group Companies on a consolidated basis as of the dates indicated therein and the results of operations and cash flows of the Maple Leaf Group Companies on a consolidated basis for the periods indicated therein, except in the case of unaudited financial statements for the omission of notes thereto and normal year-end audit adjustments that are not expected to be material. The 2016 Maple Leaf Group Financial Statements were prepared and maintained in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved; and in respect of the 1Q2017 Maple Leaf Group Financial Statements, all underlying records from which the 1Q2017 Maple Leaf Group Financial Statements were prepared are maintained in accordance with U.S. GAAP applied on a consistent basis throughout the period involved.

(b)        None of the Maple Leaf Group Companies have any Liabilities, and there are no Liabilities Related to the Maple Leaf Business, of a type required to be disclosed on a balance sheet prepared in accordance with U.S. GAAP except for (i) Liabilities set forth in the Maple Leaf Group Financial Statements, (ii) current Liabilities incurred since the Maple Leaf Group Statement Date in the Ordinary Course, (iii) Liabilities that are not material to the Maple Leaf Business and (iv) Liabilities or executory obligations under Maple Leaf Material Contracts.

(c)        No Maple Leaf Group Company has any Indebtedness that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which any of the Maple Leaf Group Companies has otherwise become directly or indirectly liable, except for any (i) Indebtedness that will be fully discharged at no cost or expense to the Maple Leaf Group Companies in connection with the consummation of the Transaction, and (ii) Indebtedness of any Maple Leaf Group Company to any other Maple Leaf Group Company.

6.7       Solvency.

(a)        No Maple Leaf Group Company is insolvent under the laws of its jurisdiction of incorporation or has insufficient capital (or access to capital) to pay its debts as they fall due or has stopped or suspended paying its debts as they fall due or has by reason of actual or anticipated financial difficulties commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)        No Maple Leaf Group Company has taken any action in any applicable jurisdiction to initiate any process by or under which (i) the ability of the

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

creditors of any Maple Leaf Group Company to take any action to enforce their debts is suspended, restricted or prevented under Applicable Law; (ii) some or all of the creditors of any Maple Leaf Group Company accept, or it is proposed that some or all such creditors will accept, by agreement or in pursuance of an Order or otherwise, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of any Maple Leaf Group Company; (iii) a Person is appointed (nor has any such Person been appointed) to manage the affairs, business and/or assets of any Maple Leaf Group Company (or any part thereof) on behalf of its creditors, whether in the role of liquidator, receiver, manager, trustee, supervisor, administrative receiver or otherwise howsoever, nor has any power to appoint any such person become exercisable under any Encumbrance in respect of all or any assets of such Maple Leaf Group Company.

(c)        No process has been initiated (including the application for or the making of any order, or the passing of any resolution (or the convening of any meeting for such purpose)) by any Governmental Authority which has resulted, or which would reasonably result, in any Maple Leaf Group Company being wound up or dissolved and/or its assets being distributed among the relevant Maple Leaf Group Company's creditors, shareholders or other contributors.

(d)        No creditor of any Maple Leaf Group Company has taken steps to enforce, any debt or other sum owed by any Maple Leaf Group Company by (i) institution any legal proceedings against any Maple Leaf Group Company, (ii) the serving of a statutory demand against any Maple Leaf Group Company, or (iii), the exercise of a lien, power of distraint, or sequestration against any Maple Leaf Group Company (in each case, where such debt or sum remains unpaid).

(e)        None of the following (and no event analogous to any of the foregoing) has occurred in the Russian Federation in relation to any Russian Maple Leaf Group Company:

(i)        implementation of bankruptcy prevention measures, including out-of-court sanction (dosudebnaya sanatsya);

(ii)       the appointment of a liquidation commission (likvidatsionnaya komissiya) or similar officer;

(iii)      its seeking, consenting to or acquiescing in the introduction of the proceedings for its liquidation or bankruptcy or the appointment of a liquidation commission (likvidatsionnaya komissiya) or similar officer;

(iv)      to the Knowledge of Maple Leaf, the presentation or filing of a petition in any court, arbitrazh court or before any agency alleging or for the bankruptcy, insolvency, dissolution, liquidation (or any analogous proceeding) of such Maple Leaf Group Company;

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

(v)       the institution of the supervision (nabludeniye), financial recovery (finansovoe ozdorovleniye) external management (vneshneye upravleniye), liquidation procedure (konkursnoye proizvodstvo) and/or the appointment of a temporary manager (vremenniy upravlyayuschiy), administrative manager (administrativniy upravlyayuschiy), external manager (vneshniy upravlyayuschiy), bankruptcy manager (konkursniy upravlayushiy) or similar officer;

(vi)       the convening or announcement of an intention to convene a meeting of creditors for the purposes of considering a voluntary arrangement (mirovoye soglasheniye);

(vii)     any extra-judicial winding-up, liquidation or analogous act by any Government Authority in or of the Russian Federation; or

(viii)    the occurrence of any event which, under the Applicable Laws of the Russian Federation (as changed or amended), has an analogous effect to any of the events specified in paragraphs (i) to (vii) (inclusive) of this Section 6.7(e).

(f)        No Maple Leaf Group Company has received any written notice from any relevant Governmental Authority stating that such Maple Leaf Group Company has an insufficient level of charter capital or net assets under Applicable Law.

6.8       Material Contracts.

(a)        Section 6.8 of the Maple Leaf Disclosure Letter contains a complete and accurate list of all Maple Leaf Material Contracts as of the date hereof, and none of the Maple Leaf Group Companies is a party to or bound by any Maple Leaf Material Contract  that is not listed in Section 6.8 of the Maple Leaf Disclosure Letter. Maple Leaf has made available to United true and complete copies of all Maple Leaf Material Contracts, including any amendments thereto, as of the date hereof.

(b)        Each Maple Leaf Material Contract is a valid and binding agreement of the Maple Leaf Group Company or the Affiliate of Maple Leaf that is a party thereto, as applicable; the performance by the Maple Leaf Group Company of each such agreement does not and will not violate any Applicable Law or Order in any material respect; and each such agreement is in full force and effect and enforceable against the parties thereto, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(c)        (i) No Maple Leaf Material Contract has been terminated or cancelled by the other party thereto; (ii) each such Maple Leaf Group Company has duly performed in all material respects all of its obligations under each Maple Leaf Material

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Contract to which it is a party to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or alleged default, or event which would (with the passage of time, notice or both) constitute a material breach or default thereunder by such Person or, to the Knowledge of Maple Leaf, any other party or obligor with respect thereto, has occurred, or as a result of the execution, delivery, and performance of the Transaction Agreements, or the consummation of the Transaction, will occur; (iii) no Maple Leaf Group Company party to a Maple Leaf Material Contract has, since the Maple Leaf Group Statement Date, given written notice that it intends to terminate a Maple Leaf Material Contract or that any other party thereto has breached, violated or defaulted under any Maple Leaf Material Contract; and (iv) no Maple Leaf Group Company party to a Maple Leaf Material Contract has, since the Maple Leaf Group Statement Date, received any written notice that it has breached, violated or defaulted under any Maple Leaf Material Contract or that any other party thereto intends to terminate such Maple Leaf Material Contract.

6.9       Absence of Certain Changes.  Save as set out in Section 6.9 of the Maple Leaf Disclosure Letter, during the period beginning on the Maple Leaf Group Statement Date and ending on the Agreement Date, (a) each Maple Leaf Group Company (i) has operated its business in the Ordinary Course in all material respects and (ii) collected receivables and paid payables and similar obligations in the Ordinary Course, and (b) Maple Leaf has operated the Maple Leaf Business in the Ordinary Course in all material respects.  During the period beginning on the Maple Leaf Group Statement Date and ending on the Agreement Date, (A) there has not been any Material Adverse Effect on the Maple Leaf Business, and (B) no event or action has occurred that would require the consent of United pursuant to Section 7.3(b) if such event or action occurred during the Pre-Completion Period.

6.10     Real Property.

(a)        Other than pursuant to the Maple Leaf Leases, no Maple Leaf Group Company owns, or has legal or equitable title or other right or interest in any real property.

(b)        Section 6.10(b) of the Maple Leaf Disclosure Letter sets forth each leasehold interest pursuant to which any Maple Leaf Group Company holds any material real property (each a “Maple Leaf Lease”), indicating the parties to such Maple Leaf Lease and the address of the property demised under the Maple Leaf Lease and the term of the Maple Leaf Lease.  The particulars of the Maple Leaf Leases as set forth in Section 6.10(b) of the Maple Leaf Disclosure Letter are true and complete.  Each Maple Leaf Lease is in compliance in all material respects with Applicable Law, including with respect to the operation of property and conduct of business as now conducted by the applicable Maple Leaf Group Company which is a party to such Maple Leaf Lease. No Maple Leaf Group Company has sublet, assigned or hypothecated its leasehold interest under any Maple Leaf Lease. The leasehold interests under the Maple Leaf Leases held by the Maple Leaf Group Companies are adequate for the conduct of the Maple Leaf Business as currently conducted. Except as would not have a material and adverse effect on the Maple Leaf Business, taken as a whole, and with respect to each Maple Leaf

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Lease: (i) such Maple Leaf Lease is legal, valid, binding, enforceable against the parties thereto, and in full force and effect in accordance with its terms, (ii)  to the Knowledge of Maple Leaf, there are no disputes with respect to such Maple Leaf Lease, (iii) neither the applicable Maple Leaf Group Company nor, to the Knowledge of Maple Leaf, any other party to the Maple Leaf Lease is in breach or default under such Maple Leaf Lease, and, to the Knowledge of Maple Leaf, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Maple Leaf Lease, and (iv) no security deposit or material portion thereof deposited with respect to such Maple Leaf Lease has been applied in respect of a breach or default under such Maple Leaf Lease which has not been redeposited in full.

6.11     Assets; Sufficiency.  Each Maple Leaf Group Company has good and valid title to all of the material assets owned by it (including those reflected in the Maple Leaf Group Financial Statements, together with all assets acquired thereby since the Maple Leaf Group Statement Date, but excluding those that have been disposed of since the Maple Leaf Group Statement Date and Intellectual Property assets which are covered by Section 6.16), in each case free and clear of all Encumbrances, other than Permitted Encumbrances.  Immediately after Completion, the tangible assets referenced in the prior sentence (excluding Intellectual Property assets which are covered by Section 6.16) represent all the tangible assets (excluding Intellectual Property assets which are covered by Section 6.16) necessary for the conduct of the Maple Leaf Business as of and immediately prior to Completion.

6.12     Related Party Transactions.  Except those arrangements set forth in Section 6.12 of the Maple Leaf Disclosure Letter, (a) no Maple Leaf Related Party has any material Contract, understanding, or transaction with, or is indebted to, any of the Maple Leaf Group Companies, or has any material interest in any of the Maple Leaf Group Companies (other than Equity Securities of such Maple Leaf Group Company as set forth on Section 6.2(a) of the Maple Leaf Disclosure Letter) or the Maple Leaf Business, nor is any Maple Leaf Group Company indebted (or committed to make loans or extend or guarantee credit) to any Maple Leaf Related Party (other than for accrued salaries, for the current pay period, reimbursable expenses or other standard employee benefits); (b) no Maple Leaf Related Party has any material interest in any Person with which a Maple Leaf Group Company or the Maple Leaf Business has a material business relationship (including any Person which purchases from or sells, licenses or furnishes to a Maple Leaf Group Company or the Maple Leaf Business any goods, Intellectual Property or other property rights or services), or in any material Contract that is necessary for the operation of the Maple Leaf Business to which any of the Maple Leaf Group Companies is a party or, to the Knowledge of Maple Leaf, by which it may be bound or affected, and no Maple Leaf Related Party directly or indirectly competes with, or, to the Knowledge of Maple Leaf, has any material interest in any Person that directly or indirectly competes with, any Maple Leaf Group Company or the Maple Leaf Business (other than ownership of less than one percent (1%) of the share capital of publicly traded companies); (c) as of the Agreement Date, no Maple Leaf Related Party has received any payment or other benefit from any of the Maple Leaf Group Companies (except for payments and benefits received in connection with such Person’s employment in the Ordinary Course on an arm’s length basis); and (d) to the Knowledge of Maple Leaf, no Maple Leaf Related Party has filed or intends to file a cause of action or other claim or Action against

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

any Maple Leaf Group Company or the Maple Leaf Business;  provided that, for the purposes of clause (b) above, the definition of “Maple Leaf Related Party” shall be deemed to exclude the respective employees and equityholders of Maple Leaf except to the extent that Maple Leaf has Knowledge that such person has a material interest.  The arrangements required to be set forth in Section 6.12 of the Maple Leaf Disclosure Letter shall be collectively referred to herein as the “Maple Leaf Related Party Transactions” and each as a “Maple Leaf Related Party Transaction”.

6.13     Insurance Matters.  Except as would not have a material and adverse effect on the Maple Leaf Business, taken as a whole, all insurance policies and all self-insurance programs and arrangements relating to the Maple Leaf Business of each Maple Leaf Group Company are in full force and effect, no notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder.  As of the Agreement Date, there is no material claim pending by or on behalf of the Maple Leaf Business under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies.  None of the Maple Leaf Group Companies has received any written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of its respective insurance policies.

6.14     Labor and Employee Matters.

(a)        Maple Leaf has made available to United a correct and complete list of all Maple Leaf Business Employees on an anonymized basis, and sets forth for each such individual the following: (i) date of hire; (ii) job title; (iii) principal place of employment and Maple Leaf employer entity; (iv) base salary; (v) target incentive compensation for 2017; (vi) any material fringe benefit that is not provided generally to all employees; (vii) leave status, excluding annual leave (including type of leave, the date the leave began, if applicable, and expected return date, if known); and (viii) immigration and visa status for employees working outside of such individual’s country of citizenship.

(b)        Except as disclosed in Section 6.14(b) of the Maple Leaf Disclosure Letter, (i) each of the Maple Leaf Group Companies has complied in all material respects with all Applicable Laws related to labor or employment, including provisions thereof relating to wages, hours, overtime, working conditions, benefits, retirement, social welfare, equal opportunity, collective bargaining, immigration and employee/contractor classification; (ii) there is no pending or to the Knowledge of Maple Leaf, threatened, and there has not been since the formation of each of the Maple Leaf Group Companies, Action relating to the violation or alleged violation of any Applicable Law by any of the Maple Leaf Group Companies related to labor or employment, including any charge or complaint filed by a Maple Leaf Business Employee with any Governmental Authority, other than such Actions that, individually or in the aggregate, would not reasonably be expected to be material to, or to delay, the ability of Maple Leaf or any Maple Leaf Group Company to consummate the Transaction or to perform its respective obligations under any Transaction Agreement to which it is or will be a Party; and (iii) none of the Maple Leaf Group Companies are delinquent in payments to any

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Maple Leaf Business Employee for wages, salaries, commissions, bonuses, or other compensations (other than for accrued amounts for the current pay period).

(c)        Section 6.14(c) of the Maple Leaf Disclosure Letter contains a true and complete list of each material Employee Benefit Plan (whether written or otherwise) that is sponsored by, maintained, or contributed to by a Maple Leaf Group Company for the benefit of any current or former employee, officer, consultant, director or other service provider of a Maple Leaf Group Company (or such Person’s dependents and beneficiaries) or with respect to which a Maple Leaf Group Company has or could reasonably be expected to have any material obligation (collectively, the “Maple Leaf Benefit Plans”).  For each Maple Leaf Benefit Plan (to the extent applicable) accurate, current and complete copies of the following have been made available to United: (i) all documents setting forth the material terms of such Maple Leaf Benefit Plan, including all amendments; (ii) where the Maple Leaf Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) all material Contracts relating to the maintenance or administration of the Maple Leaf Benefit Plan, including any trust agreements or other funding arrangements; and (iv) all material correspondence, if any, to or from any Governmental Authority or any participant.  The Maple Leaf Group Companies do not have any express or implied commitment (A) to create, incur Liability with respect to or cause to exist any new Maple Leaf Benefit Plan, (B) to enter into any Contract to provide compensation or benefits to any individual or (C) to modify, change or terminate any Maple Leaf Benefit Plan, other than with respect to a modification, change or termination required by Applicable Laws.

(d)        (i) Each of the Maple Leaf Benefit Plans is and has at all times been operated in compliance with its terms, and in compliance with all Applicable Laws in all material respects; (ii) all contributions to, and payments for each such Maple Leaf Benefit Plan have been timely made, the Maple Leaf Group Financial Statements reflects all Liabilities for unpaid contributions or payments of the Maple Leaf Group Companies for periods (or portions of periods) through the date of the Maple Leaf Group Financial Statements, and no event, transaction or condition has occurred or exists that would result in any Liability to JV Newco or any of the Maple Leaf Group Companies under such Maple Leaf Benefit Plan as of Completion for which amounts have not been fully funded or fully offset by insurance; (iii) there are no pending or, to the Knowledge of Maple Leaf, threatened Actions involving any Maple Leaf Benefit Plan (except for routine claims for benefits payable in the normal operation of any Maple Leaf Benefit Plan); (iv) each of the Maple Leaf Group Companies maintains, and has fully funded, each Maple Leaf Benefit Plan and any other labor-related plans that it is required by Applicable Law or by Contract to maintain and fund; (v) each Maple Leaf Benefit Plan required under Applicable Law to be registered with a Governmental Authority has been registered and has been maintained in good standing and, if intended to qualify for special Tax treatment, meets all requirements for such treatment; and (vi) each of the Maple Leaf Group Companies is in compliance with all Applicable Laws and Contracts relating to its provision of any form of social insurance, and has paid, or made provision for the payment of, all social insurance contributions required under Applicable Laws and Contracts.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

(e)        Except as disclosed in Section 6.14(e) of the Maple Leaf Disclosure Letter, none of the Maple Leaf Benefit Plans is subject to ERISA. Neither Maple Leaf nor any of its Subsidiaries has any director, officer, contractor or employee who is employed by or providing services to the Maple Leaf Business or any of the Maple Leaf Group Companies, that provides such services in the United States.

(f)        Except as disclosed in Section 6.14(f) of the Maple Leaf Disclosure Letter: (i) each Maple Leaf Benefit Plan can be amended, terminated or otherwise discontinued after Completion in accordance with its terms, without material Liability to JV Newco or the Maple Leaf Group Companies (other than ordinary notice and administration requirements and expenses); (ii) no Maple Leaf Benefit Plan provides for notice periods or for payment of separation, severance, redundancy, termination or similar-type benefits to any Person other than or in excess of those required by Applicable Law; and (iii) no Maple Leaf Benefit Plan provides for or promises retiree medical benefits or defined retirement benefits (by reference to earnings or otherwise) to any current or former employee, officer, consultant, director or other service provider of the Maple Leaf Group Companies or any dependent or beneficiary thereof.

(g)        Except as set forth in any Transaction Agreement, neither the execution of any of the Transaction Agreements to which Maple Leaf is a party nor the consummation of the transactions contemplated thereby will constitute an event under any Maple Leaf Benefit Plan that will or may (i) result in any payment becoming due to any current or former director, officer or employee of any of the Maple Leaf Group Companies under any of the Maple Leaf Benefit Plans; (ii) increase any benefits otherwise payable under any of the Maple Leaf Benefit Plans; or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

(h)        There has not been, and there is not now pending or, to the Knowledge of Maple Leaf, threatened, any strike, union organization activity, lockout, slowdown, picketing, or work stoppage or any unfair labor practice charge against any of the Maple Leaf Group Companies.  None of the Maple Leaf Group Companies is bound by or subject to (and none of their respective assets or properties is bound by or subject to) any written or oral Contract, commitment or arrangement with any labor union or any collective bargaining agreements.

(i)         Each Maple Leaf Business Employee is currently devoting substantially all of his or her business time to the conduct of the Maple Leaf Business.  To the Knowledge of Maple Leaf, no Maple Leaf Business Employee (i) is subject to any covenant restricting him/her from working for any of the Maple Leaf Group Companies or currently working for any other Person that competes with any of the Maple Leaf Group Companies; or (ii) is obligated under, or in violation of any term of, any Contract or any Order relating to the right of any such individual to be employed by, or to contract with, any of the Maple Leaf Group Companies. None of the Maple Leaf Group Companies has received any written notice alleging that any such violation has occurred. No Maple Leaf Business Employee has given to any Maple Leaf Group Company any notice of an intent to terminate his or her employment with the applicable Maple Leaf

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Group Company, nor does any Maple Leaf Group Company have a present intention to terminate the employment of any such individual.

6.15     Litigation.  Except as disclosed in Section 6.15 of the Maple Leaf Disclosure Letter, there is not currently, nor has there ever been, (a) any Action pending or, to the Knowledge of Maple Leaf, threatened in writing against or affecting any Maple Leaf Group Company, the Maple Leaf Business or against any of the Maple Leaf Business Employees, (b) any judgment or award unsatisfied against the Maple Leaf Business or any of the Maple Leaf Group Companies, or any Order in effect and binding on any of the Maple Leaf Group Companies or their respective assets or properties, or the Maple Leaf Business (c) any Action pending by (i) any of the Maple Leaf Group Companies against any third party (nor does any of the Maple Leaf Group Companies intend to commence any such Action) or (ii) Maple Leaf or any of its Affiliates against any third party relating to the Maple Leaf Business (nor does Maple Leaf or any of its Affiliates intend to commence any such Action), and (d) to the Knowledge of Maple Leaf, any writing from any Governmental Authority that has challenged or questioned the legal right of (i) any of the Maple Leaf Group Companies to conduct its business, or (ii) Maple Leaf or any of its Affiliates to conduct the Maple Leaf Business, in each case, as presently being conducted.

6.16     Intellectual Property.

(a)        IP Ownership.  Section 6.16(a) of the Maple Leaf Disclosure Letter sets forth a complete and accurate list of all material Maple Leaf Owned IP.  There is no Maple Leaf Registered IP. Except as disclosed in Section 6.16(a) of the Maple Leaf Disclosure Letter, each of the Maple Leaf Group Companies has good and valid title to, and is the sole and exclusive owner of, all of the Maple Leaf Owned IP. None of the Maple Leaf Group Companies, Maple Leaf, Maple Leaf LLC, nor any of their respective employees, officers or directors has taken any actions or failed to take any actions that would cause any Maple Leaf Owned IP to be invalid, unenforceable or not subsisting. No funding or facilities of a Governmental Authority or a university, college, other educational institution or research center was used in the development of any Maple Leaf Owned IP.  No Maple Leaf Owned IP is subject to (i) any Encumbrance, or (ii) any Contract granting rights therein to any Person, other than non-exclusive licenses granted in the Ordinary Course. Except as disclosed in Section 6.16(a) of the Maple Leaf Disclosure Letter, no Maple Leaf Owned IP is subject to any proceeding or outstanding Order or settlement agreement or stipulation that (i) restricts in any manner the use, transfer or licensing thereof, or the making, using, sale, or offering for sale of the Maple Leaf Group Companies’ products or services, by any of the Maple Leaf Group Companies, or (ii) may affect the validity, use or enforceability thereof except as disclosed in Section 6.16(a) of the Maple Leaf Disclosure Letter.  Each director, officer or employee of Maple Leaf, Maple Leaf LLC and the Maple Leaf Group Companies has assigned and transferred to their respective employers any and all of his/her Intellectual Property Related to the Business, except as disclosed in Section 6.16(a) of the Maple Leaf Disclosure Letter. None of the Maple Leaf Group Companies, Maple Leaf or Maple Leaf LLC has transferred, assigned or exclusively licensed any material Maple Leaf

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Owned IP to any Person, except as disclosed in Section 6.16(a) of the Maple Leaf Disclosure Letter.

(b)        Infringement, Misappropriation and Claims.  Neither any of the Maple Leaf Group Companies nor the conduct of the Maple Leaf Business has: (i) violated, infringed or misappropriated (and the prospective operation of the Maple Leaf Business (as currently proposed)  from and after Completion will not so violate, infringe or misappropriate) any non-Patent Intellectual Property, or to the Knowledge of Maple Leaf, any Patent Intellectual Property of any Person or (ii) contributed to or induced any violation, infringement or misappropriation of any non-Patent Intellectual Property, or to the Knowledge of Maple Leaf, any Patent Intellectual Property of any Person. None of the Maple Leaf Group Companies, Maple Leaf or Maple Leaf LLC has received any written (or, to the Knowledge of Maple Leaf, unwritten) notice alleging any of the foregoing or otherwise inviting any of the them to take a license under any Intellectual Property or consider the applicability of any Intellectual Property to the conduct of the Maple Leaf Business. To the Knowledge of Maple Leaf and Maple Leaf LLC, no Person has violated, infringed or misappropriated any Maple Leaf Owned IP, and none of the Maple Leaf Group Companies has given any written notice to any other Person alleging any of the foregoing.  No Person has challenged or sought to challenge in writing the ownership of any Maple Leaf Owned IP or the use of any Maple Leaf Owned IP by any of the Maple Leaf Group Companies.

(c)        Assignments and Prior IP.  All material inventions and know-how conceived by employees of any of the Maple Leaf Group Companies, or of Maple Leaf or Maple Leaf LLC Related to the Business are currently owned exclusively by a Maple Leaf Group Company. All employees, contractors, agents and consultants of Maple Leaf.Taxi Holdco and its Subsidiaries Maple Leaf or Maple Leaf LLC who are or were involved in the creation of any Intellectual Property Related to the Business have executed an assignment of inventions agreement that vests in (as applicable) Maple Leaf or Maple Leaf LLC or Maple Leaf.Taxi Holdco or its applicable Subsidiary exclusive ownership of all right, title and interest in and to such Intellectual Property, to the extent not already provided by Applicable Law.  To the Knowledge of Maple Leaf, none of the employees, consultants or independent contractors, currently or previously employed or otherwise engaged by Maple Leaf or Maple Leaf LLC or Maple Leaf.Taxi Holdco or any of its Subsidiaries in the creation of any Intellectual Property Related to the Business (i) is in violation of any current or prior confidentiality, non-competition or non-solicitation obligations to any of them or to any other Persons, including former employers, or (ii) is obligated under any Contract, or subject to any Order, that would interfere with the use of his or her best efforts to promote the interests of Maple Leaf.Taxi Holdco or its applicable Subsidiary or that would conflict with the business of Maple Leaf.Taxi Holdco or its applicable Subsidiary as presently conducted.  To the extent that any Maple Leaf Owned IP has been developed or created independently or jointly by an independent contractor or other third party for any of the Maple Leaf Group Companies, or is incorporated into any products or services of any of the Maple Leaf Group Companies, the applicable Maple Leaf Group Company has a written agreement with such independent contractor or third party and has thereby obtained ownership of, and is the

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

exclusive owner of all such independent contractor’s or third party’s Intellectual Property in such work, material or invention by operation of law or valid assignment.

(d)        IP Contracts.  Section 6.16(d) of the Maple Leaf Disclosure Letter sets forth a complete and accurate list of, and Maple Leaf has provided to United true, complete and accurate copies of, all Contracts (i) to which Maple Leaf or any of the Maple Leaf Group Companies is a party, and (ii) pursuant to which any of the Maple Leaf Group Companies is authorized to use, exercise, or receive any benefit from any Intellectual Property of another Person (including of Maple Leaf) that is material to the operation of the Business, or (iii) that are exclusively used in the Business.

(e)        Protection of IP. Each of Maple Leaf, Maple Leaf LLC and the Maple Leaf Group Companies has taken reasonable and appropriate steps to protect, maintain and safeguard the Maple Leaf Owned IP, including without limitation taking reasonable and appropriate steps to protect all Trade Secrets from disclosure and to enforce unregistered Trademarks forming part of the Maple Leaf Owned IP.

(f)        IP Sufficiency.  As used herein, “Provided IP” means the Intellectual Property that will be licensed or otherwise provided to Maple Leaf.Taxi Holdco and United Holdco under the Software License Amendment Agreement.  The Maple Leaf Owned IP,  the Provided IP and the Intellectual Property used pursuant to Contracts listed at Section 6.16(d) of the Maple Leaf Disclosure Letter together constitute all the Intellectual Property necessary and sufficient for the conduct of the Maple Leaf Business as of immediately following Completion and for the continued operation of the Maple Leaf Business following Completion (as currently proposed);  provided, that the foregoing shall not be deemed to expand the warranties set forth in Section 6.16(b), and in no event will anything in this Section 6.16(f) be deemed to be a non-infringement warranty. The consummation of the transactions contemplated by the Transaction Agreements will not result in the loss or impairment of any right of any of the Maple Leaf Group Companies to own, use, practice or otherwise exploit any Maple Leaf Owned IP nor any other Intellectual Property or Technology used, held for use or practiced by any of the Maple Leaf Group Companies related to the Business. Without limiting the scope of the foregoing warranties, the  Provided IP provides in all material respects all of the rights previously granted under the Contracts of the type described under clause (f) of the definition of “Maple Leaf Material Contracts” and disclosed in Section 6.8 of the Maple Leaf Disclosure Letter; and there are no Patents or Trademarks owned by Maple Leaf or Maple Leaf LLC necessary for useful in the conduct of the Maple Leaf Business that are not expressly licensed as part of the Provided IP.  No Provided IP is subject to any proceeding or outstanding Order or settlement agreement or stipulation that restricts in any manner the use thereof as used in the Maple Leaf Business as currently conducted and as currently proposed to be conducted.  None of the Maple Leaf Group Companies, Maple Leaf or Maple Leaf LLC has received any written notice alleging that the Provided IP in the manner used in the Business infringes or misappropriates any Intellectual Property of any Person, or otherwise inviting any of them to take a license under any Intellectual Property or consider the applicability of any Intellectual Property to the use of the Provided IP in the conduct of the Maple Leaf Business.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

(g)        Data Privacy and Data Security.  Each of Maple Leaf Group Companies has established, with respect to and for the Maple Leaf Business, privacy policies that are in conformance in all material respects with reputable industry practice and all Applicable Law, including Personal Data Laws.  At all times when conducting the Maple Leaf Business, each of Maple Leaf.Taxi B.V. and Maple Leaf.Taxi LLC has provided, with respect to and for the Maple Leaf Business, accurate notice of its privacy practices on all of its websites (and through mobile applications and other client-side and web interface products); these notices have not contained any material omissions and have not been misleading, deceptive or in violation of Applicable Law, including Personal Data Laws.  Each of Maple Leaf Group Companies has complied in all material respects with and is in material compliance with (i) Applicable Law, including Personal Data Laws, (ii) all requirements of self-regulatory organizations, (iii) its internal and external privacy policies, and (iv) any contractual obligations and consumer-facing statements made by or on behalf of Maple Leaf.Taxi B.V. or Maple Leaf.Taxi LLC (including any such statements on its Web site, through mobile applications and other client-side and web interface products, and in any marketing or promotional materials) relating to its use, collection, retention, storage, disclosure, transfer, disposal, and other processing of any PII; and the execution, delivery and performance of this Agreement will not result in a material breach or violation of any of the foregoing.  None of Maple Leaf, any of its Affiliates or any Maple Leaf Group Companies has received, and to the knowledge of Maple Leaf, there has been no, complaint to any Governmental Authority, or any Action against, any Maple Leaf Group Company by any private party or any Governmental Authority, regarding the collection, use, retention, storage, security, transfer, disposal, disclosure or other processing of PII by any Maple Leaf Group Company for the Maple Leaf Business.  Each of Maple Leaf Group Companies has implemented and maintains reasonable and appropriate disaster recovery and security plans, procedures and facilities and has taken other reasonable steps consistent with industry practices of companies offering similar services to safeguard the confidential information, PII, and information technology systems utilized in the operation of the Maple Leaf Business (“Maple Leaf IT Systems”), from unauthorized or illegal access and use.  There has been no material breach of security or unauthorized access by third parties to (A) the Maple Leaf IT Systems, (B) the confidential information, or (C) any PII collected, held, or otherwise managed by or on behalf of any Maple Leaf Group Company with respect to the Maple Leaf Business.  Without limiting the foregoing, all rider and driver data collected in the operation of the Maple Leaf Business (“Maple Leaf Data”) was collected by and is solely owned by a Maple Leaf Group Company, which has good and valid title thereto, and is the sole and exclusive owner thereof.  No Maple Leaf Data is subject to any proceeding or outstanding Order or settlement agreement or stipulation that restricts in any manner the use or licensing thereof, or the making, using, sale, or offering for sale of the products or services in the Maple Leaf Business.  None of the Maple Leaf Group Companies has transferred, assigned or exclusively licensed any Maple Leaf Data to any Person.

6.17     No Brokers.  Other than as set forth on Section 6.17 of the Maple Leaf Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

other fee or commission or expense reimbursement in connection with the execution of any Transaction Agreement or the consummation of the Transaction based upon arrangements made by or on behalf of Maple Leaf or any of its Affiliates.

6.18     No Additional Warranties. Except for the warranties and undertakings made by Maple Leaf as expressly set forth in Article 5 and this Article 6 or as expressly made by Maple Leaf or any of its Affiliates in any other Transaction Agreement, neither Maple Leaf nor any of its Representatives or Affiliates, or any other Person acting on their behalf, makes any other express or implied, statutory or otherwise, representation, warranty or undertaking of any kind or nature in connection with the Transaction. Neither Maple Leaf nor any of its Representatives or Affiliates, or any other Person acting on their behalf, makes any express or implied, statutory or otherwise, representation, warranty or undertaking with respect to any projections, estimates or budgets provided to Maple Leaf or its Representatives or Affiliates (howsoever and whensoever provided) of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Maple Leaf and any of its Affiliates (including the Maple Leaf Group Companies) or the future business and operations of Maple Leaf and its Affiliates (including the Maple Leaf Group Companies).  None of United or its Representatives or Affiliates has relied on and is not relying on any representations or warranties regarding Maple Leaf, its Affiliates (including the Maple Leaf Group Companies) or their respective businesses (including the Maple Leaf Business), including such representations or warranties made by or on behalf of any Maple Leaf Shareholder before the signature of this Agreement, including during the course of negotiating this Agreement, other than those warranties expressly set forth in Article 5, this Article 6 or as expressly made by Maple Leaf or any of its Affiliates in any Transaction Agreement; and United, for itself and its Representatives and Affiliates irrevocably and unconditionally waives any right it or they may have to claim damages for any misrepresentation in relation to the subject matter of this Agreement or any other Transaction Agreements unless such misrepresentation was made fraudulently. Notwithstanding this Section 6.18, this Section 6.18 shall not apply to any claim for fraud, willful misconduct or willful concealment.

6.19     Waiver. Maple Leaf (i) waives any right or claim it may have following Completion against any Maple Leaf Group Company, or its or their respective officers, employees, agents or professional advisers in respect of any misrepresentation, error or omission in connection with any information supplied or statement made by them in connection with this Agreement (other than in the case of fraud, willful misconduct or willful concealment); (ii) irrevocably and unconditionally releases any such Entity or Person from any liability arising from any such misrepresentation, error or omission; and (iii) acknowledges and agrees that any such right or claim shall not constitute a defense to any claim by United or JV Newco under or in relation to this Agreement.

6.20     Separate and Independent Warranties.  Each of the warranties in Article 5 and this Article 6 shall be construed as a separate and independent warranty and except where this Agreement expressly provides otherwise, is not limited by the other provisions of this Agreement, including the other warranties.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

ARTICLE 7

CERTAIN COVENANTS OF THE PARTIES

7.1       Pre-Completion Restructuring.

(a)        United Pre-Completion Restructuring(b)     .  At or prior to Completion, United shall complete the United Pre-Completion Restructuring; provided, that not less than ** prior to completing the United Pre-Completion Restructuring, United shall provide Maple Leaf with written notice of the proposed structure, including which United Group Company(ies) will hold which Acquired Territory Assets (excluding the EATS Assets) and copies of the written documentation United intends to execute or cause to be executed in order to effect the United Pre-Completion Restructuring, and shall provide Maple Leaf with reasonable opportunity to review and comment on such structure prior to completing the United Pre-Completion Restructuring; provided that United may redact or withhold from such copies any information that United in good faith determines to be competitively sensitive or proprietary in nature. (c)        (d)

(b)        Maple Leaf Pre-Completion Restructuring.  At or prior to Completion, Maple Leaf shall complete the Maple Leaf Pre-Completion Restructuring; provided, that not less than ** prior to completing the Maple Leaf Pre-Completion Restructuring, Maple Leaf shall provide United with written notice of the proposed structure, including which Maple Leaf Group Company(ies) will hold shares in Maple Leaf.Taxi Technology LLC and Maple Leaf.Taxi Kazakhstan LLP and copies of the written documentation Maple Leaf intends to execute in order to effect the Maple Leaf Pre-Completion Restructuring, and shall provide United with reasonable opportunity to review and comment on such structure prior to completing the Maple Leaf Pre-Completion Restructuring; provided that Maple Leaf may redact or withhold from such copies any information that Maple Leaf in good faith determines to be competitively sensitive or proprietary in nature.

7.2       Access.  Subject to compliance with the terms of the Mutual NDA and subject to Applicable Law regarding confidentiality of employee information, during the period from the Agreement Date and continuing until the earliest to occur of (a) the Completion Date and (b) the termination of this Agreement pursuant to Section 10.1 (the “Pre-Completion Period”), United and Maple Leaf each will, after receiving reasonable advance notice from the other Party, give such other Party and its Representatives reasonable access (during normal business hours) to the United Business Books and Records and to the United Business Employees, in the case of United, and to the Maple Leaf Business Books and Records and the Maple Leaf Business Employees, in the case of Maple Leaf, and will provide such other Party with such information regarding the United Business and the Acquired Territory Assets, in the case of United, or the Maple Leaf Business, in the case of Maple Leaf, as such other Party may reasonably request; provided, however, that such access shall not unduly interfere with the normal business and operations of Maple Leaf or United, as applicable, nor shall Maple Leaf or United have access to any information that (i) based on advice of the other Party’s counsel, would or would reasonably be expected to create any potential Liability under Applicable Law, including Antitrust Laws, or would jeopardize any legal privilege or (ii) in the reasonable judgment of Maple Leaf or United, as the case may be, would (A) result in the disclosure of any Trade Secrets of third parties or (B)

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

violate any obligation of Maple Leaf or United, as the case may be, with respect to confidentiality.

7.3       Conduct of the Maple Leaf Business Pending the Completion Date.

(a)        During the Pre-Completion Period, other than as expressly required by the terms of the Transaction Agreements, Maple Leaf shall cause each of the Maple Leaf Group Companies to operate the Maple Leaf Business in the Ordinary Course (including with respect to rider and driver incentives and discounts), to pay its debts and Taxes when due (other than debts and Taxes that are being properly contested), and use reasonable endeavors to (i) pay or perform all other obligations when due, (ii) preserve intact the present business organizations of the Maple Leaf Group Companies, (iii) keep available the services of the Maple Leaf Business Employees and (iv) preserve the beneficial relationships of the Maple Leaf Group Companies with suppliers, distributors, riders and drivers, fleet park partners and managers, licensors, licensees and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing business of the Maple Leaf Business.

(b)        During the Pre-Completion Period, except as (x) expressly required by the terms of the Transaction Agreements, (y) United has otherwise consented to in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or (z) set forth in Section 7.3(b) of the Maple Leaf Disclosure Letter, (1) Maple Leaf shall cause each of the Maple Leaf Group Companies not to and (2) with respect to clauses (viii), (x), (xi), (xiii), (xiv), (xvi) or (xvii) below, and solely to extent relating to the Maple Leaf Business, Maple Leaf shall not and shall cause its Affiliates not to, in each case:

(i)        amend or otherwise make changes to its Organizational Documents;

(ii)       declare, set aside, redeem, repurchase, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital, except for dividends by any direct or indirect wholly owned Subsidiary of  any Maple Leaf Group Company to a Maple Leaf Group Company;

(iii)      repurchase, redeem or otherwise acquire, directly or indirectly, any of the share capital of any Maple Leaf Group Company;

(iv)      reclassify, combine, split or subdivide, directly or indirectly, or create or authorize creation of any additional class or series of, any of its share capital;

(v)       make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in U.S. GAAP (after the Agreement Date);

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

(vi)      enter into, amend in any material respect, waive or terminate any Maple Leaf Related Party Transaction other than (A) terminations of such Contracts in accordance with Section 7.15(b) or (B) the entry into any such Maple Leaf Related Party Transaction (or a series of related Maple Leaf Related Party Transactions) that entitles the counterparty thereto solely with the right to receive payments from (or the obligation to make payments to) the Maple Leaf Group Companies with total value not exceeding ** per each such Maple Leaf Related Party Transaction (or a series of related Maple Leaf Related Party Transactions) (each, an “Immaterial Maple Leaf Related Party Transaction”); provided, however, that the total value of all such Immaterial Maple Leaf Related Party Transactions shall in no event exceed ** in the aggregate;

(vii)     issue, sell, dispose of or grant, or authorize the issuance, sale, disposition or grant of, any Equity Securities of any Maple Leaf Group Company or any Subsidiary thereof;

(viii)    (A) incur any indebtedness for borrowed money, (B) issue any debt securities, (C) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or (D) make any loans or advances, or grant any security interest in any of its assets;

(ix)      with respect to any Maple Leaf Business Employee or any director, officer, employee, consultant or contractor of any Maple Leaf Group Company, (A) increase the compensation or benefits of such Person other than in the Ordinary Course, (B) except as set forth on Section 7.3(b)(ix) of the Maple Leaf Disclosure Letter, grant any cash bonus, incentive, performance or other incentive compensation other than in the Ordinary Course, (C) accelerate the vesting or payment of, or funding or in any other way securing the payment of, compensation or benefits under any Employee Benefit Plan (other than as specifically required by the express provisions of an Employee Benefit Plan in effect on the Agreement Date), (D) grant any severance or termination pay other than in the Ordinary Course, (E) establish, adopt, enter into, amend, or terminate any Employee Benefit Plan, or (F) take any action with respect to salary, compensation, benefits or other terms and conditions of employment that would result in the holder of a change in control or similar agreement having “good reason” to terminate employment and collect severance payments and benefits pursuant to such agreement;

(x)       sell, lease, transfer, or dispose of any material property or assets, or any portion thereof or interest therein, in any single transaction or series of related transactions, except for (A) transactions pursuant to Contracts in effect as of the Agreement Date and made available to United, (B) transactions that individually or in the aggregate do not exceed ** or (C) dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the Maple Leaf Business;

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

(xi)      propose or adopt a plan of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization or other reorganization;

(xii)     form a Subsidiary (other than a wholly-owned Subsidiary);

(xiii)    expand the operations of the Maple Leaf Business into (A) any new material line of business, unless Maple Leaf provides United written notice at least ** prior to such expansion or (B) into any jurisdiction outside of the Territories (each a “New Territory”), unless (i) Maple Leaf provides United written notice at least ** prior to such expansion into any New Territory if United is not operating in the New Territory as of the date of such notice, and at least ** prior to such expansion into any New Territory if United is operating in the New Territory as of the date of such notice, and (ii) the parties have both satisfied themselves (acting reasonably) that such expansion into a New Territory is and would be in compliance with applicable Antitrust Laws and other similar laws;

(xiv)    make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, merger or consolidation, or contributions to capital, or loans or advances, in any such case (A) with a value or purchase price in excess of **, individually or in the aggregate when taken with all other such Ordinary Course acquisitions or investments, or (B) that is or would have any reasonable possibility of preventing or delaying the Completion beyond the Outside Date or could reasonably increase the likelihood of a failure to satisfy the conditions set forth in Sections 9.1(a),  9.1(b) or 9.1(c);

(xv)     make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes (except as required by Applicable Law), enter into any closing agreement with respect to Taxes, settle any claim or assessment in respect of Taxes, file any amended Tax Return, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, fail to pay any Tax that becomes due and payable (including estimated Tax payments), incur any liability for Taxes outside the Ordinary Course, or prepare or file any Tax Return in a manner inconsistent with past practice, or take or omit to take any other action that had or would reasonably be expected to have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax benefit of any Maple Leaf Group Company;

(xvi)    appoint or hire any Person to serve as the Chief Financial Officer, Chief Marketing Officer, Chief Operating Officer or Chief Technology Officer of the Maple Leaf Business,  and any other officers of the Maple Leaf Business that report directly to the Chief Executive Officer (or, in each case, any Person that has the authority and duties that are normally associated with such office, such Persons, “Senior Executives”), unless Maple Leaf has (A) provided United with at least ** notice of the names and details (including resume and times and dates of any interview) of any Persons being considered, pursued or

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

interviewed for any such position, (B) allowed United to be represented in at least one interview with any Persons being considered, pursued or interviewed for any such position, and (C) reasonably considered United’s recommendations to Maple Leaf as to the suitability of any Persons being considered, pursued or interviewed for any such position; and provided further, that any such Person appointed to any Senior Executive position (x) must have the appropriate skills, qualifications and experience required of a Senior Executive with regard to the nature of the Business and size of JV Newco following Completion; and (y) must not be related to any member of an existing Senior Executive of Maple Leaf (or its Affiliates);

(xvii)   terminate any Senior Executive,  unless Maple Leaf has (A) provided United with notice, within a reasonable period, of Maple Leaf’s intention or decision to terminate any such Person, and (B) reasonably considered United’s recommendations to Maple Leaf as to the proposed termination of any such Person;

(xviii)  (A) transfer, or propose to transfer (directly or indirectly) any Maple Leaf Business Employee to an Affiliate of Maple Leaf that is not a Maple Leaf Group Company, or (B)  solicit, induce, encourage or attempt to solicit, induce or encourage (directly or indirectly) any Maple Leaf Business Employee to terminate his or her employment or engagement with a Maple Leaf Group Company in order to become an employee, consultant, or other service provider to or for any other Person; provided, however that Maple Leaf may solicit and transfer up to ** Maple Leaf Business Employees (other than any Key Maple Leaf Employees) to an Affiliate of Maple Leaf that is not a Maple Leaf Group Company; or

(xix)    announce an intention, enter into formal or informal agreement or otherwise make a commitment to do any of the foregoing.

(c)        The Parties acknowledge and agree that nothing contained in this Agreement is intended to or shall give United, directly or indirectly, the right to control or direct Maple Leaf’s operations for purposes of any applicable Antitrust Law prior to consummation of the Transaction.

7.4       Conduct of the United Business Pending the Completion Date.

(a)        During the Pre-Completion Period, other than as expressly required by the terms of the Transaction Agreements, United shall cause each of the United Group Companies to operate the United Business in the Ordinary Course (including with respect to rider and driver incentives and discounts),  to pay its debts and Taxes when due (other than debts and Taxes that are being properly contested),  and use reasonable endeavors to (i) pay or perform all other obligations when due, (ii) preserve intact the present business organizations of the United Group Companies, (iii) keep available the services of the United Business Employees and (iv) preserve the beneficial relationships of the United Group Companies with suppliers, distributors, riders and

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

drivers, fleet park partners and managers, licensors, licensees and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing business of the United Business.  During the Pre-Completion Period, neither United B.V. nor any United Group Company will directly license the United Data to any third party that is a direct competitor of the United Business or the Maple Leaf Business.

(b)        During the Pre-Completion Period, except as (x) expressly required by the terms of the Transaction Agreements, (y) Maple Leaf shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or (z) set forth in Section 7.4(b) of the United Disclosure Letter, (1) United shall cause each of the United Group Companies not to and (2) with respect to clauses (viii), (x), (xi), (xiii), (xiv), or (xvi) below, and solely to the extent relating to the United Business, United shall not and shall cause its Affiliates not to, in each case:

(i)        amend or otherwise make changes to its Organizational Documents;

(ii)       declare, set aside, redeem, repurchase, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital, except for dividends by any direct or indirect wholly owned Subsidiary of  any United Group Company to a United Group Company;

(iii)      repurchase, redeem or otherwise acquire, directly or indirectly, any of the shares of capital of any United Group Company;

(iv)      reclassify, combine, split or subdivide, directly or indirectly, or create or authorize creation of any additional class or series of, any of its share capital;

(v)       make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in U.S. GAAP (after the Agreement Date);

(vi)      enter into, amend in any material respect, waive or terminate any United Related Party Transaction other than (A) terminations of such Contracts in accordance with Section 7.15(a) or (B) the entry into any such United Related Party Transaction (or a series of related United Related Party Transactions) that entitles the counterparty thereto solely with the right to receive payments from (or the obligation to make payments to) the United Group Companies with total value not exceeding ** per each such United Related Party Transaction (or a series of related United Related Party Transactions) (each, an “Immaterial United Related Party Transaction”); provided, however, that the total value of all such Immaterial United Related Party Transactions shall in no event exceed ** in the aggregate;

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

(vii)     issue, sell, dispose of or grant, or authorize the issuance, sale, disposition or grant of, any Equity Securities of any United Group Company or any Subsidiary thereof;

(viii)    (A) incur any indebtedness for borrowed money, (B) issue any debt securities, (C) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or (D) make any loans or advances, or grant any security interest in any of its assets;

(ix)      with respect to any United Business Employee or any director, officer, employee, consultant or contractor of any United Group Company, (A) increase the compensation or benefits of such Person other than in the Ordinary Course (B) except as set forth on Section 7.4(b)(ix) of the United Disclosure Letter, grant any cash bonus, incentive, performance or other incentive compensation other than in the Ordinary Course, (C) accelerate the vesting or payment of, or funding or in any other way securing the payment of, compensation or benefits under any Employee Benefit Plan (other than as specifically required by the express provisions of an Employee Benefit Plan in effect on the Agreement Date); (D) grant any severance or termination pay other than in the Ordinary Course; (E) establish, adopt, enter into, amend, or terminate any Employee Benefit Plan; or (F) take any action with respect to salary, compensation, benefits or other terms and conditions of employment that would result in the holder of a change in control or similar agreement having “good reason” to terminate employment and collect severance payments and benefits pursuant to such agreement;

(x)       sell, lease, transfer, or dispose of any material property or assets, or any portion thereof or interest therein, in any single transaction or series of related transactions, except for (A) transactions pursuant to Contracts in effect as of the Agreement Date and made available to Maple Leaf, (B) transactions that individually or in the aggregate do not exceed ** or (C) dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the United Business;

(xi)      other than the United Pre-Completion Restructuring, propose or adopt a plan of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization or other reorganization;

(xii)     form a Subsidiary (other than a wholly-owned Subsidiary);

(xiii)    expand the operations of the United Business into any new material line of business within the Territories unless United provides Maple Leaf written notice at least ** prior to such expansion;

(xiv)    make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, merger or consolidation, or contributions to

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

capital, or loans or advances, in any such case (A) with a value or purchase price in excess of **, individually or in the aggregate when taken with all other such Ordinary Course acquisitions or investments, or, (B) that is or would have any reasonable possibility of preventing or delaying the Completion beyond the Outside Date or could reasonably increase the likelihood of a failure to satisfy the conditions set forth in Sections 9.1(a),  9.1(b) or 9.1(c);

(xv)     make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes (except as required by Applicable Law), enter into any closing agreement with respect to Taxes, settle any claim or assessment in respect of Taxes, file any amended Tax Return, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, fail to pay any Tax that becomes due and payable (including estimated Tax payments), incur any liability for Taxes outside the Ordinary Course, or prepare or file any Tax Return in a manner inconsistent with past practice, or take or omit to take any other action that had or would reasonably be expected to have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax benefit of any United Group Company;

(xvi)    (A) transfer, or propose to transfer (directly or indirectly) any United Business Employee to an Affiliate of United that is not a United Group Company, or (B) solicit, induce, encourage or attempt to solicit, induce or encourage (directly or indirectly) any United Business Employee to terminate his or her employment or engagement with a United Group Company in order to become an employee, consultant, or other service provider to or for any other Person; provided, however, subject to Section 7.16(f) in the case of Key United Employees, that United may solicit and transfer up to ** United Business Employees to an Affiliate of United that is not a United Group Company; or

(xvii)   announce an intention, enter into formal or informal agreement or otherwise make a commitment to do any of the foregoing.

(c)        The Parties acknowledge and agree that nothing contained in this Agreement is intended to or shall give Maple Leaf, directly or indirectly, the right to control or direct United’s operations for purposes of any applicable Antitrust Law prior to consummation of the Transaction.

7.5       Notices and Supplemental Disclosure Letters.

(a)        United shall notify Maple Leaf in writing, promptly upon obtaining Knowledge thereof, of (i) any material claim, action, proceeding or governmental investigation commenced or threatened involving or affecting the United Business or the Transaction, or (ii) the occurrence of any event or condition or the existence of any fact that may reasonably be expected to cause any of the conditions to the obligations of Maple Leaf to consummate the Transactions set forth in Article 9 not to be satisfied

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

(including any breaches or inaccuracies of the warranties set forth in Article 4); provided, however, that the delivery of any notice pursuant to this section shall not be deemed to (A) modify any warranty contained in this Agreement or (B) limit or otherwise affect the remedies available hereunder to Maple Leaf or the conditions to Maple Leaf’s obligation to consummate the Transaction.

(b)        Maple Leaf shall notify United in writing, promptly upon obtaining Knowledge thereof, of (i) any material claim, action, proceeding or governmental investigation commenced or threatened involving or affecting the Maple Leaf Business or the Transaction, or (ii) the occurrence of any event or condition or the existence of any fact that may reasonably be expected to cause any of the conditions to the obligations of United to consummate the Transactions set forth in Article 9 not to be satisfied (including any breaches or inaccuracies of the warranties set forth in Article 5 or Article 6); provided, however, that the delivery of any notice pursuant to this section shall not be deemed to (A) modify any warranty contained in this Agreement or (B) limit or otherwise affect the remedies available hereunder to United or the conditions to United’s obligation to consummate the Transaction.

(c)        Prior to the Completion Date, (i) United may serve a United Supplemental Disclosure Letter on Maple Leaf and JV Newco, and (ii) Maple Leaf may serve a Maple Leaf Supplemental Disclosure Letter on United, provided that the United Supplemental Disclosure Letter and the Maple Leaf Supplemental Disclosure Letter, as applicable, shall (A) conform in all material respects to the drafts to be exchanged between the relevant Parties no later than ** prior to the Completion Date and (B) shall not be given effect for the purpose of determining whether a condition to consummation of the Transaction in Article 9 has been satisfied.

7.6       No Solicitation.

(a)        During the Pre-Completion Period, each of Maple Leaf, on the one hand, and United, on the other hand, shall not (nor shall any of such Party’s respective Representatives or Affiliates) directly or indirectly: (i) solicit, seek, initiate, encourage or facilitate the making of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, a Competitive Proposal; (ii) disclose or furnish to any Person any nonpublic information relating to such Party or its Affiliates in connection with or in response to, or enter into, participate in, maintain or continue any discussions or negotiations regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, a Competitive Proposal; or (iii) agree to accept, recommend or endorse (or publicly propose or announce any intention or desire to agree to, accept, recommend or endorse), or execute, enter into or become bound by any agreement, letter of intent, memorandum of understanding or other instrument, arrangement or understanding (whether binding or non-binding, written or oral) in connection with, any Competitive Proposal.

(b)        During the Pre-Completion Period, each of Maple Leaf, on the one hand, and United, on the other hand, including each such Party’s respective

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Representatives and Affiliates, shall immediately cease and cause to be terminated (and will not resume or otherwise continue) any and all existing activities, discussions and negotiations with any Persons (other than with the other Parties hereto or any of their respective Affiliates) conducted heretofore with respect to, or that could reasonably be expected to lead to, any Competitive Proposal.

(c)        During the Pre-Completion Period, in the event that Maple Leaf or any of its respective Representatives or Affiliates, on the one hand, or United or any of its respective Representatives or Affiliates, on the other hand, receives a Competitive Proposal, any notice that any Person is considering making a Competitive Proposal, or any request for disclosure as referenced in clause (ii) of Section 7.6(a) hereof, such Party shall (i) not engage in, and immediately suspend, any discussions with such offeror or party with regard to such Competitive Proposal or requests, (ii) promptly thereafter (and in any event not later than ** after receipt of such Competitive Proposal or request) notify the other Party thereof, which notice shall contain the identity of the Person(s) making (including, if applicable, the ultimate beneficial owner(s) and controlling shareholder(s) of such person), or considering making, such Competitive Proposal, the pricing, terms, conditions and other material provisions of such Competitive Proposal, any material modifications thereto and such other information related thereto as the other Party may reasonably request, and (iii) provide the other Party with ** prior notice (or such lesser prior notice as is provided to the members of the Board of such Party) of any meeting of the Board of such Party, at which the Board of such Party, is reasonably expected to consider such Competitive Proposal.

(d)        The Parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 7.6 were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed by each of United and Maple Leaf that the other Party shall be entitled to an immediate injunction or injunctions or other applicable equitable remedies, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 7.6 and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which the other Party may be entitled at law or in equity (including as set forth in Section 10.4 of this Agreement).  Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by (i) Maple Leaf or any Representative or Affiliate of Maple Leaf shall be deemed to be a material breach of this Agreement by Maple Leaf or (ii) United or any Representative or Affiliate of United shall be deemed to be a material breach of this Agreement by United.

7.7       Public Announcement.  No press release or public announcement related to the Transaction Agreements or any portion of the Transaction shall be issued or made by any Party hereto (or any Representative or Affiliate to a party hereto) without the joint approval of Maple Leaf and United, unless such public announcement is required by Applicable Law (in the reasonable advice of counsel), court order or by obligations pursuant to any listing agreement with or rules of any securities exchange or trading market on which securities of such Party or any of its Affiliates are listed; provided,  however, that in such case where a Party (the

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“Disclosing Party”) is so required to make such a public announcement, the Disclosing Party shall first provide the other Party (the “Non-Disclosing Party”) with a copy of the intended communication, and the Non-Disclosing Party shall have a reasonable period of time to review and comment on any such communication  and the Disclosing Party shall give due consideration to the comments provided by the Non-Disclosing Party.

7.8       Confidentiality.  Prior to the Completion Date, the Parties will hold all nonpublic information, including any information provided pursuant to Sections 7.2,  7.5,  7.6 or 7.9 hereof, in strict confidence in accordance with the terms of that certain Mutual Non-Disclosure Agreement, dated as of February 28, 2017 (the “Mutual NDA”), entered into between United B.V. and Maple Leaf. From and after the Completion Date, the Mutual NDA shall be deemed to have been terminated and superseded and the Parties will hold any non‑public information in accordance with the terms of the Shareholders Agreement and any other applicable Transaction Agreements.

7.9       Regulatory Approvals and Related Matters.

(a)        Each Party shall use its respective best endeavors to ensure that all notices, reports and other documents required to be filed by such Party or any of its Affiliates, individually or jointly with any other Party, with any Governmental Authority with respect to the Transaction will be made as promptly as practicable after the Agreement Date.

(b)        Subject always to United having fully complied with its obligations under Section 7.9(d), Maple Leaf:

(i)        shall on behalf of the Parties, have control over all communications and strategy relating to filings, pre-filings, notifications, notices, submissions, or other applications, in connection with the Required Regulatory Approvals; and

(ii)       shall use its best endeavors to, as promptly as practicable after the Agreement Date and in any event within ** after the Agreement Date (the “Filing Deadline,” unless United and Maple Leaf agree that it would be advisable to delay such submission), prepare and submit all filings (or pre-filings where required by the relevant Governmental Authority), notifications, notices, submissions, or other applications required in connection with the Required Regulatory Approvals; provided, solely in respect of Russian Regulatory Approval, the Filing Deadline shall be ** after the Agreement Date.

(c)        United and Maple Leaf shall each pay one-half of all documented fees payable to Governmental Authorities in connection with the Required Regulatory Approvals.

(d)        United and Maple Leaf shall promptly supply the other Party and its Representatives with any documents and information that may be reasonably

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requested by the other Party or any of its Representatives in order to effectuate any filings, pre-filings, notifications, notices, submissions, or other applications pursuant to this Section 7.9.  Except where prohibited by Applicable Laws, and subject to the Mutual NDA and Joint Defense Agreement dated as of June 8, 2017 (“JDA”), each of Maple Leaf and United shall, (i) consult with the other Party prior to making or taking a position with respect to any such filing, pre-filing, notification, notice, submission, or other application, (ii) permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions, proposals, filings, applications, notices and submissions before making or submitting any of the foregoing to any Governmental Authority by or on behalf of any Party in connection with any filings, investigations or proceedings in connection with this Agreement or the Transaction, (iii) coordinate with the other Party in preparing and exchanging such information, (iv) promptly provide the other Party with such information, including copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such Party with, and any documents received from, any Governmental Authority in connection with this Agreement or the Transaction or investigation thereof, and (v) except to the extent prohibited by the relevant Governmental Authority or with the prior written consent of the other Party, permit representatives of each Party to participate in meetings and telephone conferences with any Governmental Authority relating to the Transaction; provided, that, with respect to any such filing, presentation, submission or other information that contains information that a Party reasonably deems it to be sensitive for its business, such Party may designate relevant portions as “Outside Counsel Only,” in which case review of those designated portions shall be limited to the outside counsel and economic consultants representing the other Party, and such other Party agrees to abide by such arrangement.  Notwithstanding anything to the contrary in this Section 7.9(d), materials provided to the other Party, its outside counsel or economic experts may be redacted to remove references concerning valuation of the United Contributions or the Maple Leaf Contributions.

(e)        The Parties shall use reasonable endeavors, in connection with any Required Regulatory Approval or under any Applicable Law in connection with the Transaction, to: (i) promptly obtain each Consent required to be obtained, and to make effective the Transaction as soon as practicable, (ii) resolve any objections which may be asserted by any Governmental Authority and (iii) contest and resist any, action, proceeding or order that seeks to or does delay, prevent or prohibit the consummation of the Transaction, as promptly as practicable. If any Governmental Authority seeks to permanently restrain, enjoin, prohibit or otherwise block the consummation of the Transaction (in full or in part), or seeks amendments to the Transaction or commitments to be undertaken by any Party as a condition to refraining from seeking to block the Transaction, terminating or allowing the applicable waiting period to expire or releasing such Governmental Authority’s Consent with respect to the Transaction, the Parties shall promptly commence and conduct good faith negotiations with each other and with the Relevant Governmental Authority for a period of not less than ** and use their respective reasonable endeavors during such period in order to agree upon amendments to the

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Transaction Agreements or other actions as may be necessary or advisable to resolve any such objections.

(f)        Neither Party shall, before Completion, authorize or announce an intention to authorize, or enter into agreements providing for, any acquisitions of a substantial equity interest in or a substantial portion of the assets of any Person or any business or division thereof, that, in each case, has, either currently or within the previous **, sales, assets or operations in the Territories, and that has not already been publicly announced as of the day before the Agreement Date, in each case whether by merger, consolidation, combination, acquisition of stock or assets or formation of a joint venture or otherwise, that, in each case, would reasonably be expected to prevent, delay, make more difficult or impede the consummation of the Transaction.

7.10     Other Conditions.  United shall use its reasonable endeavors to satisfy each of the conditions set out in Sections 9.1 and 9.3. Maple Leaf shall use its reasonable endeavors to satisfy each of the conditions set out in Sections 9.1 and 9.2.

7.11     **

7.12     [RESERVED]

7.13     2018 Budget. During the Pre-Completion Period, each of United and Maple Leaf will use good faith efforts to finalize the initial budget for JV Newco and its Subsidiaries for the period following Completion until the end of the 2017 financial year, if any, and the 2018 financial year (such budget, the “2018 JV Newco Budget”); provided,  however, that if the Parties cannot mutually agree on the 2018 JV Newco Budget on or prior to Completion, (i) the Parties shall create a 2017 budget for JV Newco that combines the budget for the Maple Leaf Group Companies and the United Group Companies on a pro-forma basis for the 2017 financial year, and (ii) after Completion, JV Newco shall create a budget for JV Newco and its Subsidiaries for the 2018 financial year,  which shall be subject to the provisions of Schedule 8 of the Shareholders Agreement.

7.14     Post-Completion Restructuring.   United, Maple Leaf and JV Newco shall discuss in good faith during the Pre-Completion Period any potential restructuring, recapitalization or other reorganization of the Subsidiaries of JV Newco to be implemented after Completion (including to achieve a rationalised and tax-efficient structure of JV Newco and its Subsidiaries),  provided, however, that no such restructuring,  recapitalization or other reorganization steps shall be undertaken that are inconsistent with Section 8.3 or that is inconsistent with Clause 4.2 or Clause 4.3 of Schedule 7 of the Shareholders’ Agreement.

7.15     Termination of Related Party Transactions.

(a)        On or before the Completion Date, United shall cause all United Related Party Transactions,  other than those set forth on Section 7.15 of the United Disclosure Letter,  or any Immaterial United Related Party Transactions (provided, however, that the total value of all such Immaterial United Related Party Transactions

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shall in no event exceed ** in the aggregate) and those pursuant to any Transaction Agreement) to be terminated in full, without any Liability to any of Maple Leaf, JV Newco or any of their respective Affiliates from and after Completion.

(b)        On or before the Completion Date, Maple Leaf shall cause all Maple Leaf Related Party Transactions,  other than those set forth on Section 7.15 of the Maple Leaf Disclosure Letter, any Immaterial Maple Leaf Related Party Transactions (provided, however, that the total value of all such Immaterial Maple Leaf Related Party Transactions shall in no event exceed ** in the aggregate) and those pursuant to any Transaction Agreement) to be terminated in full, without any Liability to any of United, JV Newco or any of their respective Affiliates from and after Completion.  Prior to Completion, Maple Leaf shall cause all amounts outstanding under the Maple Leaf Convertible Loan Agreement to be converted into shares of Maple Leaf.Taxi Holdco in accordance with the terms of such agreement (and, prior to Completion, Maple Leaf shall not permit any of the Maple Leaf Group Companies to make any cash payments in respect of amounts owed under the Maple Leaf Convertible Loan Agreement).

7.16     Continuing Employee Matters.

(a)        Transferred Employees.

(i)        During the Pre-Completion Period, each of United and Maple Leaf will identify those employees or consultants (if any) who are not employed or engaged by an entity that will become a Subsidiary of JV Newco as of Completion, which such Party proposes to transfer to JV Newco or a Subsidiary of JV Newco as of Completion (each, including the employees referenced on Section 6.14(a)(ii) of the Maple Leaf Disclosure Letter, a “Proposed Transferred Employee”).  Subject to the provisions of Section 7.2, each of United and Maple Leaf shall cooperate with each other and shall provide to the other such documentation, information and assistance as is reasonably necessary to identify which Proposed Transferred Employees shall be offered employment with JV Newco or one of its Subsidiaries.  Within ** prior to the Completion Date, the Parties shall mutually agree on a final list of Proposed Transferred Employees to be offered employment by JV Newco or one of its Subsidiaries, as well as the applicable Subsidiary for which each such Proposed Transferred Employee will be employed.  Each such Proposed Transferred Employee who receives and accepts an offer of employment with JV Newco or any of its Subsidiaries is referred to as a “Transferred Employee”.

(ii)       JV Newco shall be solely responsible for (A) the payment of all wages, salaries and other compensation and employee benefits (including any severance pay, notice pay, insurance, supplemental pension, deferred compensation, bonuses, retirement and any other benefits, premiums, claims and related costs) to any Transferred Employee, and (B) compliance with all Applicable Laws governing employment (including employment of expatriate employees), including obtaining necessary work permits and other authorizations

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(as applicable), relating to or arising out of the employment or service of the Transferred Employees with JV Newco or any of its Subsidiaries from and after Completion.

(iii)      Subject to Applicable Law (including Applicable Laws regarding confidentiality of employee information), United, Maple Leaf and their respective Affiliates shall provide promptly to JV Newco or any of its applicable Subsidiaries, at JV Newco’s written request, any information or copies of personnel records (including addresses, dates of birth, dates of hire and dependent information) relating to the Transferred Employees or the service of Transferred Employees with United or Maple Leaf, as applicable, as is reasonably necessary to effect the provisions of this Section 7.16(a)(iii).

(b)        Compensation.

(i)        For the ** commencing immediately following the Completion Date, JV Newco shall provide, or cause one of its Subsidiaries to provide, each Continuing Employee with (A) base compensation and target bonus opportunities that in the aggregate are no less than the greater of (x) the base compensation and target bonus opportunities provided to such individuals immediately prior to Completion and (y) the base compensation and target bonus opportunities provided to similarly situated employees of United or Maple Leaf (as applicable); and (B) employee benefits (including perquisites, but excluding equity incentive awards) that in the aggregate are no less favorable than the better of (x) the employee benefits provided to such individuals immediately prior to Completion and (y) the employee benefits provided to similarly situated employees of United or Maple Leaf (as applicable) immediately prior to Completion.

(ii)       For any Continuing Employee who was previously a United Business Employee (other than, for the avoidance of doubt, any such United Business Employee who was an agency or contract worker and converted to a full-time employee after the date of this Agreement and prior to Completion) and is terminated without “Cause” (as defined in the Incentive Plan) within ** of such Person’s employment start date with JV Newco (disregarding prior service with United for this purpose), JV Newco shall provide, or cause one of its Subsidiaries to provide, such Continuing Employee with cash severance benefits in an amount equal to the greater of (x) ** worth of such Person’s base salary or (y) any severance amount as required under Applicable Law.

(iii)      Legacy United Bonus Arrangements.

(1)        Post-Completion Retention Bonus.  JV Newco shall pay or cause its Subsidiaries to pay the Post-Completion Retention Bonus to the Continuing Employees who were previously United Business Employees (excluding temporary workers, consultants, and individual service providers) (the “Eligible Bonus Recipients”) subject to their

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continued employment with JV Newco through the Retention Date on the first regularly scheduled payroll date following the Retention Date.  Within ** following the Retention Date, JV Newco shall provide United with a schedule that includes the following (the “Retention Bonus Schedule”): (A) a list of each Eligible Bonus Recipient, (B) the gross amount of each Post-Completion Retention Bonus payable to such Eligible Bonus Recipient and (C) the amount of any employer-funded social insurance Taxes due in respect of each such Post-Completion Retention Bonus.  Within ** following the receipt of the Retention Bonus Schedule, United will pay by wire transfer to JV Newco the aggregate amount set forth on the Retention Bonus Schedule.

(2)        Prorated United Annual Bonus.  Each Eligible Bonus Recipient shall be eligible to receive an annual bonus from JV Newco or its Subsidiaries equal to the amount that such Person would have received under United Parent’s global bonus program for such year for similarly situated employees, prorated for such Person’s service with United or its Affiliates through Completion and subject to their continued employment with JV Newco or its Subsidiaries through the applicable payment date (the “Prorated Annual Bonus”).  On or before March 15, 2018, United shall deliver to JV Newco a schedule that includes the gross amount of each Prorated Annual Bonus payable to each such Eligible Bonus Recipient as well as the aggregate amount of Prorated Annual Bonuses for all such Eligible Bonus Recipients (the “Prorated Annual Bonus Schedule”).  On the first regularly scheduled payroll date following the receipt of the Prorated Annual Bonus Schedule, JV Newco shall pay or cause its applicable Subsidiaries to pay, in accordance with the Prorated Annual Bonus Schedule, the Prorated Annual Bonuses to each Eligible Bonus Recipient in continuous service with JV Newco as of the date of such payment.  If  the aggregate amount of the Prorated Annual Bonuses actually paid by JV Newco and its Subsidiaries in accordance with this Section 7.16(b)(iii)(2) (A) exceeds the aggregate amount accrued in respect of annual bonuses that are included in the final calculation of the United Working Capital Adjustment in accordance with Section 2.8, then, within ** of the payment of the Prorated Annual Bonuses, United shall pay to JV Newco or one of its designees, by wire transfer of immediately available funds, an amount in cash equal to such excess or (B) is less than the aggregate amount accrued in respect of annual bonuses that are included in the final calculation of the United Working Capital Adjustment in accordance with Section 2.8, then, within ** of the payment of the Prorated Annual Bonuses, JV Newco shall pay to United or one of its designees, by wire transfer of immediately available funds, an amount in cash equal to such difference. Notwithstanding anything in this Section 7.16(b)(iii)(2) to the contrary, the Parties acknowledge and agree that each of JV Newco and its Subsidiaries shall have the right to award bonus payments to its employees (including any Eligible Bonus Recipients) in respect of any period following Completion, and shall be solely responsible for the payments of all such shortfall.

(c)        Service Credit.  With respect to any Employee Benefit Plan maintained by JV Newco or its Subsidiaries in which any Continuing Employee may be eligible to participate following Completion (a “JV Newco Benefit Plan”), JV Newco shall, and shall cause its Subsidiaries to, recognize all service of a Continuing Employee with United or Maple Leaf or any of their respective Affiliates, as the case may be, as if such service were with JV Newco, for purposes of eligibility, vesting and level of benefits under any such JV Newco Benefit Plan; provided, however, such service shall

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not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under a corresponding Employee Benefit Plan sponsored by United or Maple Leaf, as applicable.

(d)        Equity Incentive Plan and Rollover of Unvested Awards.

(i)        Prior to Completion, JV Newco shall adopt an employee equity incentive plan (the “Incentive Plan”), which shall be structured in the manner provided in Section 7.16(d)(i) of the Maple Leaf Disclosure Letter (as mutually agreed to by the Parties and delivered as of the Agreement Date), and shall contain the key terms and provide for a share reserve as set forth therein.  The Incentive Plan and all forms of equity award agreements adopted prior to Completion shall be subject to the prior review and approval of United.

(ii)       Promptly following Completion and the commencement of a Continuing Employee’s employment with JV Newco or one of its Subsidiaries, each eligible Continuing Employee shall receive an equity award issued from the Incentive Plan (a “JV Newco Rollover Award”) in replacement of (x) in the case of Maple Leaf Business Employees, each unvested option to receive depositary receipts in the Foundation and (y) in the case of United Business Employees, each United unvested compensatory equity award, in each case, held by such individual that is cancelled, expires or otherwise forfeited in connection with the transactions contemplated by this Agreement (a “Forfeited Award”).  Each JV Newco Rollover Award shall (A) except as may be necessary for compliance with applicable Law or advisable to avoid adverse tax consequences to the Continuing Employee, be for the same type of award (option, restricted stock unit, etc.) as the corresponding Forfeited Award, (B) have a fair value as of the grant date (determined in accordance with FASB ASC 718) which equals the fair value of the Forfeited Award, (C) except as set forth in Section 7.16(d)(ii) of the Maple Leaf Disclosure Letter (as mutually agreed to by the Parties and delivered as of the Agreement Date, incorporate substantially the same vesting terms (including any accelerated vesting provisions or put rights) as the Forfeited Award as of immediately prior to such cancellation, expiration or forfeiture, provided that any unsatisfied “cliff” vesting in a Forfeited Award shall be reflected as ** vesting in the corresponding JV Newco Rollover Award, and (D) contain such other terms and conditions set forth in Section 7.16(d)(ii) of the Maple Leaf Disclosure Letter (as mutually agreed to by the Parties and delivered as of the Agreement Date). For example, if a Forfeited Award was subject to a ** vesting schedule with a **, and the Continuing Employee had provided ** of service to the relevant as of the date of cancellation of such award, then the corresponding JV Newco Rollover Award shall vest monthly over a ** measured from the later of the Completion Date and the date such Continuing Employee commences employment with employment with JV Newco or one of its Subsidiaries.  Prior to the Completion Date, Maple Leaf and United will jointly prepare a schedule setting forth the key terms of each JV Newco Rollover Award to be granted to a Continuing Employee, including the type of award, number of shares, vesting schedule and other vesting terms.

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(e)        Employee Communications.  Prior to the Completion Date, Maple Leaf and United agree to consult with each other, and to consider in good faith the advice of such other Party, prior to initiating any communication plan or strategy directed to employees or other service providers regarding the transactions contemplated by this Agreement.  Maple Leaf and United shall provide to such other Party a draft of any proposed notice, document or other employee communication and a reasonable period of time (and no less than **) for review and comment, and shall consider in good faith the comments of such other Party, and shall provide such Party with a final copy in advance of any distribution.

(f)        Key United Employees.  In the event that United elects, in accordance with Section 7.4(b)(xvi), to transfer prior to Completion any of the United Business Employees set forth on Section 7.16(f) of the United Disclosure Letter (each, a “Key United Employee”) to an Affiliate of United that is not a United Group Company, then subject to applicable Law, United agrees to, or to cause its applicable Affiliate to, as a condition to such Key United Employee transferring to an Affiliate of United that is not a United Group Company, provide that such Key United Employee shall be seconded to JV Newco or one of its Affiliates, for a period no less than ** but no greater than ** following the Completion Date, pursuant to the terms of a secondment agreement (which secondment agreement will provide for terms and conditions mutually determined by Maple Leaf and United on or prior to Completion).  In the event that any such Key United Employee refuses such secondment, United agrees, at its election, to either terminate the employment of such Key United Employee as of Completion and to not to solicit or hire such Key United Employee for a period of ** following such termination, or, alternately, to place such individual on a leave of absence for a period of ** following the Completion Date during which such Key United Employee shall not be permitted to provide services to United or its Affiliates.  If a secondment arrangement would not be permissible under Applicable Law, the parties agree to work in good faith to accomplish the intent of such secondment arrangement by legally permissible means, so long as the cost to United and/or its Affiliates under such alternative arrangement is not materially more than the secondment arrangement contemplated by this Section 7.16(f). Additionally, United agrees not to, and shall cause its Affiliates not to, for a period beginning on the Completion Date and ending on the date that is ** following the Completion Date, solicit or hire any Key United Employee that is a  Transferred Employee.

(g)        No Third Party Beneficiaries.  The Parties hereto acknowledge and agree that all provisions contained in this Section 7.16 are included for the sole benefit of the respective Parties hereto and shall not create any right, including any third party beneficiary right, (i) in any other Person, including any Continuing Employee, or (ii) to employment or continued employment or any term or condition of employment with JV Newco or any of its Subsidiaries, except as required by Applicable Law.  Nothing contained in this Agreement is intended to be or shall be considered to be an amendment or adoption of any plan, program, agreement, arrangement or policy of JV Newco or any of its Subsidiaries nor shall it interfere with or limit JV Newco’s right to adopt, amend, modify or terminate any benefit or compensation plan, program, agreement, policy,

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contract or arrangement of JV Newco or its Subsidiaries. Nothing contained in this Agreement is intended to or shall be interpreted to require JV Newco or its Subsidiaries to continue the employment of any Continuing Employee, or confer on any Continuing Employee any right to continued employment with JV Newco or its Affiliates for any period of time following the Completion Date, except as required by Applicable Law.

7.17     Foundation; Incentive Plan Matters.

(a)        Prior to Completion, United and Maple Leaf shall procure that JV Newco shall form a new foundation (stichting) under Dutch law prior to Completion (the “MLU Foundation”) for purposes of holding JV Newco Class A Shares underlying depositary receipts issued or to be issued from time to time to members of management and other Continuing Employees of JV Newco and its Subsidiaries, including pursuant to the Incentive Plan.

(b)        Maple Leaf shall procure that, immediately prior to Completion, all shares of Maple Leaf.Taxi Holdco held by the Foundation as of such time (i) in respect of all options to acquire depositary receipts of Maple Leaf.Taxi Holdco that have been previously cancelled in substitution for restricted share unit grants by Maple Leaf in respect of Class A ordinary shares of Maple Leaf, (ii) in respect of all unvested option awards of Maple Leaf.Taxi Holdco, and (iii) in respect of unallocated grants under Maple Leaf.Taxi Holdco’s equity incentive programs, shall in each case be transferred to Maple Leaf and contributed by Maple Leaf to JV Newco as part of the Maple Leaf Contributions in accordance with Section 2.2 (and shall, for the avoidance of doubt, be accounted for in the Maple Leaf Ownership Percentage and shall not, for the avoidance of doubt, in any way impact the United Ownership Percentage) (collectively, the  “Pre-Completion Foundation Reorganization”).

(c)        Maple Leaf shall procure that, immediately following Completion, the Foundation shall transfer and contribute to the MLU Foundation, in each case in accordance with Schedule 2.2(b) delivered pursuant to Section 7.17(d):

(i)        the Foundation Contribution Shares received by the Foundation under this Agreement in respect of outstanding depositary receipts issued in respect of the shares in Maple Leaf.Taxi Holdco and held by Tigran Kudaverdyan as at immediately before Completion, and the MLU Foundation shall issue depositary receipts in respect of such Foundation Contribution Shares to Tigran Kudaverdyan promptly following the relevant Foundation Contribution Shares having been transferred to the MLU Foundation; and

(ii)       all remaining Foundation Contribution Shares received by the Foundation under this Agreement in respect of vested but unexercised options to purchase depository receipts of Maple Leaf.Taxi Holdco as at immediately before Completion, and the MLU Foundation shall issue and grant vested option awards in respect of such Foundation Contribution Shares to purchase JV Newco

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Class A Shares promptly following the relevant Foundation Contribution Shares having been transferred to the MLU Foundation.

(d)        Within ** prior to Completion, Maple Leaf shall deliver to United a written schedule setting out the number, methodology, calculation and allocation of the Foundation Contribution Shares (such schedule, “Schedule 2.2(b)”).

7.18     Kazakhstan.

(a)        If the Kazakhstan Regulatory Approval is not obtained on or before the Kazakhstan Approval Date, the Parties shall, for a period of ** from the Completion Date, endeavor to obtain the Kazakhstan Regulatory Approval, applying the terms of Section 7.9(a) to 7.9(e) (inclusive) to such endeavors mutatis mutandis.

(b)        If Kazakhstan Regulatory Approval is so obtained within ** from Completion, United shall, and shall cause its Affiliates to, promptly (but in any event no later than ** from the date upon which the Kazakhstan Regulatory Approval is first obtained) (i) contribute, for no consideration, all right, title and interest in and to the issued and outstanding share capital of United Kazakhstan to JV Newco or any of its Affiliates, and (ii) assign or otherwise transfer, for no consideration, to JV Newco or any of its Affiliates, (A) the Contracts to which United or any of its Affiliates is a party or to which any of their respective properties or assets is bound as of immediately prior to the date upon which the Kazakhstan Regulatory Approval is obtained, solely to the extent such Contracts exclusively relate to, or are used exclusively in connection with, the Business as conducted by United and its Affiliates immediately prior to the date upon which the Kazakhstan Regulatory Approval is obtained (such Contracts, the “United Kazakhstan Contracts”) and (B) all Liabilities of United and/or its Affiliates that exclusively relate to or otherwise arise out of the Business as conducted by United or its Affiliates in Kazakhstan prior to the date upon which the Kazakhstan Regulatory Approval is obtained (collectively, the “Kazakhstan Transfer” or, for the purposes of Section 7.18(c), the “Kazakhstan Assets”); provided, that (x) the written documentation required to effect the Kazakhstan Transfer (“Kazakhstan Transfer Documents”) shall be on substantially the same terms and conditions as the written documents executed to effect the United Pre-Completion Restructuring and (y) not less than ** after the date upon which the Kazakhstan Regulatory Approval is first obtained, United shall provide Maple Leaf with copies of the Kazakhstan Transfer Documents and shall provide Maple Leaf with a reasonable opportunity to review and comment on such documentation prior to execution; provided, further, to the extent that all obligations under any United Kazakhstan Contract cannot be fully transferred and assigned to a member of JV Newco or its Affiliates without the consent of, or pursuant to a novation agreement with, the other party to such United Kazakhstan Contract, until such consent or novation is obtained by United, Maple Leaf shall cause JV Newco (1)  to procure that all obligations under such United Kazakhstan Contract are duly and properly performed, assumed, paid and discharged in accordance with their terms and (2) indemnify United and its Affiliates (other than the United Group Companies) against all Actions and Costs incurred or suffered by United or any of its Affiliates (other than the United Group Companies) as

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

result of any failure on the part of JV Newco or its Affiliates to fully perform, satisfy and discharge such obligations on or after the Completion Date.

(c)        If Kazakhstan Regulatory Approval is not obtained within ** from Completion, United shall, and shall cause its Affiliates to, use their respective best endeavors to, subject to Antitrust Laws in Kazakhstan, effect an arm’s length transfer of the Kazakhstan Assets to a third party (“Third Party Kazakhstan Sale”) for cash consideration equal to the then fair market value of the Kazakhstan Assets as determined in good faith by United (the “Kazakhstan Sale Proceeds”).  Within ** of the completion of the Third Party Kazakhstan Sale, United shall contribute, for no consideration, the Kazakhstan Sale Proceeds, net of any Taxes paid or payable as a result of the Third Party Kazakhstan Sale, to JV Newco.

7.19     Belarus.

(a)        If the Belarus Regulatory Approval is not obtained on or before the Belarus Approval Date, the Parties shall, for a period of ** from the Completion Date, endeavor to obtain the Belarus Regulatory Approval, applying the terms of Section 7.9(a) to 7.9(e) (inclusive) to such endeavors mutatis mutandis.

(b)        If Belarus Regulatory Approval is so obtained within ** from Completion, United shall, and shall cause its Affiliates to, promptly (but in any event no later than ** from the date upon which the Belarus Regulatory Approval is first obtained) (i) contribute, for no consideration, all right, title and interest in and to the issued and outstanding share capital of United Belarus to JV Newco or any of its Affiliates, and (ii) assign or otherwise transfer, for no consideration, to JV Newco or any of its Affiliates, (A) the Contracts to which United or any of its Affiliates is a party or to which any of their respective properties or assets is bound as of immediately prior to the date upon which the Belarus Regulatory Approval is obtained, solely to the extent such Contracts exclusively relate to, or are used exclusively in connection with, the Business as conducted by United and its Affiliates immediately prior to the date upon which the Belarus Regulatory Approval is obtained (such Contracts, the “United Belarus Contracts”) and (B) all Liabilities of United and/or its Affiliates that exclusively relate to or otherwise arise out of the Business as conducted by United or its Affiliates in Belarus prior to the date upon which the Belarus Regulatory Approval is obtained (collectively, the “Belarus Transfer” or, for the purposes of Section 7.19(c), the “Belarus Assets”); provided, that (x) the written documentation required to effect the Belarus Transfer (“Belarus Transfer Documents”) shall be on substantially the same terms and conditions as the written documents executed to effect the United Pre-Completion Restructuring and (y) not less than ** after the date upon which the Belarus Regulatory Approval is first obtained, United shall provide Maple Leaf with copies of the Belarus Transfer Documents and shall provide Maple Leaf with a reasonable opportunity to review and comment on such documentation prior to execution; provided, further, to the extent that all obligations under any United Belarus Contract cannot be fully transferred and assigned to a member of JV Newco or its Affiliates without the consent of, or pursuant to a novation agreement with, the other party to such United Belarus Contract,

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

until such consent or novation is obtained by United, Maple Leaf shall cause JV Newco (1) to procure that all obligations under such United Belarus Contract are duly and properly performed, assumed, paid and discharged in accordance with their terms and (2) indemnify United and its Affiliates (other than the United Group Companies) against all Actions and Costs incurred or suffered by United or any of its Affiliates (other than the United Group Companies) as result of any failure on the part of JV Newco or its Affiliates to fully perform, satisfy and discharge such obligations on or after the Completion Date.

(c)        If Belarus Regulatory Approval is not obtained within ** from Completion, United shall, and shall cause its Affiliates to, use their respective best endeavors to, subject to Antitrust Laws in Belarus, effect an arm’s length transfer of the Belarus Assets to a third party (“Third Party Belarus Sale”) for cash consideration equal to the then fair market value of the Belarus Assets as determined in good faith by United (the “Belarus Sale Proceeds”).  Within ** of the completion of the Third Party Belarus Sale, United shall contribute, for no consideration, the Belarus Sale Proceeds, net of any Taxes paid or payable as a result of the Third Party Belarus Sale, to JV Newco.

7.20     Mutual Covenant Not to Sue.  During the period commencing on the Completion and ending on the date on which the Party providing the following covenant ceases to be a Shareholder of JV Newco, Maple Leaf and United each hereby covenants not to sue, or bring suit, prosecute, assist or participate in any judicial, administrative or other proceeding of any kind against JV Newco, any of its subsidiaries, or any of their customers (including end users) (a) in the Territories, (b) for infringement of any Patent of Maple Leaf or United, as applicable, solely related to (as applicable) the making, having made, using, selling, offering for sale, importation, or other exploitation of any products or services offered by JV Newco and related to the Business as currently conducted and as currently proposed to be conducted; provided, however, that following any such exit date, the party that ceases to be a shareholder of JV Newco shall continue to be bound by such covenant not to sue solely with respect to any Patent owned or controlled by such shareholder as of such exit date that covers any products of services offerred by JV Newco as of such exit date, but only to the extent such products and services relate to the Business as currently conducted and as proposed to be conducted at Completion.  Any sale, exclusive license or other disposition of a Patent that is covered by the foregoing covenant shall be expressly made subject to such covenant.

7.21     EATS Assets.  Following Completion, upon the occurrence of the Transition Date (as such term is defined in Schedule 3 of the Transition Services Agreement), United will promptly transfer and deliver, or cause to be transferred and delivered, for no additional consideration, through assignment, demerger or such other procedure as determined by United, all right, title and interest of United and its Affiliates in the EATS Assets to JV Newco.

7.22     Other Maple Leaf Undertakings.  Prior to Completion, Maple Leaf shall procure (or shall cause Maple Leaf.Taxi Holdco to procure) that (a) the obligation of any Maple Leaf Group Company to pay the Ros.Taxi Deferred Consideration be settled or otherwise discharged in full without any further Liability to any Maple Leaf Group Company, and (b)  the

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

application to transfer ownership of the Yandex.Taximeter software (free from any Encumbrances) to Maple Leaf.Taxi LLC has been filed.

7.23     Maple Leaf Maps and LBS Integration.  Each of United and Maple Leaf will use reasonable commercial efforts to cooperate and to provide technical resources to effect the Maps Integration as promptly as is practical after the Completion.  Each of United and Maple Leaf will own all rights (including all intellectual property rights) arising out of their respective development work toward the Maps Integration.

7.24     Maple Leaf Group Companies Agreement.  Each of United and Maple Leaf shall use reasonable endeavors during the Pre-Completion Period to agree on the terms of (i) a trademark sublicense agreement and (ii) a Services and License Agreement, to be entered into by Maple Leaf.Taxi LLC and Maple Leaf.Taxi B.V. on or prior to Completion, pursuant to which,  inter alia, Maple Leaf.Taxi LLC will sub-license certain Maple Leaf trademarks, the Provided IP, license the Taxi Core IP, and provide certain additional services.

ARTICLE 8

TAX MATTERS

8.1       Taxes.

(a)        United shall (i) file or cause to be filed (at its own expense or the expense of the relevant United Group Company) all Tax Returns of the United Group Companies for a Pre-Completion Tax Period that ends before the  Completion Date within the time period for filing (taking into account all extensions properly obtained), and such Tax Returns shall be true, correct and complete in all material respects, and (ii) pay or cause to be paid when due any and all Taxes attributable to or levied or imposed upon the Acquired Territory Assets or that are levied or imposed upon a United Group Company for any Pre-Completion Tax Period that ends on or before the Completion Date (and that is not part of a Straddle Period).

(b)        Maple Leaf shall (i) file or cause to be filed (at its own expense or the expense of the relevant Maple Leaf Group Company) all its Tax Returns and all Tax Returns of the Maple Leaf Group Companies for a Pre-Completion Tax Period that ends before the  Completion Date within the time period for filing (taking into account all extensions properly obtained), and such Tax Returns shall be true, correct and complete in all material respects, and (ii) pay or cause to be paid when due any and all Taxes attributable to or levied or imposed upon it or a Maple Leaf Group Company for any Pre-Completion Tax Period that ends on or before the Completion Date (and that is not part of a Straddle Period).  Maple Leaf shall provide a copy of each such filed Tax Return for any Maple Leaf Group Company to United as soon as reasonably practicable.

(c)        United shall be responsible for and shall pay any and all Pre-Completion Taxes with respect to the United Group Companies and the Acquired Territory Assets.  Maple Leaf shall be responsible for and shall pay any and all Pre-Completion Taxes with respect to the Maple Leaf Group Companies.  Taxes for any

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Straddle Period will be apportioned to the Pre-Completion Tax Period as follows: (i) in the case of any Taxes based on or measured by income or receipts, Taxes apportioned to the Pre-Completion Tax Period will be determined based on an interim closing of the books as of the close of business on the Completion Date, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Completion Date or retired from service before the end of the company’s taxable year that includes the Completion, shall be allocated on a per diem basis, and (ii) the amount of any other Taxes for a Straddle Period that relates to the Pre-Completion Tax Period will be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days from (and including) the first day of such Straddle Period through (and including) the Completion Date, and the denominator of which is the total number of days in such Straddle Period.

(d)        Certain Taxes.  All transfer, documentary, VAT, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest; “Transfer Taxes”)  imposed on (i) the transfer to United Holdco of any of the United Territory Companies (ii) the transfer of United Holdco to JV Newco or (iii) the transfer of the Acquired Territory Assets by United (or its direct or indirect wholly owned Subsidiary, as relevant) pursuant to this Agreement, as the case may be, shall be paid by United when due, whether imposed on United, JV Newco or any of the United Group Companies.  All Transfer Taxes imposed on the transfer from Maple Leaf to JV Newco of Maple Leaf.Taxi Holdco pursuant to this Agreement, shall be paid by Maple Leaf when due, whether imposed on Maple Leaf, JV Newco, or any of the Maple Leaf Group Companies.

8.2       Withholding Rights.  JV Newco shall be entitled to deduct and withhold from the consideration otherwise deliverable by it under this Agreement, and from any other payments otherwise required pursuant to this Agreement, such amounts of Tax as JV Newco is required to deduct and withhold with respect to any such deliveries and payments made by it under any provision of federal, state, local, or provincial Applicable Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Party in respect of which such deduction and withholding was made if proof of payment of such amount withheld (such as a receipt from the Tax Authority substantiating payment) is provided by JV Newco to the person on whose behalf the Tax was withheld.

8.3       Tax Consequences.  For U.S. federal income Tax purposes (and U.S. state and local Tax purposes where applicable), United, the Maple Leaf Shareholders and JV Newco each intend that the United Contributions and the Maple Leaf Contributions in exchange for the United Contribution Shares, the Maple Leaf Contribution Shares and the Foundation Contribution Shares respectively, at Completion be treated as a single interrelated transaction that qualifies as an exchange described in Section 351(a) of the Code. In that regard, (a) JV Newco does not have (and will not have, at or prior to Completion) a current plan or intention to issue additional shares of its capital stock and JV Newco shall not issue additional shares of its capital stock that would adversely affect the treatment of the United Contribution and the Maple

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Leaf Contribution as an exchange described in Section 351(a) of the Code, it being agreed that this clause (a) shall not prohibit any issuance by JV Newco of additional shares of its capital stock as otherwise permitted under this Agreement unless such issuance, following Completion, is pursuant to a plan entered into or an intention that existed on or prior to Completion; (b) neither United nor any of the Maple Leaf Shareholders has (or will have, at or prior to Completion) a current plan or intention to transfer, on or following Completion, United Contribution Shares, Maple Leaf Contribution Shares or Foundation Contribution Shares, and neither United nor any of the Maple Leaf Shareholders shall transfer any of such shares if such transfer would adversely affect the treatment of the United Contribution and the Maple Leaf Contribution as an exchange described in Section 351(a) of the Code, it being agreed that this clause (b) shall not prohibit any such transfer that is otherwise permitted under this Agreement unless such transfer, following Completion, is pursuant to a plan entered into or an intention that existed on or prior to Completion; and (c) each of United, the Maple Leaf Shareholders, JV Newco and their respective Affiliates shall act in accordance with the treatment of such contributions as a transaction which qualifies under Section 351 of the Code in the filing of all U.S. federal, state and local Tax Returns and in the course of any U.S. federal, state and local Tax audit, Tax review or Tax litigation relating thereto and shall take no position for US federal, state or local Tax purposes inconsistent with such treatment.

ARTICLE 9

9.1       Conditions to Each Party’s Obligation to Effect the Transaction.  The respective obligations of each Party to effect and consummate the Transaction shall be subject to the satisfaction at or prior to Completion of each of the following conditions:

(a)        Certain Governmental Approvals.  Any and all Required Regulatory Approvals set forth on Exhibit 9.1(a) (collectively, the “Completion Regulatory Approvals”) shall have been obtained.

(b)        No Litigation.  No suit, action, proceeding, application or counterclaim shall be pending by any Governmental Authority or Person wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent, restrain or prohibit the consummation of the Transaction, (ii) cause the Transaction to be rescinded, or (iii) result in any divestiture, sale, license, operational restriction, consent or Encumbrance of any properties, assets or businesses by such Party or any of its respective Affiliates, or the imposition of any material limitation on the ability of any of the foregoing to conduct its respective businesses or to own or exercise control of their respective assets and properties, that would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such business on JV Holdco and its Subsidiaries, taken as a whole, following Completion.

(c)        No Injunctions or Restraints.  No judgment, order, injunction, decree, Applicable Law, or other legal restraint or prohibition (whether temporary, preliminary or permanent), entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction, shall be in effect that prohibits, makes illegal or enjoins the consummation of the Transaction.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

9.2       Additional Conditions to Obligations of United.  The obligation of United to effect and consummate the Transaction shall be subject to the satisfaction at or prior to Completion of each of the following conditions, any of which may be waived in writing by United:

(a)        Accuracy of Warranties.  The Maple Leaf Fundamental Warranties(other than the warranties in Sections 6.4,  6.5(d) through 6.5(i) (inclusive), 6.16(a) and 6.16(f)) shall be true and correct in all material respects as of the Agreement Date and as of the Completion Date with the same effect as though made on and as of Completion (except to the extent expressly made as of an earlier date, in which case such warranties shall be true and correct in all material respects as of such earlier date).  The other warranties of Maple Leaf in Article 6 (including, for the avoidance of doubt, the warranties in Sections 6.4,  6.5(d) through 6.5(i) (inclusive), 6.16(a) and 6.16(f)) shall be true and correct  (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) as of the Agreement Date and as of the Completion Date with the same effect as though made on and as of Completion (except to the extent expressly made as of an earlier date, in which case such warranties shall be true and correct as of such earlier date), except where the failure of such warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, have a Material Adverse Effect on the Maple Leaf Business.

(b)        Covenants.  Each of Maple Leaf and JV Newco shall have performed and complied in all material respects with all of its covenants under this Agreement on or before Completion (to the extent that such covenants require performance by Maple Leaf and/or JV Newco, as applicable, on or before Completion).

(c)        No Material Adverse Effect.  Since the Maple Leaf Group Statement Date, there shall not have been any Material Adverse Effect on the Maple Leaf Business that is continuing.

(d)        Completion Deliveries.  United shall have received the Completion deliveries of JV Newco, Maple Leaf and the MLU Foundation specified in Sections 3.4 and 3.6, as applicable.

(e)        Share Exchange Condition.  United shall be entitled to receive, contemporaneously with Completion, a number of JV Newco Class B Shares equal to ** of the aggregate number of United Contribution Shares and the Maple Leaf Contribution Shares (such number of shares, the “Share Exchange Condition”) from Maple Leaf under the terms of the Share Exchange Agreement (which agreement, as applicable, shall have been duly executed by each of the parties thereto and shall be in full force and effect as of Completion, immediately after the issuance of the United Contribution Shares and the Maple Leaf Contribution Shares).

(f)        [RESERVED]

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

(g)        Key Maple Leaf Employees.  At least Tigran Kudaverdyan and four (4) of the other individuals listed on Section 9.2(g) of the Maple Leaf Disclosure Letter (the “Key Maple Leaf Employees”) shall have executed and delivered an employment agreement with JV Newco or its applicable Subsidiary, which such agreement shall incorporate the terms and conditions set forth on Section 9.2(g) of the Maple Leaf Disclosure Letter (a “Key Maple Leaf Employee Agreement”), with employment of such Key Maple Leaf Employees to be effective upon Completion in accordance with its terms, and such Key Maple Leaf Employee Agreement shall remain in full force and effect as of Completion (and shall not have been revoked or otherwise repudiated by the Key Maple Leaf Employee party thereto).

(h)        Maple Leaf Maps and LBS Integration.  Maple Leaf and United shall have completed the integration of the Maps and LBS services set forth in Appendix 2 to the Software License Amendment Agreement with each of United’s proprietary ridesharing app and proprietary driver app (the “Maps Integration”).  The Maps Integration will be deemed completed when, as reasonably determined by United in good faith, United can deploy such Maple Leaf Maps and LBS services in replacement of United’s current vendors of equivalent services in the Territories, in each case without a materially adverse difference between the experience of the user of such passenger or driver app, from their experience in the Territories immediately prior to the Closing.

(i)         Finalization of GMV and EBITDA Calculations.  The earlier of (x) United not disputing any of the (i) **, (ii) **, (iii) ** or (iv) ** in accordance with Section 2.6 and (y) any Maple Leaf Dispute Notice being resolved in accordance with Section 2.6

9.3       Additional Conditions to Obligations of Maple Leaf.  The obligation of Maple Leaf and JV Newco to effect and consummate the Transaction shall be subject to the satisfaction at or prior to Completion of each of the following conditions, any of which may be waived in writing by Maple Leaf:

(a)        Accuracy of Warranties.  The United Fundamental Warranties (other than the warranties in Section 4.4,  4.5(d) through 4.5(i) (inclusive), 4.16(a) and 4.16(b)) shall be true and correct in all material respects as of the Agreement Date and as of the Completion Date with the same effect as though made on and as of Completion (except to the extent expressly made as of an earlier date, in which case such warranties shall be true and correct in all material respects as of such earlier date).  The other warranties of United in Article 4 (including, for the avoidance of doubt, the warranties in Section 4.4,  4.5(d) through 4.5(i) (inclusive), 4.16(a) and 4.16(b))) shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) as of the Agreement Date and as of the Completion Date with the same effect as though made on and as of Completion (except to the extent expressly made as of an earlier date, in which case such warranties shall be true and correct as of such earlier date), except where the failure of such warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, have a Material Adverse Effect on the United Business.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

(b)        Covenants.  United shall have performed and complied in all material respects with all of its covenants under this Agreement at or before Completion (to the extent that such covenants require performance by United at or before Completion).

(c)        No Material Adverse Effect.  Since the United Statement Date, there shall not have been any Material Adverse Effect on the United Business that is continuing.

(d)        Completion Deliveries.  Maple Leaf shall have received the Completion deliveries of JV Newco and United specified in Sections 3.3 and 3.5, as applicable.

(e)        Finalization of GMV and EBITDA Calculations.  The earlier of (x) Maple Leaf not disputing any of the (i) **, (ii) **, (iii) ** or (iv) ** in accordance with Section 2.5(d) and (y) any United Dispute Notice being resolved in accordance with Section 2.5(e).

ARTICLE 10

TERMINATION

10.1     Termination.  This Agreement may be terminated prior to Completion:

(a)        by mutual written consent of Maple Leaf and United;

(b)        by either Maple Leaf or United, if the Transaction has not been consummated by the date that is ** from the date of this Agreement, or any other date that Maple Leaf and United may agree upon in writing (the “Outside Date”); provided, that, (i) if, and only if, on the Outside Date all of the conditions set forth in Article 9  (other than Section 9.1(a) and/or Section 9.2(h) and those conditions that by their nature are to be satisfied at the Completion Date, shall have been satisfied or waived by Maple Leaf or United, to the extent waivable by Maple Leaf or United (other than the delivery of the closing officer certificate referenced in Section 3.5(f) or Section 3.6(f), as applicable, which certificate only need to be capable of being delivered), then the Outside Date shall automatically be extended one time (but no more than one time) by a period of ** (and all references to the Outside Date herein shall be as so extended) and (ii) the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any Party whose action or failure to fulfill any covenant or obligation under this Agreement has been a primary cause of, or resulted in, any of the conditions to the consummation of the Transaction set forth in Article 9 to not be fulfilled or to fail to be satisfied on or prior to the Outside Date;

(c)        by either Maple Leaf or United, if a court of competent jurisdiction or other Governmental Authority having jurisdiction shall have issued a final and nonappealable Order, or shall have taken any other final and nonappealable action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

the consummation of the Transaction as contemplated by this Agreement; provided,  however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to any Party whose action or failure to fulfill any covenant or obligation under this Agreement has been a principal cause of, or resulted in, the issuance or grant of any such Order or the taking of such action;

(d)        by Maple Leaf upon a breach of any warranty, covenant or agreement on the part of United set forth in this Agreement, or if any warranty of United (i) shall have become untrue as given on the date of this Agreement or (ii) would be untrue when such warranty is deemed repeated at Completion, in either case such that the conditions set forth in Section 9.1 or Section 9.3 would not be satisfied as of the time of such breach or as of the time such warranty shall have become untrue; provided, that, if such inaccuracy in United’s warranties or breach by United of a covenant or agreement is curable by United **  (it being acknowledged and agreed that any breach by United of the covenants and agreements set forth in Section 7.6 shall not be capable of cure), then Maple Leaf may not terminate this Agreement under this Section 10.1(d) for ** after delivery of written notice from Maple Leaf to United of such breach (it being understood that Maple Leaf may not terminate this Agreement pursuant to this Section 10.1(d) if such breach by United is cured during such **);

(e)        by United upon a breach of any warranty, covenant or agreement on the part of Maple Leaf set forth in this Agreement, or if any warranty of Maple Leaf (i) shall have become untrue as given on the date of this Agreement or (ii) would be untrue when such warranty is deemed repeated at Completion, in either case such that the conditions set forth in Section 9.1 or Section 9.2 would not be satisfied as of the time of such breach or as of the time such warranty shall have become untrue; provided, that, if such inaccuracy in Maple Leaf’s warranties or breach by Maple Leaf of a covenant or agreement is curable by Maple Leaf within ** (it being acknowledged and agreed that any breach by Maple Leaf of the covenants and agreements set forth in Section 7.6 shall not be capable of cure), then United may not terminate this Agreement under this Section 10.1(e) for ** after delivery of written notice from United to Maple Leaf of such breach (it being understood that United may not terminate this Agreement pursuant to this Section 10.1(e) if such breach by Maple Leaf is cured during such **);

(f)        by United, if at any time prior to Completion any event has occurred or any circumstance exists which, alone or together with any one or more other events or circumstances has had or is having a Material Adverse Effect on the Maple Leaf Business; or

(g)        by Maple Leaf, if at any time prior to Completion any event has occurred or any circumstance exists which, alone or together with any one or more other events or circumstances has had or is having a Material Adverse Effect on the United Business.

10.2     Effect of Termination.  In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect; provided,

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

however, that: (a) Sections 10.2,  10.3,  10.4 and Article 12 shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Mutual NDA and the JDA shall remain in full force and effect in accordance with their terms, and (c) the termination of this Agreement shall not relieve any Party from any liability for fraud, willful misconduct or willful concealment or for any intentional and material breach of any covenant, obligation or warranty contained in this Agreement.

10.3     Expenses.  Subject to Section 10.4, all fees and expenses incurred in connection with this Agreement and the Transaction (including fees of attorneys, accountants and financial advisors) shall be paid (or caused to be paid) by the Party incurring such fees or expenses, whether or not the Transaction is consummated. The Parties shall each pay one-half of all fees and expenses incurred with respect to attorneys and economic experts jointly retained by the Parties in connection with the Required Regulatory Approvals.

10.4     Termination Fee.

(a)        Without prejudice to the rights of each of United and Maple Leaf to terminate this Agreement prior to Completion pursuant to the provisions of Section 10.1, during the Pre-Completion Period, each of United or Maple Leaf (hereinafter referred to as an “electing Party”) may elect not to perform any or all of their respective obligations under Section 7.6 by serving a notice to Maple Leaf or United (as applicable) (thereinafter referred to as a “non-electing Party”). In the event of such an election and/or if this Agreement is validly terminated (A) by Maple Leaf (the non-electing Party) pursuant to Section 10.1(d) as a result of a breach by United (the electing Party) of its obligations under Section 7.6 or (B) by United (the non-electing Party) pursuant to Section 10.1(e) as a result of a breach by Maple Leaf (the electing Party) of its obligations under Section 7.6, as the case may be, the electing Party shall be obliged to pay on demand, to the non-electing Party, the applicable Termination Fee.  The Termination Fee payable pursuant to this Section 10.4(a) shall be paid no later than the ** following the earlier of (A) receipt of demand from the non-electing Party and (B) the termination of this Agreement in accordance with the prior sentence. Any payment under this Section 10.4 shall be made by wire transfer of immediately available funds to an account designated in writing by the non-electing Party to the electing Party. For the avoidance of doubt, the right of the non-electing Party to receive the Termination Fee is not conditional on the receipt of a notice from the electing Party of its election not to perform its respective obligations under Section 7.6.

(b)        In the event that (i) this Agreement is validly terminated by either Maple Leaf or United pursuant to (A) Section 10.1(c) in the event that a Governmental Authority referenced on Exhibit 9.1(a) issues a final and nonappealable Order, or shall have taken any other final and nonappealable action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Transaction as contemplated by this Agreement or (B) Section 10.1(b), provided, that as of the date of such termination, the condition set forth in Section 9.1(a) remains not then satisfied and (ii) Maple Leaf or any of its Affiliates on one hand, or United or any of its Affiliates on the other, enters into a definitive agreement with respect to, or

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

consummates, a Competitive Proposal within ** of the date this Agreement is so terminated (in each case, as applicable, the “Completion Regulatory Approval Condition” and the Party entering into such Competitive Proposal, a “Competitive Proposal Party”) then, in each case, the Competitive Proposal Party shall pay to the other Party an amount, in cash, equal to the applicable Termination Fee.  The Termination Fee payable pursuant to this Section 10.4(b) shall be paid no later than the ** following the date on which the Completion Regulatory Approval Condition has occurred. Any payment under this Section 10.4(b) shall be made by wire transfer of immediately available funds to an account designated in writing by the Party that is not the Competitive Proposal Party.

(c)        In the event that (i) this Agreement is validly terminated by Maple Leaf pursuant to Section 10.1(d), United shall pay to Maple Leaf an amount, in cash, equal to the Termination Fee, or (ii) this Agreement is validly terminated by United pursuant to Section 10.1(e), Maple Leaf shall pay to United an amount, in cash equal to the Termination Fee; provided, in each case, that such Termination Fee shall not become payable unless and until United or Maple Leaf, or any of their respective its Affiliates, as applicable, enters into a definitive agreement with respect to, or consummates a, Competitive Proposal within ** of the date this Agreement is so terminated (the “Termination Fee Condition”).  The Termination Fee payable pursuant to this Section 10.4(c) shall be paid no later than the ** following the date on which the Termination Fee Condition has occurred. Any payment under this Section 10.4(c) shall be made by wire transfer of immediately available funds to an account designated in writing by Maple Leaf to United, or United to Maple Leaf, as the case may be.

(d)        It is the intention of United and Maple Leaf that the payment of any Termination Fee under this Section 10.4 is an elective contractual payment and that such payment is not a payment for breach, provided that in the event that, contrary to such stipulation, any of payments under Sections 10.4(a),  10.4(b) or 10.4(c), as applicable, is treated as a payment for breach it shall be treated as liquidated damages and a genuine pre-estimate of loss.

(e)        Subject to Section 12.8 and notwithstanding any other provision of this Agreement to the contrary, each of United and Maple Leaf acknowledges and agrees on behalf of itself and its Affiliates that its receipt of the Termination Fee pursuant to this Section 10.4 shall, except in the case of fraud, willful misconduct or willful concealment, constitute the sole and exclusive remedy under this Agreement of the Party entitled to receive such Termination Fee under this Section 10.4 (the “Payee Party”) and each of its Representatives and Affiliates, and the Termination Fee payable under this Section 10.4 shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Payee Party or its Representatives or Affiliates arising out of or in connection with this Agreement, and neither the Payee Party nor any of its Representatives or Affiliates shall be entitled to bring or maintain any Action against the other Party (the “Payor Party”) or any of its Representatives or Affiliates arising out of or in connection with this Agreement.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

(f)        Each of Maple Leaf and United acknowledges and agrees that the agreements contained in this Section 10.4 are an integral part of the Transaction, and that, without these agreements, neither Maple Leaf nor United would have entered into this Agreement; accordingly, if Maple Leaf or United, as the case may be, fails promptly to pay the Termination Fee due pursuant to this Section 10.4, and, in order to obtain such payment, the Payee Party commences litigation that results in an award against the Payor Party for the Termination Fee payable under this Section 10.4, the Payor Party shall pay to the Payee Party its costs and expenses (including reasonable out-of-pocket attorneys’ fees and expenses) in connection with such litigation, together with interest on the amount of the applicable fee from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made in accordance with this Section 10.4.

ARTICLE 11

INDEMNIFICATION

11.1     United Indemnification.  Subject to Section 11.3,  Section 11.4, and the limitations in Exhibit 11.1, United undertakes to fully and effectively indemnify, keep indemnified and hold harmless:

11.1.1  to the extent the Actions or Costs suffered or incurred by an Indemnified Maple Leaf Person are suffered or incurred solely by one or more Indemnified Maple Leaf Persons (other than by reference to any Actions or Costs incurred by any JV Group Company) and not by (or by reference to any Actions or Costs incurred by) any JV Group Company) the relevant Indemnified Maple Leaf Person(s); or

11.1.2  to the extent the Actions or Costs suffered or incurred by an Indemnified Maple Leaf Person are suffered or incurred either solely by a JV Group Company or by both a JV Group Company and by one or more Indemnified Maple Leaf Persons) either (at United’s entire discretion):

(i)        the relevant Indemnified Maple Leaf Person(s) (but so that, for these purposes, the Actions and Costs of Maple Leaf shall be deemed equal to its Equity Proportion of the Actions and Costs suffered or incurred by the relevant JV Group Company; provided, that (x) where the relevant JV Group Company is not a wholly-owned Subsidiary of JV Newco (with JV Newco’s direct or indirect percentage ownership of such JV Group Company being the “JV Group Ownership Percentage”), the Actions and Costs of Maple Leaf shall be deemed equal to its Equity Proportion of the JV Group Ownership Percentage of the Actions and Costs suffered or incurred by such JV Group Company; and (y) any Action or Cost suffered or incurred by any JV Group Company in favour of any other JV Group Company or Maple Leaf shall be ignored for these purposes); or

(ii)       the relevant JV Group Company;

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

in each case from and against all Actions and all Costs which any of Maple Leaf, its Affiliates, JV Newco and its Subsidiaries suffered or incurred after Completion or arising out of:  **

11.2     Maple Leaf Indemnification.  Subject to Section 11.3,  Section 11.4, and the limitations in Exhibit 11.2, Maple Leaf undertakes to fully and effectively indemnify, keep indemnified and hold harmless:

11.2.1  to the extent the Actions or Costs suffered or incurred by an Indemnified United Person are suffered or incurred solely by one or more Indemnified United Persons (other than by reference to any Actions or Costs incurred by any JV Group Company) and not by (or by reference to any Actions or Costs incurred by) any JV Group Company) the relevant Indemnified United Person(s); or

11.2.2  to the extent the Actions or Costs suffered or incurred by an Indemnified United Person are suffered or incurred either solely by a JV Group Company or by both a JV Group Company and by one or more Indemnified United Persons) either (at Maple Leaf’s entire discretion):

(i)        the relevant Indemnified United Person(s) (but so that, for these purposes, the Actions and Costs of United shall be deemed equal to its Equity Proportion of the Actions and Costs suffered or incurred by the relevant JV Group Company; provided that (x) where the relevant JV Group Company is not a wholly-owned Subsidiary of JV Newco, the Actions and Costs of United shall be deemed equal to its Equity Proportion of the JV Group Ownership Percentage of the Actions and Costs suffered or incurred by such JV Group Company; and (y) any Action or Cost suffered or incurred by any JV Group Company in favour of any other JV Group Company or United shall be ignored for these purposes); or

(ii)       the relevant JV Group Company;

in each case from and against all Actions and all Costs  which any of United, its Affiliates, JV Newco and its Subsidiaries suffered or incurred after Completion or arising out of: **

11.3     Unlawful Conduct.  No Party or other Entity for whose benefit any indemnity contained in Sections 11.1 and 11.2 is given shall be able to rely on Section 11.1 or 11.2 (as applicable) in respect of its own illegal or unlawful conduct or act (but, for the avoidance of doubt, the rights of any other Party or Entity in relation to the same illegal or unlawful conduct or act are unaffected).

11.4     No Liability Without Completion.  Neither United nor Maple Leaf shall have any liability for any Indemnity Claims if the Completion has not occurred (for whatever reason).

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

ARTICLE 12

MISCELLANEOUS

12.1     Certain Definitions.  As used in this Agreement, the following terms have the meanings set forth below.

“1Q2017 Maple Leaf Group Financial Statements” shall have the meaning set forth in Section 6.6(a).

“2016 Maple Leaf Group Financial Statements” shall have the meaning set forth in Section 6.6(a).

“2018 JV Newco Budget” shall have the meaning set forth in Section 7.13.

“Acquired Territory Assets” shall have the meaning set forth in Section 1.1(c).

“Action” means any charge, claim, action, complaint, petition, investigation, appeal, suit, litigation or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any Applicable Law.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such specified Person; provided,  that, for purposes of this Agreement, neither United (or its Affiliates) nor Maple Leaf (or its Affiliates) shall be considered Affiliates of the other or of JV Newco or its Subsidiaries.

“Agreement” shall have the meaning set forth in the preamble to the Recitals.

“Agreement Date” shall have the meaning set forth in the preamble to the Recitals.

“Anti‑Bribery Laws” means the United States Foreign Corrupt Practices Act of 1977, Federal Law of the Russian Federation No-115 FZ “On Counteraction against Legalization (Laundering) of the Proceeds of Crime and Financing of Terrorism” dated 7 August 2001, and the UK Bribery Act, each as amended, or any other similar laws, statutes, rules or regulations of any country that govern corruption, bribery, kickbacks, ethical business conduct, fraud, money laundering, racketeering, embezzlement, political contributions, gifts, hospitalities, or expense reimbursements to Government Officials and private persons, representative relationships, commissions, lobbying, accurate accounting, books and records, financial/internal controls, and similar matters, including any anti‑bribery and related prohibitions implemented under the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the Organization of American States Inter‑American Convention Against Corruption, Council of Europe Criminal Law Convention on Corruption, the United Nations Convention Against Corruption, the African Union Convention on Preventing and Combating Corruption, to the extent applicable to any Person.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

“Antitrust Laws” means the Federal Law of the Russian Federation No. 135-FZ “On Protection of Competition” dated 26 July 2006, as amended, the Hart-Scott-Rodino Antitrust Improvements Act, as amended, the Sherman Antitrust Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, Council Regulation 139/2004 of the European Commission, the Entrepreneurial Code of Kazakhstan, the Law of the Republic of Belarus "On Preventing Monopolistic Activity and Encouraging Competition" No. 94-Z dated 25 December 2013, and any other Applicable Law that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, abuse of dominance, lessening of competition, impeding effective competition, restraint of trade or collusion.

“Applicable Law” means with respect to any Person, any foreign, national, federal, state, local, municipal or other law, statute, constitution, resolution, ordinance, code, permit, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any orders, writs, injunctions, awards, judgments and decrees applicable to such Person or its subsidiaries, their business or any of their respective assets or properties.

**

**

“Belarus Approval Date” means the date that is ** prior to Completion Date.

“Belarus Assets” has the meaning set forth in Section 7.19(b).

“Belarus Regulatory Approval” means any and all Consents required to be obtained under the Antitrust Laws in Belarus in connection with the Transaction.

“Belarus Sale Proceeds” has the meaning set forth in Section 7.19(c).

“Belarus Transfer” has the meaning set forth in Section 7.19(b).

“Belarus Transfer Documents” has the meaning set forth in Section 7.19(b).

“Board” means, with respect to an Entity, such Entity’s board of directors, board of managers or equivalent governing body.

“Business”  means the business of facilitating, through a technology application, each of the following: ridesharing, food delivery, and logistics (using the core technology application) and all ancillary and related activity thereto (using the core technology application).

“Business Day” means a day (not being a Saturday or Sunday) on which banks are open for general banking business in Moscow (Russian Federation), Amsterdam (Netherlands) and San Francisco (United States).

“Code” shall have the meaning set forth in the Recitals.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

“Competitive Proposal” means any offer or proposal contemplating or otherwise relating to any of the following transactions (other than the Transaction):

(a)        with respect to Maple Leaf, any direct or indirect acquisition, in one transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, equity acquisition, asset acquisition, binding equity exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (i) any of the outstanding debt or equity securities of Maple Leaf.Taxi Holdco (or any successor thereto, including any Person that then holds, directly or indirectly, ** or more of the aggregate fair market value of the consolidated assets of (A) the Maple Leaf Group Companies or (B) the Maple Leaf Business) or (ii) any business or businesses or assets that constitute or represent ** or more of the aggregate fair market value of the consolidated assets of (A) the Maple Leaf Group Companies or (B) the Maple Leaf Business;

(b)        with respect to United, any direct or indirect acquisition, in one transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, equity acquisition, asset acquisition, binding equity exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (i) any of the outstanding debt or equity securities of any Person that then holds, directly or indirectly, ** or more of the aggregate fair market value of the consolidated assets of the United Business) or (ii) any business or businesses or assets that constitute or represent ** or more of the aggregate fair market value of the consolidated assets of the United Business; or

(c)        with respect to each of Maple Leaf and United, any transaction or other commercial arrangement that is similar to the Transaction or that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the ability of such Party to perform its obligations under this Agreement or consummate Transaction.

“Competitive Proposal Party” shall have the meaning set forth in Section 10.1(b).

“Completion” shall have the meaning set forth in Section 3.1.

“Completion Date” shall have the meaning set forth in Section 3.1.

“Completion Regulatory Approvals” shall have the meaning set forth in Section 9.1(a).

“Completion Regulatory Approval Condition” shall have the meaning set forth in Section 10.4(b).

“Completion Shares” means the aggregate number of JV Newco Class B Shares to be issued to the Parties in connection with the United Contributions and the Maple Leaf Contributions (which shares shall represent the only shares of capital stock of JV Newco outstanding as of immediately following Completion).

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

“Consent” means any consent, approval, waiver, expiration or early termination of waiting period, order, clearance, authorization, release, registration, or confirmation, not subsequently revoked, and which is not conditional upon any further actions or omissions by any (a) Party (unless such Party agrees to those further actions or omissions, acting reasonably), or (b) any United Group Company or Maple Leaf Group Company (unless United and Maple Leaf agree to those further actions or omissions, acting reasonably).

“Continuing Employee” means a United Business Employee or a Maple Leaf Business Employee (including any Transferred Employee) who remains or becomes an employee of JV Newco or one of its Subsidiaries following Completion.

“Contract” means any legally binding written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, mortgage, guarantee, purchase order, insurance policy or commitment or undertaking of any nature.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; provided that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the voting of more than ** of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of Board of such Person.  The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Copyrights” means copyrights, and any other rights of authors or in works of authorship.

“Costs” means reasonable and documented costs, charges and expenses (including those suffered or incurred in investigating, settling or disputing any Action or in establishing or enforcing a right to be indemnified under this Agreement) and including, for the avoidance of doubt, reasonable and documented legal and other professional advisers’, experts’ and consultants’ fees, but excluding any punitive or exemplary damages, unless actually paid to a third party.

“Current Assets” means (a) with respect to Maple Leaf, the current assets of the Maple Leaf Business (provided, that current assets shall be limited to the line item current asset accounts set forth on the 1Q2017 Maple Leaf Group Financial Statements) (b) with respect to United, the current assets of the United Business (provided, that current assets shall be limited to the line item current asset accounts set forth on the United Financial Statements); provided, in each case, that the (i) line item account for accounts receivable shall be net of allowance for doubtful accounts and other non-recoverable assets and (ii) line item account for other current assets shall be net of non-recoverable assets.

“Current Liabilities” means (a) with respect to Maple Leaf, the current liabilities of the Maple Leaf Business (provided, that current liabilities shall be limited to the line item

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

current liability accounts set forth on the 1Q2017 Maple Leaf Group Financial Statements) set and (b) with respect to United, the current liabilities of the United Business (provided, that current liabilities shall be limited to the line item current asset accounts set forth on the United Financial Statements);  provided, that with respect to each of United and Maple Leaf (i) any item included in the final calculation of the Current Liabilities of such Party pursuant to Section 2.8 or Section 2.9, as the case may be, shall not be included in the calculation of United Completion Date Indebtedness or United Completion Date Transaction Expenses, on the one hand, or Maple Leaf Completion Date Indebtedness or Maple Leaf Completion Date Transaction Expenses, on the other, as the case may be, and (ii) any item included in United Completion Date Indebtedness or United Completion Date Transaction Expenses on the one hand, or Maple Leaf Completion Date Indebtedness or Maple Leaf Completion Date Transaction Expenses, on the other, shall not be included in the Current Liabilities of United or Maple Leaf, as applicable.

“D&O Indemnification Agreement”  shall have the meaning set forth in Section 3.3(h).

“Deed of Covenant” shall have the meaning set forth in Section 3.3(i).

“Disclosed” means fairly disclosed (with sufficient detail to allow a reasonable purchaser to make an informed assessment of the nature and scope of the matters, facts and circumstances disclosed) in a Disclosure Letter and/or a Supplemental Disclosure Letter (as applicable).

“Disclosing Party” shall have the meaning set forth in Section 7.7.

“Disclosure Letters” means collectively, the Maple Leaf Disclosure Letter and the United Disclosure Letter (and each, as applicable and to the extent consistent with the context, a “Disclosure Letter”).

“Dispute” shall have the meaning set forth in Section 12.12.

“Dispute Auditor”  shall have the meaning set forth in Section 2.5(e).

“EATS Assets” means all of United’s and its Affiliates’ right, title and interest in and to all of the tangible assets and contractual rights used exclusively in the Food Delivery Business (as such term is defined in Schedule 3 of the Transition Services Agreement) (excluding any Intellectual Property, but including United Eater Data (as such term is defined in Schedule 3 of the Transition Services Agreement)) in the Territories.

“EBITDA” means, with respect to each of United and Maple Leaf, earnings before interest, taxes, depreciation and amortization calculated by reducing (a) direct revenues of such Party in the Territories by direct expenses of such Party in the Territories and (b) reasonably allocated corporate expenses & overhead of such Party based on records that are kept by such Party in accordance with U.S. GAAP.

“electing Party” shall have the meaning set forth in Section 10.4(a).

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

“Eligible Bonus Recipients” shall have the meaning set forth in Section 7.16(b)(iii)(1).

“Employee Benefit Plan” means any employee benefit plan, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit-sharing, termination, change of control, pension, retirement, redundancy, share option, share purchase, restricted share, deferred compensation, share appreciation, health, welfare, medical, dental, disability, life insurance, retiree medical or life insurance, supplemental retirement, severance, or similar plan, program, loan, guarantee, arrangement, policy or practice, whether written or oral, established by custom and practice or otherwise, funded or unfunded, insured or self-insured, registered or unregistered.  An Employee Benefit Plan shall also include any employment, termination, severance, redundancy or other Contract or agreement that separately provides for any similar arrangement listed above.

“Encumbrance” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, lien or other security interest (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing) and any contingent or other agreement to provide any of the foregoing, but, for the avoidance of doubt not including any interest of a licensee under a non-exclusive license or any interest of a lessor under a lease that is not a capital lease.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, proprietorship, company (including any company limited by shares, limited liability company or joint stock company), firm, society, enterprise, association, organization or other entity.

“Equity Proportions” means the respective proportions in which the shares in JV Newco are held from time to time by each of United and Maple Leaf.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of share capital, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“FAS” means the Federal Antimonopoly Service of the Russian Federation, including its territorial divisions (and any relevant successor Governmental Authority).

“Filing Deadline” shall have the meaning set forth in Section 7.9(b)(ii).

“Forfeited Award” shall have the meaning set forth in Section 7.16(d)(ii).

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

“Foundation” shall have the meaning set forth in the preamble to the Recitals.

“Foundation Contribution Shares” means a number of JV Newco Class A as determined in accordance with Section 2.2(b).

“Global Roaming Agreement” shall have the meaning set forth in Section 3.3(c).

“GMV” means gross merchandise value.

“GMV/EBITDA Review Period” has the meaning set forth in Section 2.5(a).

“GMV/EBITDA Spreadsheet” means the Excel file titled “Deal math and GMV EBITDA adjustments vF.xlsx” delivered by Maple Leaf to United by email on July 11, 2017 at 10:59  PM Pacific Time.

“Government Official” shall have the meaning set forth in Section 4.5(d).

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) national, federal, state, local, municipal, foreign or other government; (c) governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) Entity to whom a Governmental Authority has assigned or delegated any authority or oversight responsibilities.

“Governmental Authorizations” means all licenses, permits, certificates and other authorizations and approvals issued by or obtained from a Governmental Authority, either Related to the Business or Related to the Acquired Territory Assets.

“Immaterial Maple Leaf Related Party Transaction” shall have the meaning set forth in Section 7.3(b)(vi).

“Immaterial United Related Party Transaction” shall have the meaning set forth in Section 7.4(b)(vi).

“Immediate Family Member” means a parent, child, sibling, spouse, or domestic partner of an individual.

“Incentive Plan” shall have the meaning set forth in Section 7.16(d)(i).

“Indebtedness” means, without duplication, with respect to any Person, the outstanding amount of (a) indebtedness for borrowed money, (b) amounts owing as deferred purchase price, contingent payments or earnout payments for the purchase of any property, Intellectual Property, assets or business, (c) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (d) amounts owing under any capitalized or synthetic leases, (e) obligations secured by any Encumbrances, (f) commitments or

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

obligations to assure a Person against loss (including contingent reimbursement obligations under letters of credit), (g) any amounts owed to related parties that are unpaid as of Completion in accordance with Section 7.15, (h) guarantees with respect to any indebtedness or obligation of a type described in clauses (a) through (g) above of any other Person, of such Person or any of its Subsidiaries, and (i) any non-current liabilities reflected in the United Completion Date Balance Sheet or Maple Leaf Completion Date Balance Sheet, as applicable (excluding deferred taxes and liabilities described in subclauses (a) through (h) above).

“Indemnified Maple Leaf Person” means Maple Leaf and any Entity which is on or at any time after the date of this Agreement, an Affiliate of Maple Leaf;

“Indemnified Person” (a) in respect of Maple Leaf, means Maple Leaf, any Entity which is on or at any time after the date of this Agreement, an Affiliate of Maple Leaf, JV Newco and its Subsidiaries or (b) in respect of United, means United, any Entity which is on or at any time after the date of this Agreement, an Affiliate of United, JV Newco and its Subsidiaries, as the context may require;

“Indemnified United Person” means United and any Entity which is on or at any time after the date of this Agreement, an Affiliate of United;

“Indemnity Claim” means either a Maple Leaf Indemnity Claim or a United Indemnity Claim, as the context may require.

 “Intellectual Property” means Patents, Copyrights, Trade Secrets and all other intellectual property and proprietary rights (other than Trademarks).

“JDA” shall have the meaning set forth in Section 7.9(d).

 “JV Group Company” means any one of JV Newco and its Subsidiaries.

“JV Group Ownership Percentage” has the meaning set forth in Section 11.1.2.(i).

“JV Newco” shall have the meaning set forth in the preamble to the Recitals.

“JV Newco Benefit Plan” shall have the meaning set forth in Section 7.16(c).

“JV Newco Class B Shares” means the Class B ordinary shares in the capital of JV Newco as defined in the articles of association of JV Newco as in effect immediately prior to Completion.

“JV Newco Rollover Award” has the meaning set forth in Section 7.16(d)(ii).

“Kazakhstan Approval Date” means the date that is ** prior to the Completion Date.

“Kazakhstan Assets” shall have the meaning set forth in Section 7.18(b).

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

“Kazakhstan Regulatory Approval” means any and all Consents required to be obtained under the Antitrust Laws in Kazakhstan in connection with the Transaction.

“Kazakhstan Sale Proceeds” shall have the meaning set forth in Section 7.18(c).

“Kazakhstan Transfer” shall have the meaning set forth in Section 7.18(b).

“Kazakhstan Transfer Documents” shall have the meaning set forth in Section 7.18(b).

“Key Maple Leaf Employee Agreement” shall have the meaning set forth in Section 9.2(g).

“Key Maple Leaf Employees” shall have the meaning set forth in Section 9.2(g).

“Key United Employee” shall have the meaning set forth in Section 7.16(f).

“Knowledge” means (a) with respect to United, the actual knowledge of the individuals listed on Section 12.1(a) of the United Disclosure Letter and (b) with respect to Maple Leaf, the actual knowledge of the individuals listed on Section 9.2(g) of the Maple Leaf Disclosure Letter.

“Liabilities” means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law, action or Order and those arising under any Contract.

“Maple Leaf” shall have the meaning set forth in the preamble to the Recitals.

**

**

**

**

“Maple Leaf 2015 Spin-Off” means the corporate reorganisation of Maple Leaf LLC by way of spin-off (vydelenie) of Maple Leaf.Taxi LLC completed on or around December 2015 and related transactions.

“Maple Leaf A/R Shortfall” has the meaning set forth in Section 2.9(e).

“Maple Leaf A/R Statement” has the meaning set forth in Section 2.9(e).

“Maple Leaf Benefit Plan” has the meaning set forth in Section 6.14(c).

“Maple Leaf Books and Records” means all records, papers and instruments that are Related to the Maple Leaf Business, including all operational and customer-related records,

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

accounting and financial records, employment and benefits-related records (including those of the Maple Leaf Business Employees), environmental records and reports, sales records, records relating to suppliers, but excluding any such items to the extent any Applicable Law, including any Antitrust Law, prohibits their sharing or transfer.

“Maple Leaf Business” means the Business as conducted by or on behalf of Maple Leaf or any of its Affiliates in the Territories.

“Maple Leaf Business Employees” means all current employees, temporary workers, officers, consultants, directors or individual service providers of Maple Leaf and its Subsidiaries who are primarily engaged in the Maple Leaf Business.

“Maple Leaf Cash Contribution” means US$100,000,000.

“Maple Leaf Claim” means all and any of a Maple Leaf General Claim or a Maple Leaf Indemnity Claim.

“Maple Leaf Collected A/R” has the meaning set forth in Section 2.(e).

“Maple Leaf Completion Date A/R” means the accounts receivable of the Maple Leaf Business outstanding as of the end of the Completion Date but solely to the extent such accounts receivable were actually included as Current Assets in the final calculation of the Maple Leaf Working Capital Adjustment in accordance with Section 2.9

“Maple Leaf Completion Date Balance Sheet” has the meaning set forth in Section 2.9(a).

“Maple Leaf Completion Date Indebtedness” means all Indebtedness of the Maple Leaf Group Companies as of immediately prior to Completion;  provided, that (i) any item included in the final calculation of Maple Leaf Completion Date Indebtedness pursuant to Section 2.9 shall not be included in the calculation of Maple Leaf Completion Date Transaction Expenses or Maple Leaf Working Capital Adjustment (as Current Liabilities) and (ii) any item included in the final calculations of Maple Leaf Working Capital Adjustment (as Current Liabilities) and/or Maple Leaf Completion Date Transaction Expenses pursuant to Section 2.9, as applicable, shall not be included in the calculation of Maple Leaf Completion Date Indebtedness.

“Maple Leaf Completion Date Statement” has the meaning set forth in Section 2.9(a).

“Maple Leaf Completion Date Transaction Expenses” shall mean, without duplication, **

“Maple Leaf Contribution Shares”  means a number of JV Newco Class B Shares equal to (a) (i) the Completion Shares multiplied by (ii) the Maple Leaf Ownership Percentage minus (b) the Foundation Contribution Shares (rounded down to the nearest whole share).

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

“Maple Leaf Contributions” shall have the meaning set forth in Section 2.2(a).

“Maple Leaf Convertible Loan Agreement” means the convertible loan agreement for the amount of up to ** entered into by and among Maple Leaf as lender and Maple Leaf Holdco as borrower to provide Maple Leaf Holdco with funds for its business activities, dated as of May 18, 2017, as amended from time to time.

“Maple Leaf Data” shall have the meaning set forth in Section 6.16(g).

“Maple Leaf Director” shall have meaning set forth in the Shareholders Agreement.

“Maple Leaf Disclosure Letter” means the letter dated the same date as this Agreement from Maple Leaf to United and JV Newco in relation to the warranties set out in Article 5 and Article 6.

“Maple Leaf Dispute Notice” shall have the meaning set forth in Section 2.6(e).

 “Maple Leaf Fundamental Warranties” means the warranties set forth in Article 5 and Sections 6.1(a),  6.1(b),  6.1(c),  6.1(d)(1),  6.1(d)(2),  6.2,  6.4,  6.5(d) through 6.5(i) (inclusive), 6.16(a),  6.16(f) and 6.17.

“Maple Leaf General Claim” means a claim against Maple Leaf for breach of any of the warranties set out in Articles 5 or 6 (and, for the avoidance of doubt, does not include any Maple Leaf Indemnity Claim).

“Maple Leaf GMV/EBITDA Statement” shall have the meaning set forth in Section 2.8(a).

“Maple Leaf Group Companies” means Maple Leaf.Taxi Holdco and its Subsidiaries.

“Maple Leaf Group Financial Statements” shall have the meaning set forth in Section 6.6(a).

“Maple Leaf Group Statement Date” shall have the meaning set forth in Section 6.6(a).

“Maple Leaf IT Systems” shall have the meaning set forth in Section 6.16(g).

“Maple Leaf Lease” shall have the meaning set forth in Section 6.10(b).

“Maple Leaf LLC” means Maple Leaf LLC, a limited liability company registered under the laws of the Russian Federation under main registration number 1027700229193.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

“Maple Leaf Material Contract” means, collectively, each Contract to which any Maple Leaf Group Company or any of their respective properties or assets is a party to or bound by that:

(a)        involves obligations (contingent or otherwise) of or to, or payments by or to, any Maple Leaf Group Company in excess of ** in any calendar year;

(b)        involves Intellectual Property that is required to be disclosed under Section 6.15(e) of the Maple Leaf Disclosure Letter;

(c)        materially restricts the ability of the Maple Leaf Business to compete or to conduct or engage in any business or activity or in any territory;

(d)        relates to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any securities of any Maple Leaf Group Company;

(e)        involves (i) any provisions providing for exclusivity, “most favored nations”, rights of first refusal or first negotiation or similar rights, or (ii) grants a power of attorney, agency or similar authority to enter into a transaction or bind any Maple Leaf Group Company otherwise for an amount in excess of **;

(f)        is with a Maple Leaf Related Party other than a Maple Leaf Group Company (other than those employment agreements, confidentiality agreements, non-competition agreements or any other agreement of similar nature entered into in the Ordinary Course with employees or technical consultants), including agreements with Maple Leaf for (i) Maple Leaf maps or location-based services (including any proprietary application program interfaces, features or data), (ii) advertising on Maple Leaf Search, or (iii) Maple Leaf’s cloud services with an amount higher than **;

(g)        involves Indebtedness, an extension of credit, a guaranty, surety or assumption of any obligation or any secondary or contingent Liabilities, deed of trust, or the grant of an Encumbrance, with an amount higher than **;

(h)        involves the lease, license, sale, use, disposition or acquisition of a business involving payment in excess of **;

(i)         involves the waiver, compromise, or settlement of any dispute, claim, litigation or arbitration with a claim amount higher than **;

(j)         involves the ownership or lease of, title to, use of, or any leasehold or other interest in, any real or personal property (except for personal property leases in the Ordinary Course and involving payments of less than **, including the Maple Leaf Leases);

(k)        involves the establishment, contribution to, or operation of a partnership, joint venture, alliance or similar entity, or involving a sharing of profits or losses (including joint development and joint marketing Contracts), or any investment in,

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

loan to or acquisition or sale of the securities, equity interests or assets of any Person, involving payment of more than **;

(l)         is with a Governmental Authority, state-owned enterprise, or sole-source supplier of any material product or service (other than utilities);

(m)       is a Maple Leaf Benefit Plan, or a collective bargaining agreement or is with any labor union or other representatives of the employees;

(n)        is a brokerage or finder’s agreement involving payment of an amount higher than **;

(o)        is an OEM agreement (including OEM partnership agreements) relating to the Business;

(p)        any Contract relating to car-park/fleet-park arrangements or arrangements with fleet partners (including fleet management companies) with annual expenditure or revenue over **;

(q)        is a material sales agency, marketing or distributorship Contract with annual expenditure or revenue over **; or

(r)        is otherwise material to the Maple Leaf Business, as a whole, any of the Maple Leaf Group Companies, as a whole, or is one on which any Maple Leaf Group Company is substantially dependent in order to operate its business in the Ordinary Course.

 “Maple Leaf Owned IP” means (A) all Intellectual Property; (i) used in or related to the Maple Leaf Business and (ii) owned by any Maple Leaf Group Company; and (B) the Residual Assets.

“Maple Leaf Ownership Percentage”  means 64.535%    (or, such other percentage as determined in accordance with the definition of United Cash Contribution and/or the terms of Section 2.5 and Section 2.6, as applicable).

“Maple Leaf Post-Completion Adjustment Amount” shall have the meaning set forth in Section 2.9(c).

“Maple Leaf Pre-Completion Restructuring” shall have the meaning set forth in Section 1.3.

“Maple Leaf Registered IP” means Intellectual Property throughout the world for which registrations are owned by or held in the name of, or for which applications have been made in the name of, any Maple Leaf Group Company.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

“Maple Leaf Related Party” means Maple Leaf and its respective former and current general or limited partners, shareholders, managers, members, directors, officers, employees and Affiliates.

“Maple Leaf Related Party Transactions” and “Maple Leaf Related Party Transaction” shall each have the meaning set forth in Section 6.12.

“Maple Leaf Required Governmental Authorizations” shall have the meaning set forth in Section 6.5(b).

“Maple Leaf Shareholders” shall have the meaning set forth in the preamble to the Recitals.

“Maple Leaf Supplemental Disclosure Letter” means the letter dated on or before the Completion Date from Maple Leaf to United and JV Newco in relation to the warranties set out in Article 5 and Article 6, which are deemed repeated at Completion, and relating solely to matters, facts and circumstances first arising after the Agreement Date.

“Maple Leaf.Taxi Holdco” shall have the meaning set forth in the Recitals.

“Maple Leaf.Taxi B.V.” means Yandex.Taxi B.V., a private company incorporated under the laws of the Netherlands (registered with the trade register of the Chamber of Commerce under number 64591069).

“Maple Leaf.Taxi Kazakhstan LLP” means Yandex.Taxi Kazakhstan LLP, a limited liability partnership registered under the laws of the Republic of Kazakhstan (registered with the Justice Division of Almalinskiy district of Almaty Justice Department, business identification number 161240022428).

“Maple Leaf.Taxi Technology LLC” means Yandex.Taxi Technology LLC, a limited liability company registered under the laws of the Russian Federation (under main registration number 1177746073328).

“Maple Leaf.Taxi LLC” means Yandex.Taxi LLC, a limited liability company registered under the laws of the Russian Federation (under main registration number 5157746192731).

 “Maple Leaf Working Capital Adjustment”  **

“Maps Integration”  shall have the meaning set forth in Section 9.2(h).

“Material Adverse Effect” means, with respect to each of the Maple Leaf Business and the United Business, as applicable, any event, change, effect, condition or circumstance (each, an “Effect”) that either individually or in the aggregate with other Effects would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Business, taken as a whole;  provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

any of the following be taken into account in determining whether there has occurred, a Material Adverse Effect: (a) Effects resulting from conditions generally affecting the industries in which such Business operates or the national or global economy or capital markets; (b) Effects resulting from earthquakes, acts of war, armed hostilities or terrorism or any material escalation thereof; (c) any failure to meet internal or published third party projections, estimates or forecasts, provided, that, such exclusion shall not apply to any underlying Effect that may have caused such failure; (d) Effects resulting from compliance with the terms of, or the taking of any action required by, this Agreement; (e) Effects resulting from the public announcement of this Agreement or the Transaction; (f) changes in Applicable Law, regulatory conditions or applicable accounting principles or (g) Effects resulting from any action taken by United or Maple Leaf, as applicable, that is expressly required by the terms of this Agreement; except, in the case of clauses (a), (b) or (f) of this definition, to the extent that such Effect or changes has a materially disproportionate effect on such Business, taken as a whole, relative to other businesses engaged in the Territories in the same or substantially similar industries in which such Business operates.

“MLU Foundation” shall have the meaning set forth in Section 7.17(a).

“Mutual NDA” shall have the meaning set forth in Section 7.8.

“Negotiation Period” shall have the meaning set forth in Section 12.12.

“New Territory” shall have the meaning set forth in Section 7.3(b)(xiii).

“Nominee Supervisory Directors” and “Nominee Supervisory Director” shall have the meaning set forth in the Shareholders Agreement.

“Non-Disclosing Party” shall have the meaning set forth in Section 7.7.

“non-electing Party” shall have the meaning set forth in Section 10.4(a).

“Notarial Deed” means the notarial deed as prepared by NautaDutilh N.V., a draft of which is attached hereto in Exhibit 12.1(a)(i) by which the United Contributions and Maple Leaf Contributions are contributed to JV Newco in exchange for the issuance of the United Contribution Shares, Maple Leaf Contribution Shares and Foundation Contribution Shares to United, Maple Leaf and Foundation respectively.

“Notarial Deed of Transfer”  means the notarial deed as prepared by NautaDutilh N.V., a draft of which is attached hereto in Exhibit 12.1(a)(ii) by which United shall receive, contemporaneously with Completion, a number of JV Newco Class B Shares equal to 2% of the aggregate number of United Contribution Shares and the Maple Leaf Contribution Shares from Maple Leaf in accordance with the terms of the Share Exchange Agreement.

“Notary” means any civil law notary of Van Doorne N.V. and any of each deputies.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

“Notary Letter” means the detailed letter of instruction to the Notary on terms setting out the funds flow at Completion (substantially in conformity with the draft as appended in Exhibit 12.1(a)(iii) to this Agreement).

“Order” means any award, decision, injunction, judgment, decree, settlement, order, process, ruling, subpoena or verdict (whether temporary, preliminary or permanent) entered, issued, made or rendered by any court, administrative agency, arbitrator, Governmental Authority or other tribunal of competent jurisdiction.

“Ordinary Commercial Agreement” means any Contract, such as a loan or a lease, entered into in the Ordinary Course no significant purpose of which is related to Taxes.

“Ordinary Course” means, with respect to any Entity, the operations of such Entity in the ordinary course of business materially consistent with past practice.

“Organizational Documents” means with respect to any Person, such Person’s articles or certificate of association, incorporation, formation or organization, by‑laws, limited liability company agreement, partnership agreement or other constituent document or documents, each in its currently effective form as amended, restated and/or otherwise modified from time to time.

“Original EBITDA Delta” means an amount, which may be positive or negative, equal to (a) the ** (as set forth on Section 2.6(d) of the Maple Leaf Disclosure Letter) minus (b) the ** (as set forth on Section 2.6(d) of the United Disclosure Letter).

“Outside Date” shall have the meaning set forth in Section 10.1(b).

“Parties” shall have the meaning set forth in the preamble to the Recitals.

“Patents” means patents, including utility models, industrial designs and design patents, and applications therefor (and any patents that issue as a result of those patent applications), and including all divisionals, continuations, continuations-in-part, continuing prosecution applications, substitutions, reissues, re-examinations, renewals, provisionals and extensions thereof, and any counterparts worldwide claiming priority therefrom, and all rights in and to any of the foregoing.

“Payee Party” shall have the meaning set forth in Section 10.4(e).

“Payor Party” shall have the meaning set forth in Section 10.4(e).

“Permitted Encumbrances” means:  (a) statutory liens for Taxes (and assessments and other governmental charges) that are not yet due and payable or due but not delinquent or otherwise in the process of being contested in good faith by appropriate proceedings and for which adequate reserves have been established under U.S. GAAP; (b) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Law; (d) statutory liens in favor of carriers, warehousemen, repairmen, mechanics, landlords and materialmen, to secure claims for labor, materials or supplies and other like liens; (e) easements, permits, licenses, rights-of-way, restrictive covenants, reservations or encroachments or irregularities in, and other similar exceptions to title and any conditions with respect to real property that would be disclosed by a physical inspection of the property or a current survey or title report or other public record, in each case that do not have a material adverse effect on the value, transferability or current use of the underlying asset; (f) pledges or deposits to secure the performance of statutory obligations, surety and appeal, bonds, bids, leases, government contracts and similar obligations in each case in the Ordinary Course; and (g) municipal by-laws, development restrictions or regulations, facility cost sharing and servicing contracts and zoning, building or planning restrictions or regulations.

“Person” means any individual, Entity or Governmental Authority.

“Personal Data Laws” means any foreign, national, federal, state, local, municipal or other law, statute, constitution, resolution, ordinance, code, permit, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any orders, writs, injunctions, awards, judgments and decrees related to collection, use, retention, storage, security, transfer, disposal, disclosure or other processing of PII in any of the Territories.

“PII” shall have the meaning set forth in Section 4.16(d).

“Post-Completion Retention Bonus” shall have the meaning set forth in Section 7.4(b)(ix) of the United Disclosure Letter.

“Pre-Completion Foundation Reorganization” shall have the meaning set forth in Section 7.17(b).

“Pre-Completion Period” shall have the meaning set forth in Section 7.2.

“Pre-Completion Tax Period”  means any Tax period ending on or before the Completion Date and the portion of any Straddle Period that ends on and includes the Completion Date.

“Pre-Completion Taxes”  means (a) any and all Taxes for any Pre-Completion Tax Period (or portion thereof), (b) any Taxes of any member of a consolidated, unitary, combined, aggregate or similar group of which a Transferred Entity (or any predecessor of a Transferred Entity) is or was a member on or prior to the Completion Date, including any liability of the Transferred Entity for Taxes of any Person under any federal, state, provincial or local Applicable Law relating to liability for members of a consolidated, unitary, combined, aggregate or similar group (including pursuant to U.S. Treasury Regulations Section 1.1502-6 and corresponding provisions of any federal, state, provincial or local Applicable Law), (c) any Tax liability borne by a Transferred Entity under a Tax sharing, Tax indemnity, Tax allocation or similar agreement entered into on or before Completion (other than this Agreement or the Shareholders’ Agreement), (d) any loss or reduction of a right to repayment or decrease of Tax that has been shown as an asset or part of an asset in the Maple Leaf Completion Date Balance

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Sheet or the United Completion Date Balance Sheet, in either which case the amount of the Tax liability will be the amount of such repayment or decrease that is lost or reduced and any related payment of interest, fine, penalty or similar payment, and (e) any Tax liability as a transferee or successor, pursuant to any contractual obligation, or otherwise by operation of Applicable Law, in each case as a result of any event or transaction occurring prior to Completion, provided that Pre-Completion Taxes shall not include any Tax liability in respect of which provision or reserve has been made in the Maple Leaf Completion Date Balance Sheet with respect to any liability of Maple Leaf, its Affiliates, JV Newco and its Subsidiaries under this Agreement or the United Completion Date Balance Sheet with respect to any liability of United, its Affiliates, JV Newco and its Subsidiaries under this Agreement (to the extent taken into account in the calculation of the Maple Leaf Working Capital Adjustment or the United Working Capital Adjustment, as relevant, as finally determined pursuant to Section 2.9 or Section 2.8).

“Prohibited Person”  means any Person that is (a) a national or resident of any country or territory that is the subject of an embargo by the U.S. Government or that is designated as a state sponsor of terrorism by the U.S. Government, (b) included on the United States Commerce Department’s Denied Parties List, Entity List, and Unverified Lists; the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or Sectoral Sanctions Identification List, or the Annex to Executive Order No. 13224; the Department of State’s List of Statutorily Debarred Parties; UN Sanctions; or (c) a Person with whom business transactions, including exports and imports, are restricted by a U.S. Governmental Authority, including, in each clause above, any updates or revisions to the foregoing and any newly published rules; (d) a Person who is the subject of laws or regulations relating to economic or financial sanctions or trade embargoes or related restrictive measures imposed, administered or enforced from time to time by the European Union; or (e) a Person that is listed on, or owned or controlled by, or acting on behalf of, a person listed on the Consolidated List of Financial Sanctions Targets maintained by Her Majesty’s Treasury, or any other list issued or maintained by the European Union of persons subject to sanctions (including investment or related restrictions), each as amended, supplemented or substituted from time to time.

“Proposed Transferred Employee” shall have the meaning set forth in Section 7.16(a)(i).

“Prorated Annual Bonus” shall have the meaning set forth in Section 7.16(b)(iii)(2).

“Prorated Annual Bonus Schedule” shall have the meaning set forth in Section 7.16(b)(iii)(2).

“Related to the Acquired Territory Assets” means exclusively related to, or used exclusively in connection with, the Acquired Territory Assets.

“Related to the Business” means (a) with respect to Maple Leaf, exclusively related to, or used exclusively in connection with, the Maple Leaf Business, and (b) with respect to United, exclusively related to, or used exclusively in connection with, the United Business

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

“Representative” means with respect to any Person, any officer, manager, director, employee, agent, attorney, accountant or advisor of such Person.

“Required Regulatory Approvals” shall have the meaning set forth in Section 4.1(d)(i).

“Residual Assets” shall have the meaning set forth in Section 3.4(d).

“Restricted China Business” shall have the meaning set forth in Section 6.5(i).

“Retention Bonus Schedule” shall have the meaning set forth in Section 7.16(b)(iii)(1).

 “Retention Date” shall have the meaning set forth in Section 7.4(b)(ix) of the United Disclosure Letter.

“Revised EBITDA Delta” means an amount, which may be positive or negative, equal to (a) the ** (as finally determined pursuant to Section 2.6) minus (b) the ** (as finally determined pursuant to Section 2.5).

“Ros.Taxi Deferred Consideration” means the amount of ** payable by Maple Leaf (or any successor, assignee or transferee thereof as the case may be) from time to time to Messrs. Prudnikovs pursuant to to the Equity Compensation Agreement dated 27 January 2015 (as amended or otherwise modified from time to time) between Yandex N.V., Mr. Roman Yuryevitch Prudnikov and Mr. Artem Prudnikov. “Rules” shall have the meaning set forth in Section 12.12.

“Russian Regulatory Approval” means any and all Consents required to be obtained under the Antitrust Laws in Russia in connection with the Transaction.

“Schedule 2.2(b)” shall have the meaning set forth in Section 7.17(d).

“Senior Executives” shall have the meaning set forth in Section 7.3(b)(xvi).

“Share Exchange Agreement”  shall have the meaning set forth in Section 3.3(g).

“Share Exchange Condition” shall have the meaning set forth in Section 9.2(e).

“Shareholders Agreement” shall have the meaning set forth in Section 3.3(a).

“Software License Amendment Agreement” shall have the meaning set forth in Section 3.3(e).

“Straddle Period” means any Tax period that includes (but does not end on) the Completion Date.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

“Strategic Entity”  means an Entity incorporated in Russia and engaged in one or more activities considered to be of strategic importance for the national defence and national security as listed in article 6 of the Strategic Law.

“Strategic Law” means Federal Law of the Russian Federation No. 57-FZ dated 29 April 2008 “On procedures for making foreign investments into companies having strategic importance for the national defense and national security” (as amended from time to time).

 “Subsidiary” means, with respect to a particular Entity (the “Parent”), a corporation or other business Entity:  (a) in which the Parent owns (directly or indirectly, beneficially or of record) at least a ** equity, beneficial or financial interest; or (b) in which the Parent owns (directly or indirectly, beneficially or of record) an amount of voting securities of other interests in such Entity that is sufficient to enable the Parent to elect at least a majority of the members of such Entity’s Board.

“Summary Procedure” shall have the meaning set forth in Section 12.12(c).

“Supplemental Disclosure Letters” means collectively, the Maple Leaf Supplemental Disclosure Letter and the United Supplemental Disclosure Letter (and each, as applicable and to the extent consistent with the context, a “Disclosure Letter”).

“Tax” (and, with correlative meaning, “Taxes”) means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, value added tax, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, escheat, unemployment, municipal tax, municipal surcharge premium, property, environmental or windfall profit tax, capital, capital stock, custom duty or other tax, social security (or similar) contributions, governmental fee or other like assessment, tax, duty, fee, contribution or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax in any jurisdiction, (b) any liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“Tax Authority” means any Governmental Authority responsible for the imposition, administration, assessment, and/or collection of any Tax.

“Tax Return” means any return, statement, report, tax filing or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) of the Companies or their Subsidiaries required to be filed with respect to Taxes.

“Technology” means any or all of the following and any tangible embodiments thereof: (a) works of authorship, including computer programs, whether in source code or in

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

executable code form, application programming interfaces, software architecture, and any associated documentation, (b) inventions (whether or not patentable), discoveries and improvements, and any associated lab notebooks or other indicia or records of invention; (c) proprietary and confidential information, Trade Secrets, (d) databases, data compilations and collections and technical data and performance data, (e) logos, trade names, trade dress, trademarks and service marks, (f) domain names, web addresses and sites, (g) methods and processes, (h) devices, prototypes, data bases, designs and schematics, including for any products, and (i) any other tangible embodiments of Intellectual Property.

“Termination Fee”  means, (a) if such fee is payable by Maple Leaf to United in accordance with Section 10.4,  **, and (b) if such fee is payable by United to Maple Leaf in accordance with Section 10.4,  **.

“Termination Fee Condition” shall have the meaning set forth in Section 10.4(c).

“Territories” means Russia, Belarus, Moldova, Armenia, Azerbaijan, Georgia, Kazakhstan, Kyrgyzstan, Tajikistan, Turkmenistan and Uzbekistan; provided, that (a) in the event that the Kazakhstan Regulatory Approval is not obtained on or before the Kazakhstan Approval Date, Kazakhstan shall not be included in the term “Territories” for all purposes under this Agreement relating to United unless and until  the Kazakhstan Transfer is completed following Completion pursuant to Section 7.18, after which the term “Territories” shall as it relates to United automatically be deemed to include Kazakhstan from and after the date of completion of the Kazakhstan Transfer; and (b) in the event that the Belarus Regulatory Approval is not obtained on or before the Belarus Approval Date, Belarus shall not be included in the term “Territories” for all purposes under this Agreement relating to United unless and until the Belarus Transfer is completed following Completion pursuant to Section 7.19,  after which the term “Territories”  as it relates to United shall automatically be deemed to include Belarus from and after the date of completion of the Belarus Transfer.

“Third Party” shall have the meaning set forth in Section 12.11(a).

“Third Party Belarus Sale” has the meaning set forth in Section 7.19(c).

“Third Party Kazakhstan Sale” shall have the meaning set forth in Section 7.18(c).

“Trade Secrets” means trade and industrial secrets, confidential or proprietary information and any know how.

“Trademarks” means trade names, logos, trademarks, service marks, service names, trade dress, company names, collective membership marks, certification marks, slogans, toll-free numbers, social media pages, hash tags and other forms indicia of origin, whether or not registerable as a trademark in any given country, together with registrations and applications therefor, and the goodwill associated with any of the foregoing.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

“Trademark License Amendment Agreement” shall have the meaning set forth in Section 3.3(f).

“Transaction” shall have the meaning set forth in the Recitals.

“Transaction Agreements” means, collectively, this Agreement, the Shareholders Agreement, the Transition Services Agreement, the Global Roaming Agreement, the Software License Amendment Agreement,  the Trademark License Amendment Agreement, the Share Exchange Agreement, the D&O Indemnification Agreements, the Deed of Covenant, the United Trademark Licensing Agreement, the United Disclosure Letter, the United Supplemental Disclosure Letter (as applicable), the Maple Leaf Disclosure Letter, the Maple Leaf Supplemental Disclosure Letter (as applicable), the Notarial Deed, the Notarial Deed of Transfer, the Notary Letter and all other documents and certificates required to be executed by the Parties pursuant to this Agreement and/or effect the Transaction.

“Transfer Taxes” shall have the meaning set forth in Section 8.1(d).

“Transferred Employee” shall have the meaning set forth in Section 7.16(a)(i).

“Transferred Entity” means, as the context requires, United Holdco, each of the United Group Companies, Maple Leaf.Taxi Holdco or any of its Subsidiaries.

“Transition Services Agreement” shall have the meaning set forth in Section 3.3(b).

“United” shall have the meaning set forth in the preamble to the Recitals.

**

**

**

**

“United A/R Shortfall” has the meaning set forth in Section 2.8(e).

“United A/R Statement” has the meaning set forth in Section 2.8(e).

“United Assigned Territory Contracts” shall have the meaning set forth in Section 1.2.

“United Assumed Contract Liabilities” shall have the meaning set forth in Section 1.2.

“United B.V.” means Uber B.V.

“United Belarus” means Uber Systems Bel LLC.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

“United Belarus Contracts” has the meaning set forth in Section 7.19(b).

“United Benefit Plans” has the meaning set forth in Section 4.14(c).

“United Books and Records” means all records, papers and instruments that are Related to the United Business, including all operational and customer-related records, accounting and financial records, employment and benefits-related records (including those of the United Business Employees), environmental records and reports, sales records, records relating to suppliers, but excluding any such items to the extent any Applicable Law, including any Antitrust Law, prohibits their sharing or transfer.

“United Business” means the Business, as conducted as of the Agreement Date, by or on behalf of United or any of the United Group Companies in the Territories.

“United Business Employees” means all current employees, temporary workers, officers, consultants, directors and individual service providers of United and its Affiliates who are primarily engaged in the United Business.

“United Cash Contribution” means US$225,000,000 or, if United notifies Maple Leaf in writing at least ** prior to Completion, US$250,000,000, in which case the amount of US$250,000,000 shall be inputted into CELL C31 of the “Cash contribution” Tab in the GMV/EBITDA Spreadsheet in order to update the calculation of the United Ownership Percentage and the Maple Leaf Ownership Percentage.

“United Claim” means all and any of a United General Claim or a United Indemnity Claim.

“United Collected A/R” has the meaning set forth in Section 2.8(e).

“United Completion Date A/R” means the accounts receivable of the United Business outstanding as of the end of the Completion Date but solely to the extent such accounts receivable were actually included as Current Assets in the final calculation of the United Working Capital Adjustment in accordance with Section 2.8.

“United Completion Date Balance Sheet” has the meaning set forth in Section 2.8(a).

“United Completion Date Indebtedness” means all Indebtedness of the United Group Companies as of immediately prior to Completion;  provided, that (i) any item included in the final calculation of United Completion Date Indebtedness pursuant to Section 2.8 shall not be included in the calculation of United Completion Date Transaction Expenses or United Working Capital Adjustment (as Current Liabilities) and (ii) any item included in the final calculations of United Working Capital Adjustment (as Current Liabilities) and/or United Completion Date Transaction Expenses pursuant to Section 2.8, as applicable, shall not be included in the calculation of United Completion Date Indebtedness.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

“United Completion Date Statement” has the meaning set forth in Section 2.8(a).

“United Completion Date Transaction Expenses” shall mean, without duplication, **

“United Contribution Shares” means a number of JV Newco Class B Shares equal to (a) the Completion Shares multiplied by (b) the United Ownership Percentage (rounded down to the nearest whole share).

“United Contributions” shall have the meaning set forth in Section 2.1(a).

“United Data” means the United Rider Data and the United Driver Data.

“United Director” shall have the meaning set forth in the Shareholders Agreement.

“United Disclosure Letter” means the letter dated the same date as this Agreement from United to Maple Leaf and JV Newco in relation to the warranties set out in Article 4.

“United Dispute Notice”  shall have the meaning set forth in Section 2.5(e).

“United Driver Data” means, with respect to individuals who have registered to use United’s proprietary driver partner application in the Territory, all profile data (e.g., name, photo, contact information), driver screening data (to the extent in United’s possession), PII (to the extent in United’s possession), trip data (e.g., trip history), and related transaction data, including the schema of such data that is collected or obtained by United as of Closing from the Territory, but excluding aggregate data and analytics derived from any of the foregoing categories of data.

 “United Financial Statements” shall have the meaning set forth in Section 4.6(a).

“United Fundamental Warranties” means the warranties set forth in Sections 4.1(a),  4.1(b),  4.1(c),  4.1(d)(1),  4.1(d)(2),  4.2,  4.4,  4.5(d) through 4.5(i) (inclusive), 4.16(a) and 4.17.

 “United General Claim” means a claim against United for breach of any of the warranties set out in Article 4 (and, for the avoidance of doubt, does not include any United Indemnity Claim).

 “United GMV/EBITDA Statement” shall have the meaning set forth in Section 2.8(a).

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

“United Group Companies” means (a) prior to consummation of the United Pre-Completion Restructuring, the United Territory Companies, and (b) following consummation of the United Pre-Completion Restructuring, United Holdco and its Subsidiaries.

“United Holdco” shall have the meaning set forth in the Recitals.

 “United Indemnity Claim” means a claim against United pursuant to any of the provisions of Section 11.1.

“United IT Systems” shall have the meaning set forth in Section 4.16(d).

“United Kazakhstan” means United Kazakhstan LLP;

“United Kazakhstan Contracts” shall have the meaning set forth in Section 7.18(b).

“United Lease” shall have the meaning set forth in Section 4.10(b).

“United Material Assigned Territory Contracts” shall have the meaning set forth in Section 4.8(a).

“United Material Contract” means, collectively, each Contract to which any United Group Company or any of their respective properties or assets is a party to or bound by that:

(a)        involves obligations (contingent or otherwise) of or to, or payments by or to, any United Group Company in excess of ** in any calendar year;

(b)        materially restricts the ability of the United Business to compete or to conduct or engage in any business or activity or in any territory;

(c)        relates to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any securities of any United Group Company;

(d)        involves (i) any provisions providing for exclusivity, “change in control”, “most favored nations”, rights of first refusal or first negotiation or similar rights, or (ii) grants a power of attorney, agency or similar authority to enter into a transaction or bind any United Group Company otherwise for an amount in excess of **;

(e)        is with a United Related Party other than a United Group Company (other than those employment agreements, confidentiality agreements, non-competition agreements or any other agreement of similar nature entered into in the Ordinary Course with employees or technical consultants) with an amount higher than **;

(f)        involves Indebtedness, an extension of credit, a guaranty, surety or assumption of any obligation or any secondary or contingent Liabilities, deed of trust, or the grant of an Encumbrance, with an amount higher than **;

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

(g)        involves the lease, license, sale, use, disposition or acquisition of a business involving payment in excess of **;

(h)        involves the waiver, compromise, or settlement of any dispute, claim, litigation or arbitration with a claim amount higher than **;

(i)         involves the ownership or lease of, title to, use of, or any leasehold or other interest in, any real or personal property (except for personal property leases in the Ordinary Course and involving payments of less than **), including the United Leases);

(j)         involves the establishment, contribution to, or operation of a partnership, joint venture, alliance or similar entity, or involving a sharing of profits or losses (including joint development and joint marketing Contracts), or any investment in, loan to or acquisition or sale of the securities, equity interests or assets of any Person, involving payment of more than **;

(k)        is with a Governmental Authority, state-owned enterprise, or sole-source supplier of any material product or service (other than utilities);

(l)         is a United Benefit Plan, or a collective bargaining agreement or is with any labor union or other representatives of the employees;

(m)       is a brokerage or finder’s agreement involving payment of an amount higher than **;

(n)        is an OEM agreement (including OEM partnership agreements) relating to the United Business;

(o)        any Contract relating to car-park/fleet-park arrangements or agreements with fleet partners (including fleet management companies) valued at over **;

(p)        is a material sales agency, marketing or distributorship Contract valued at over **; or

(q)        is otherwise material to the United Business, as a whole, any of the United Group Companies, as a whole, or is one on which any United Group Company is substantially dependent in order to operate its business in the Ordinary Course.

“United Ownership Percentage”  means 35.465% (or, such other percentage as determined in accordance with the definition of United Cash Contribution and/or the terms of Section 2.5 and Section 2.6, as applicable).

“United Parent”  shall have the meaning set forth in the recitals.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

“United Post-Completion Adjustment Amount” shall have the meaning set forth in Section 2.8(c).

“United Pre-Completion Restructuring” shall have the meaning set forth in Section 1.1(b).

“United Pro Forma Statements” shall have the meaning set forth in Section 2.5.

“United Related Party” means United and its respective former and current general or limited partners, shareholders, managers, members, directors, officers, employees and Affiliates.

“United Related Party Transactions” and “United Related Party Transaction” shall each have the meaning set forth in Section 4.12.

“United Required Governmental Authorizations” shall have the meaning set forth in Section 4.5(b).

“United Rider Data” means, with respect to individuals that have registered to use United’s proprietary ridesharing application to request ridesharing services in the Territories using a mobile phone number originating in the Territory as the account mobile number, all profile data (e.g., name, photo, payment methods, PII (to the extent in United’s possession), trip data (e.g., trip history), customer service data, and related transaction data, including trip data and transaction data related to trips by such individuals both within and outside of the Territory that is collected or obtained by United as of Closing, including the schema of such data, but excluding aggregate data and analytics derived from any of the foregoing categories of data.

“United Statement Date” shall have the meaning set forth in Section 4.6(a).

“United Supplemental Disclosure Letter” means the letter dated on or before the Completion Date from United to Maple Leaf and JV Newco in relation to the warranties set out in Article 4, which are deemed repeated at Completion, and relating solely to matters, facts and circumstances first arising after the Agreement Date “United Territory Companies” means each of the Entity’s listed on Exhibit 12.1(a)(iv) (each, a “United Territory Company”).

 “United Trademark Licensing Agreement” shall have the meaning set forth in Section 3.5(a).

 “United Working Capital Adjustment”  **

 “U.S. GAAP” means United States generally accepted accounting principles.

“VAT” has the meaning set forth in Section 4.4(l).

Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 12.1 shall have the meanings assigned to such terms in this Agreement.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

12.2     Governing Law.  This Agreement and any disputes or claims arising out of, relating to or in connection with its subject matter or formation (including non-contractual disputes or claims) are governed by and shall be construed in accordance with English law.

12.3     Assignment; Binding Upon Successors and Assigns.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void, except that either United or Maple Leaf may assign its rights (but not its obligations) under this Agreement to any Affiliate of such Party without the prior consent of the other Party; provided, however, that such assigning Party shall remain liable for all of its obligations under this Agreement.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

12.4     Severability.  Each of the provisions of this Agreement is severable.  If any such provision is held to be or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, it shall have no effect in that respect and, (a) the Parties shall use their reasonable efforts to replace such provision with a suitable and equitable provision in order to carry out as closely as is possible, so far as may be valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

12.5     Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.  Signatures transmitted by facsimile or other electronic transmission (including PDF) shall be accepted as originals for all purposes of this Agreement.

12.6     Other Remedies.  Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such Party, and the exercise of any one remedy shall not preclude the exercise of any other.

12.7     Amendments and Waivers.  Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the Party to be bound thereby.  The waiver by a Party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.  The failure of any Party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such Party thereafter to enforce such provisions.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

12.8     Specific Performance.  Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, without bond, in any action instituted in any court of England having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 12.15 below), in addition to any other remedy to which it may be entitled, at law or in equity.

12.9     Notices.  Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by facsimile or electronic transmission (in each case with receipt verified by electronic mail or telephone confirmation), or (c) one Business Day after being sent by overnight courier or express delivery service (with proof of delivery), provided that in each case the notice or other communication is sent to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Parties):

(a)      If to United:

Uber Technologies, Inc.
1455 Market Street, 4th Floor
San Francisco, CA 94103
Attention:  General Counsel

**

with copies (which shall not constitute notice) to:

Cooley LLP
101 California Street
San Francisco, CA
United States of America
Attention:  Jamie Leigh
**

**

and

Herbert Smith Freehills LLP

Exchange House

12 Primrose Street

London EC2A 2EG

United Kingdom

**

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

**

(b)       If to Maple Leaf, the Foundation, or, prior to Completion, JV Newco:

Yandex N.V.,  Stichting Yandex Equity Incentive and/or MLU B.V. (as relevant)
Schiphol Boulevard 165
Schiphol 1118 BG
Netherlands
Attention:  **
**

with a copy (which shall not constitute notice) to:

**

Maple Leaf LLC

16 Leo Tolskoy str.

Moscow 119021 Russia

**

**
Morgan, Lewis & Bockius UK LLP
Condor House, 5-10 St. Paul's Churchyard
London EC4M 8AL United Kingdom
**

12.10   Interpretation; Rules of Construction.  When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Articles, such reference shall be to an Article of this Agreement unless otherwise indicated.  The words “include” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  References to “$” or “US$” means United States Dollars.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.  The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.  In the event of a conflict between any of the Transaction Agreements or any Exhibit or Schedule hereto, this Agreement shall govern unless the context otherwise requires.  The statement that any information, document or other material has been “delivered,” “provided” or “made available” shall mean that such information, document or material (a) with respect to United, was available

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

for review in the United Data Room as of 11:59 p.m. on the day that is ** immediately prior to the Agreement Date; or (b) with respect to Maple Leaf, was available for review in the Maple Leaf Data Room as of 11:59 p.m. on the day that is **immediately prior to the Agreement Date.

12.11   Third Party Beneficiary Rights.

(a)              Save as specified in Section 12.11(b), no term of this Agreement is enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by an Entity or a Person who is not a party to this Agreement.

(b)              Subject to Section 12.11(c), the rights of any Entity or Person which is not a Party to this Agreement (each such Entity or Person, a “Third Party”) pursuant to Sections 4.18,  4.19,  6.18,  6.19,  7.18(b),  7.19(b),  10.4(e) or Article 11, which shall be enforceable, subject to the other provisions of this Agreement (including Section 12.2 and Section 12.13), by any Third Party expressly referred to in such Sections and Article.

(c)              Notwithstanding the provisions of Section 12.11(a) or any benefits conferred by this Agreement on any Third Party by virtue of the Contracts (Rights of Third Parties) Act 1999 or otherwise, the Parties may by agreement terminate, rescind, waive, amend or vary any term of this Agreement at any time and in any way without the consent of any Third Party.

(d)        No rights specified in Section 12.11(a) shall be assignable by a Third Party.

12.12   Dispute Resolution.  The Parties agree that, in respect of any claim, dispute, difference or controversy of whatever nature arising under, out of, relating to or in connection with this Agreement (including a claim, dispute, difference or controversy regarding its existence, termination, validity,  interpretation, performance, breach, the consequences of its nullity or any non-contractual obligations arising out of or in connection with this Agreement or any United Claim or Maple Leaf Claim) but excluding any claim, dispute, difference or controversy of whatever nature arising under, out of, relating to or in connection with Sections 2.5 through 2.8 (inclusive) (a “Dispute”), they shall notify in writing the other Parties and attempt in good faith to resolve such Dispute.  If no such resolution can be reached during the ** following the date of such written notice (the “Negotiation Period”), then such Dispute shall be referred to and finally settled by arbitration in accordance with the LCIA Arbitration Rules (the “Rules”) as at present in force and as modified by this Section 12.12, which Rules shall be deemed incorporated into this Section 12.12 and capitalised terms used in this Section 12.12 which are not otherwise defined in this Agreement have the meaning given to them in the Rules. This Section 12.12 and any non-contractual provisions arising out of or in connection with this Section 12.12 are governed by English law.

(a)        The number of arbitrators shall be three (3), one of whom shall be nominated by the Claimant(s), one by the Respondent(s) and the third (3rd) of whom, who shall act as presiding arbitrator, shall be nominated by the two (2) party-nominated arbitrators, provided that if the third (3rd) arbitrator has not been nominated within ** of

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

the nomination of the second party-nominated arbitrator such third (3rd) arbitrator shall be appointed by the LCIA Court. Notwithstanding the provisions of this Section 12.12(a), the LCIA Court may order expedited formation of the Arbitral Tribunal pursuant to Article 9A of the Rules and for that purpose the LCIA Court may elect and appoint the presiding arbitrator at any time. Notwithstanding any provision to the contrary in the Rules, the Parties may nominate and the LCIA Court may appoint arbitrators (including the presiding arbitrator) from among the nationals of any country, whether or not a Party is a national of that country.

(b)        The seat or legal place of arbitration shall be London, England, and the language used in the arbitral proceedings shall be English. All documents submitted in connection with the arbitral proceedings shall be in the English language or, if in another language, accompanied by an English translation. Sections 45 and 69 of the Arbitration Act 1996 shall not apply.

(c)        Having regard to the Arbitral Tribunal’s general duty set out in section 33(1) of the Arbitration Act 1996, the Parties hereby agree that, without derogating from its other powers, the Arbitral Tribunal may, following a written request by any Party at any time after the Response is due, give directions as to a procedure (the “Summary Procedure”) for determining (i) whether any claim(s), counterclaim(s) or part(s) thereof is reasonably arguable and/or (ii) whether any reasonably arguable defense to the claim(s), counterclaim(s) or part(s) thereof exists and thereafter make an award (which may be a final award) if it determines, respectively, that (i) any claim(s), counterclaim(s) or part(s) thereof is not reasonably arguable or (ii) no such reasonably arguable defense exists. The Arbitral Tribunal shall exercise its discretion under the Arbitration Act 1996 to adopt a procedure suitable for the determination of a request made under this Section 12.12(c) consistently with its duty as set out in section 33(2) of the Arbitration Act 1996. As part of the Summary Procedure, the Party requesting the Summary Procedure shall be required to make a written submission as to why any claim(s), counterclaim(s) or part(s) thereof is appropriate for summary determination and every other party to the arbitration shall have the opportunity to submit a written response to such submission. The Parties acknowledge and agree that this Section 12.12(c) provides for due process and gives each Party adequate opportunity to be heard, and that no Party shall challenge or resist enforcement of an award made pursuant to this Section 12.12(c) on the basis of a failure of due process or lack of opportunity to be heard, whether under Article V(1)(b) of the 1958 New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards, Section 68(2)(a) of the Arbitration Act 1996 or otherwise.

(d)        No Party shall be required to give general discovery of documents but may be required only to produce specific, identified documents or classes of documents which are relevant to the Dispute and material to its outcome.

(e)        Each Party agrees that the arbitration agreement set out in this Section 12.12 and the arbitration agreement contained in each other Transaction Agreement shall together be deemed to be a single arbitration agreement.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

(f)        Each Party consents to being joined to any arbitration commenced under any Transaction Agreement on the application of any other Party if the Arbitral Tribunal so allows, and subject to and in accordance with the Rules. Before the constitution of the Arbitral Tribunal, any party to an arbitration commenced pursuant to this Section 12.12 may effect joinder by serving notice on any party to any Transaction Agreement whom it seeks to join to the arbitration proceedings, provided that such notice is also sent to all other parties to the Dispute and the LCIA Court within ** of service of the Request for Arbitration.  The joined party will become a claimant or respondent party (as appropriate) to the arbitration proceedings and participate in the arbitrator appointment process in Section 12.12(a).

(g)        An Arbitral Tribunal constituted under this Agreement may, unless consolidation would prejudice the rights of any party, consolidate an arbitration hereunder with an arbitration under any other Transaction Agreement if the arbitration proceedings raise common questions of law or fact, and subject to and in accordance with the Rules. For the avoidance of doubt, this Section 12.12(g) is an agreement in writing by all Parties to any arbitrations to be consolidated for the purposes of Article 22.1(ix) of the Rules.  If an Arbitral Tribunal has been constituted in more than one of the arbitrations in respect of which consolidation is sought pursuant to this Section 12.12(g), the Arbitral Tribunal which shall have the power to order consolidation shall be the Arbitral Tribunal appointed in the arbitration with the earlier Commencement Date under Article 1.4 of the Rules (i.e. the first-filed arbitration). Notice of the consolidation order must be given to any arbitrators already appointed in relation to any of the arbitration(s) which are to be consolidated under the consolidation order, all parties to those arbitration(s) and the LCIA Registrar. Any appointment of an arbitrator in the other arbitrations before the date of the consolidation order will terminate immediately and the arbitrator will be deemed to be discharged.  This termination is without prejudice to the validity of any act done or order made by that arbitrator or by any court in support of that arbitration before that arbitrator’s appointment is terminated; his or her entitlement to be paid proper fees and disbursements; and the date when any claim or defense was raised for the purpose of applying any limitation bar or any similar rule or provision. If this clause operates to exclude a Party’s right to choose its own arbitrator, each Party irrevocably and unconditionally waives any right to do so.

(h)        To the extent permitted by Applicable Law, each Party waives any objection, on the basis that a Dispute has been resolved in a manner contemplated by Sections 12.12(f) to (g), to the validity and/or enforcement of any arbitral award.

(i)         Each Party agrees that any arbitration under this Section 12.12 shall be confidential to the Parties and the arbitrators and that each Party shall therefore keep confidential, without limitation, the fact that the arbitration has taken place or is taking place, all non-public documents produced by any other Party for the purposes of the arbitration, all awards in the arbitration and all other non-public information provided to it in relation to the arbitral proceedings, including hearings, save to the extent that disclosure may be requested by a regulatory authority, or required of it by legal duty, to

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority.

(j)         The law of this arbitration agreement, including its validity and scope, shall be English law.

(k)        This agreement to arbitrate shall be binding upon the Parties, their successors and permitted assigns.

12.13   Process Agent.

(a)        United irrevocably appoints Herbert Smith Freehills LLP as its agent under this Agreement for service of process and agrees that the process by which any proceedings are commenced in the English courts in support of, or in connection with, an arbitration commenced pursuant to Section 12.12 may be served on it by being delivered to Tomasz Wozniak at Exchange House, 12 Primrose Street, London EC2A 2EG, United Kingdom. If such person is not or ceases to be effectively appointed to accept service of process on behalf of a Party, that Party shall immediately appoint a further person in England to accept service of process on its behalf.

(b)        Maple Leaf, the Foundation and, prior to Completion, JV Newco irrevocably appoints Law Debenture Corporate Services Limited as its agent under this Agreement for service of process and agrees that the process by which any proceedings are commenced in the English courts in support of, or in connection with, an arbitration commenced pursuant to Section 12.12 may be served on it by being delivered to 5th Floor, 100 Wood Street, London EC2V 7EX, United Kingdom. If such person is not or ceases to be effectively appointed to accept service of process on behalf of a Party, that Party shall immediately appoint a further person in England to accept service of process on its behalf.

(c)        Each Party agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings or render service of those proceedings ineffective.

(d)        Nothing in this Section 12.13 shall affect the right of any Party to serve process in any other manner permitted by Applicable Law.

12.14   Disclosure Letters.  The United Disclosure Letter (and any United Supplemental Disclosure Letter, as applicable) has been arranged into separate parts corresponding to the subsections of Article 4 and Section 7.4; and the Maple Leaf Disclosure Letter (and any Maple Leaf Supplemental Disclosure Letter, as applicable) has been arranged into separate parts corresponding to subsections of Article 5,  Article 6 and Section 7.3.  For the sake of convenience, information set forth in a part of a Disclosure Letter shall be listed against the corresponding Section or subsection of this Agreement containing the warranties to which such information is considered most likely to relate, but any information contained in such Disclosure Letter shall apply to all warranties to which such information reasonably relates. No

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

reference to or disclosure of any item or other matter in the Disclosure Letters or the Supplemental Disclosure Letters shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Disclosure Letters or the Supplemental Disclosure Letters.  The information set forth in the Disclosure Letters or the Supplemental Disclosure Letters shall be Disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any Party hereto to any third party of any matter whatsoever, including of any violation of Applicable Law or breach of any Contract.

12.15   Survival of Warranties.

(a)        Subject to Section 2.1 of Exhibit 11.1, the warranties given by United under Article 4 shall not be affected by Completion and the rights and remedies of Maple Leaf and JV Newco in connection with such warranties shall survive Completion.

(b)        Subject to Section 2.1 of Exhibit 11.2, the warranties given by Maple Leaf under Article 5 and Article 6 shall not be affected by Completion and the rights and remedies of United and JV Newco in connection with such warranties shall survive Completion.

12.16   Entire Agreement.  The Transaction Agreements and the related exhibits and schedules, together with the agreed form document and any documents referred to in any of them, constitute the entire understanding and agreement of the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the Parties with respect hereto (including, for the avoidance of doubt the term sheet executed by the representatives of certain of the Parties on May 18, 2017, the binding obligations of which are hereby terminated notwithstanding anything in that document which purports to do otherwise) other than the Mutual NDA and JDA (each of which shall remain in full force and effect), and without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom, usage or course of dealing.  The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. Each Party confirms that, in any event, without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement, the only rights or remedies in relation to any warranty, assurance, covenant, indemnity, undertaking or commitment given or action taken in connection with the Transaction Agreements or the agreed form documents or any document referred to in any of them are those pursuant to such Transaction Agreement or agreed form document or document referred to in any of them, and for the avoidance of doubt and without limitation, no Party has any other right or remedy (whether by way of a claim for contribution or otherwise) in tort (including negligence) or for misrepresentation (whether negligent or otherwise, and whether made prior to, and/or in this Agreement.

12.17   No set off, deduction or counterclaim.  Subject to Section 12.12, every payment payable by a Party under this Agreement shall be made in full without any set off or counterclaim howsoever arising and shall be free and clear of, and without deduction of, or

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

withholding for or on account of, any amount which is due and payable to a Party under this Agreement.

12.18   Effect of Completion.  So far as it remains to be performed, this Agreement shall continue in full force and effect after Completion. The rights and remedies of the Parties shall not be affected by Completion.

12.19   No fetter. JV Newco shall not be bound by any provision of this Agreement to the extent that it constitutes an unlawful restriction or fetter on its statutory powers or is unlawful financial assistance. This shall not affect the validity of the rights and obligations of the other parties under this Agreement.

12.20   No partnership. Nothing in this Agreement or in any document referred to in it shall constitute any of the Parties a partner of any other, nor shall the execution, completion and implementation of this Agreement confer on any Party any power to bind or impose any obligations to any third parties on any other Party or to pledge the credit of any other Party.

12.21   Tax.

(a)        Any payment made by or due from a Party under, or pursuant to the terms of, this Agreement shall be free and clear of all Tax whatsoever save only for any deductions or withholdings required by Applicable Laws on taxation.

(b)        Payments made in connection with this Agreement shall so far as possible be treated by the Parties as an adjustment to the consideration payable pursuant to this Agreement.

12.22   Language.  This Agreement was negotiated in English and, to be valid, all certificates, notices, communications and other documents made in connection with it shall be in English (save, if otherwise required by Applicable Law, for the Organizational Documents of JV Newco or its Subsidiaries). If all or any part of this Agreement or any such certificate, notice, communication or other document is for any reason translated into any language other than English the English text shall prevail. Each of the Parties understands English and is content for all communications relating to this Agreement to be served on it in English.

12.23   Legal advice. Each Party confirms it has received independent legal advice relating to all the matters provided for in this Agreement, including the provisions of this Section 12.23, and agrees, having considered the terms of this Agreement as a whole, that the provisions of this Agreement, including this Section 12.23, are fair and reasonable.

12.24   Notary.  United is aware that the Notary is a civil law notary working at Van Doorne N.V., the law firm acting as lawyers of Maple Leaf. With reference to the provisions of the Code of Conduct (Verordening Beroeps- en Gedragsregels) of the Royal Notarial Regulatory Body (Koninklijke Notariele Beroepsorganisatie) United acknowledges and agrees that Van Doorne N.V. may assist and act on behalf of Maple Leaf in connection with this Agreement including any disputes arising in relation to this Agreement.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

[Signature Page Next]

Yandex N.V. requests that the marked portions of the exhibit be granted confidential treatment under Rule 406 of the Securities Act of 1933.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

UBER INTERNATIONAL, C.V.

By: Neben, LLC
Title: General Partner

By:
Name:

Title: Member of IP Management Committee

[SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]

Yandex N.V. requests that the marked portions of the exhibit be granted confidential treatment under Rule 406 of the Securities Act of 1933.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

YANDEX N.V.

By:
Name:
Title:

[SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]

Yandex N.V. requests that the marked portions of the exhibit be granted confidential treatment under Rule 406 of the Securities Act of 1933.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

STICHTING YANDEX EQUITY INCENTIVE

By:
Name:
Title:

[SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]

Yandex N.V. requests that the marked portions of the exhibit be granted confidential treatment under Rule 406 of the Securities Act of 1933.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

MLU B.V.

By:
Name:
Title:

[SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]